As filed with the Securities and Exchange Commission on January 21, 2000


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM N-8B-2


                REGISTRATION STATEMENT OF UNIT INVESTMENT TRUSTS
         Pursuant to Section 8(b) of the Investment Company Act of 1940



                                 STAR LANE TRUST










              NOT THE ISSUER OF PERIODIC PAYMENT PLAN CERTIFICATES





EXPLANATORY NOTE: This Registration Statement has been filed by Star Lane Trust pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). However, beneficial interests in Star Lane Trust are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be issued by Star Lane Trust solely in private placement transactions which do not involve any "public offering" within the meaning of
Section 4(2) of the 1933 Act or are otherwise not subject to registration under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

I.       ORGANIZATION AND GENERAL INFORMATION

         1.       (a)      Furnish name of  the trust and  the Internal  Revenue
         Service Employer Identification Number. (According to security designation or otherwise, if the trust does not have or does not transact business under any other designation.)

         Star Lane Trust (the "Trust")
         EIN: 43-6839335

                  (b) Furnish title of each class or series of securities issued by the trust.

         The Trust issues only one class of securities named "units of beneficial interest" ("Unit").

         2. Furnish name and principal business address and zip code and the Internal Revenue Service Employer Identification
         Number of each depositor of the trust.

         Star Lane Holdings Trust Statutory Trust (the "Depositor") 11901 Olive Boulevard
         St. Louis, Missouri 63141
         Attn. Annette R. Carson
         EIN: 43-1872962

         3. Furnish name and principal business address and zip code and the Internal Revenue Service Employer Identification Number of each custodian or trustee of the trust indicating for which class or series of securities each custodian or trustee is acting.

         First Bank (the "Trustee")
         11901 Olive Boulevard
         St. Louis, Missouri 63141
         Attn. Lisa K. Vansickle
         EIN: 43-0231490

         4. Furnish  name and  principal  business  address and zip code and the
         Internal  Revenue  Service  Employer   Identification  Number  of  each
         principal underwriter currently distributing securities of the trust.

         None. The Trust's initial issuance of Units was not subject to the registration requirements under the Securities Act of 1933 ("1933 Act"). The Trustee of the Trust is the sole holder of the equity interests in the Depositor. After issuance to Unitholders, Depositor will hold 100% of the Units issued by the Trust. The Depositor will transfer some of the Units to certain employees, or members of their immediate families, of First Banks, Inc., its subsidiaries and affiliates. Reference is made to the information provided in the answer to Item 35 below.

         5. Furnish name of state or other sovereign power, the laws of which govern with respect to the organization of the trust.

         State of New York.

         6. (a) Furnish the date of execution and termination of any indenture or agreement currently in effect under the terms of which the trust was organized and issued or proposes to issue securities. (If individual indentures or agreements are entered into with security holders, so state and furnish the date of the first such indenture or agreement.)

         The Trust Indenture and Agreement by and among Star Lane Holdings Trust Statutory Trust, a Connecticut Statutory Trust, as Depositor, First Bank, a Missouri state bank, as Trustee, and First Bank, in its individual capacity (the "Indenture"), under the terms of which the Trust was created and securities were issued, is filed as Exhibit A(1) hereto. The Indenture was entered into on January 10, 2000. The Indenture provides that in no event shall the Trust continue beyond December 31 of the year following the fifteenth anniversary of the execution of the Indenture.

         An agreement ("Agreement") was entered into between the Depositor and the Trust on January 21, 2000 pursuant to which the Depositor conveyed to the Trust securities which currently make up all the underlying securities of the Trust in exchange for 1,120,000 Units which currently represent 100% of the undivided fractional interests in the Trust. The Depositor will transfer some of the Units to certain employees, or members of their immediate family, of First Banks, Inc., its subsidiaries and affiliates. Reference is made to the information provided in the answer to Item 35 below.

                  (b) Furnish the dates of execution and termination of any indenture or agreement currently in effect, pursuant to which the proceeds of payments on securities issued or to be issued by the trust are held by the custodian or trustee.

         None, except as set forth in Item 6(a).

         7. Furnish in chronological order the following information with respect to each change of name of the trust since January 1, 1930. If the name has never been changed, so state.

                  Former Name:      Approximate Date of Change:

         The name of the Trust has never been changed.

         8.  State the date on which the fiscal year of the trust ends.

         The fiscal year end for the Trust will end on December 31 of each year.

         MATERIAL LITIGATION

         9. Furnish a description of any pending legal proceedings, material with respect to the security holders of the trust by reason of the nature of the claim or the amount thereof, to which the trust, the depositor, or the principal underwriter is a party or of which the assets of the trust are the subject, including the substance of the claims involved in such proceeding and the title of the proceeding. Furnish a similar statement with respect to any pending administrative proceeding commenced by a governmental authority or any such proceeding or legal proceeding known to be contemplated by a governmental authority. Include any proceeding which, although immaterial itself, is representative of, or one of, a group which in the aggregate is material.

         None.


II.      GENERAL DESCRIPTION OF THE TRUST AND SECURITIES OF THE TRUST

           GENERAL INFORMATION CONCERNING THE SECURITIES OF THE TRUST
                            AND THE RIGHTS OF HOLDERS


         10. Furnish a brief statement with respect to the following matters for each class or series of securities issued by the trust:

                  (a)      Whether the  securities  are  of  the  registered  or
                   bearer type.

         Registered.

                  (b)      Whether   the   securities   are of the cumulative or
                  distributive type.

         Distributive.

                  (c) The rights of security holders with respect to withdrawal or redemption.

         See answer to Item 10(d), below.

                  (d)      The rights of security   holders   with   respec   to
                  conversion,   transfer,   partial   redemption,   and  similar
                  matters.


                  (A)      TRANSFER OF UNITS

         The Units will be issued in a transaction not subject to, or is exempt from, registration under the 1933 Act and, therefore, may not be transferred to any person other than the Depositor without an opinion of counsel to the Trustee to the effect that the transfer can be made without registration under the 1933 Act. Upon receipt by the Trustee at the Trustee's Office of a written instrument or instruments of transfer in a form satisfactory to the Trustee and executed by the Unitholder or his authorized attorney, together with the opinion referred to in the first sentence of this paragraph, the Trustee shall register the transferred Units in the name of the transferee. If the Units are registered under the 1933 Act pursuant to Section 7.07 of the Indenture, the above-referenced opinion shall not be required in order for the Trustee to effect the transfer of Units. The Trustee shall treat the person in whose name any Unit is registered upon the books of the Trust as the owner of such Unit for all purposes hereunder, and the Trustee shall not be affected by any notice to the contrary, nor be liable to any person or in any way for so deeming and treating the person in whose name any Unit shall be so registered.

         All Units canceled pursuant to the Indenture shall be disposed of by the Trustee without liability on its part.

         A sum sufficient to pay any tax or other governmental charge that may be imposed in connection with any such transfer or interchange shall be paid by the Unitholder to the Trustee. The Trustee may require a Unitholder to pay $2.00 for each new Certificate issued on any such transfer or interchange.

                  (B)      REDEMPTION REQUESTS

                  All Unitholders must make their redemption requests in writing to the Trustee at the Trustee's Office and may do so by completing the form set forth as Appendix C to the Indenture. Any proper request for redemption will be effected by the Trustee on or before the seventh calendar day following the Trustee's receipt of such a request for redemption ("Redemption Date"). Subject to payment by any redeeming Unitholder of any tax or other governmental charges that may be imposed thereon, such redemption is to be made by payment on the Redemption Date of a single Unit's value multiplied by the number of Units redeemed by the Unitholder ("Redemption Price") calculated as of 4:00 p.m. EST on the day on which the proper request for redemption is made. Unit redemption requests received by the Trustee on any day after 4:00 p.m. EST will be treated by the Trustee as received on the next day on which the Trustee is open for business and will be deemed to have been received on such day for redemption at the Redemption Price computed on that day. Unitholders may request an in-kind distribution of a pro-rata portion of the Securities represented by their Units. The Depositor shall determine whether to honor such request for an in-kind distribution or to pay such redemption in cash as provided in this Item 10(d)(B).

                  (C)      DEPOSITOR'S OPTION TO PURCHASE UNITS FROM UNITHOLDERS

         Not later than the close of business on the day a proper request for redemption in the manner provided for in Item 10(d)(B) above, by a Unitholder other than the Depositor is received, the Trustee must notify the Depositor of such request. The Depositor has the right to purchase such Units by notifying the Trustee of its election to make such purchase as soon as practicable thereafter but in no event subsequent to the close of business on the day on which the request for redemption of such Units was received. Such purchase shall be made by payment for such Units by the Depositor to the Unitholder not later than the close of business on the Redemption Date of an amount equal to the Redemption Price that would otherwise be payable by the Trustee to such Unitholder.

         Any Unit so purchased by the Depositor may at its option be tendered to the Trustee for redemption at the Trustee's Office in the manner provided in Item 10(d)(B) above.

                  (D)      PAYMENT FOR REDEMPTIONS

         If the Depositor does not elect to purchase a Unit or Units tendered to the Trustee for redemption, or if a Unit or Units are tendered by the Depositor for redemption, that portion of the Redemption Price that represents undistributed interest will be withdrawn from the Trust's interest account ("Interest Account") to the extent available and applied as payment of the Redemption Price. The balance to be paid on any redemption shall be withdrawn from the Trust's principal account ("Principal Account") to the extent that funds are available for such purpose and applied as payment of the Redemption Price. If moneys in the Principal Account are insufficient, the Trustee will sell such of the Securities currently designated for such purposes by the Depositor as the Trustee in its sole discretion shall deem necessary and shall apply the proceeds as payment of the Redemption Price. Given the minimum principal amount in which certain Securities may be required to be sold, the proceeds of such sales may exceed the amount necessary for payment of Units redeemed. Such excess proceeds shall be distributed pro rata to all remaining Unitholders of record.

         The Depositor will maintain with the Trustee a current list of Securities held in the Trust designated to be sold for the purpose of redemption of Units and not purchased by the Depositor, provided that if the Depositor for any reason fails to maintain such a list, the Trustee, in its sole discretion, may designate a current list of Securities for such purposes. The net proceeds of any sales of Securities from such list representing principal will be credited to the Principal Account and the proceeds of such sales representing accrued interest, if any, but not accrued original issue discount, if any, will be credited to the Interest Account.

         Sales of Securities shall be made in the manner the Trustee determines will bring the best price obtainable for the Trust provided, however, that sales will provide the Trustee with funds in an amount sufficient and at the time necessary in order for it to pay the Redemption Price of Units tendered for redemption, regardless of whether or not a better price could be obtained if the Securities were sold without regard for the day on which the proceeds of such sale would be received. The Trustee will not be liable or responsible in any way for depreciation or loss incurred by reason of any sale of Securities made as described in this Item 10(d)(D).

                  (E)      SUSPENSION OF RIGHT OF REDEMPTION

         The Trustee may in its discretion, and must when so directed by the Depositor, suspend the right of redemption for Units or postpone the date of payment of the Redemption Price beyond the Redemption Date: (1) for any period during which the New York Stock Exchange is closed other than customary weekend and holiday closings or during which trading on the New York Stock Exchange is restricted; (2) for any period during which an emergency exists as a result of which disposal by the Trust of the Securities is not reasonably practicable or it is not reasonably practicable fairly to determine in accordance with the Indenture the value of the Securities; or (3) for such other period as the Securities and Exchange Commission may by order permit, and shall not be liable to any person or in any way for any loss or damage that may result from any such suspension or postponement.

                  (F)      CANCELLATION OF UNITS

         Certificates evidencing Units redeemed pursuant to Section 4.02 of the Indenture shall be canceled by the Trustee and the Unit or Units evidenced by such Certificates shall be terminated by such redemptions.


                  (e) If the trust is the issuer of periodic payment plan certificates, the substance of the provisions of any indenture or agreement with respect to lapses or defaults by security holders in making principal payments, and with respect to reinstatement.


         Not applicable.

                  (f) The substance of the provisions of any indenture or agreement with respect to voting rights, together with the names of any persons other than security holders given the right to exercise voting rights pertaining to the Trust's securities or the underlying securities and the relationship of such persons to the Trust.

                  (A)      AMENDMENTS TO INDENTURE

         The Indenture may be amended by the Trustee and the Depositor (collectively, the "Parties"), or their respective successors, without the consent of any of the Unitholders (a) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision contained therein; or (b) to make such other provision in regard to matters or questions arising thereunder as shall not adversely affect in any material respect the interests of the Unitholders; provided, however, that the Parties may not amend the Indenture except as provided in the Indenture so as to (1) increase the number of Units issuable thereunder; or (2) permit the deposit or acquisition thereunder of assets either in addition to or in substitution for any of the assets initially deposited in the Trust.

                  (B)      ELECTION OF TRUSTEE

         No Unitholder shall have the right to control the operation and management of the Trust in any manner, or the obligations of any party thereto, except that, only to the extent required by applicable law, Unitholders will have the right to elect the Trustee annually. Elections, if any, will be held each April upon 30 days' written notice to Unitholders. The written notice will set forth the material information regarding the Trustee and the Trust and the mechanics for voting the Units.

                  (C)      ACTIONS ON SECURITIES

         If the Trustee is notified at any time of any action to be taken or proposed to be taken by holders of the Securities (including but not limited to the making of any demand, direction, request, giving of any notice, consent or waiver or the voting with respect to any amendment or supplement to any indenture, resolution, agreement or other instrument under or pursuant to which the Securities have been issued), the Trustee will promptly notify the Depositor thereof and will take such action, or refrain from taking any action as the Depositor shall in writing direct; provided, however, that if the Depositor does not, within five Business Days of the Trustee's giving of such notice to the Depositor, so direct the Trustee, the Trustee will take action as it, in its sole discretion, deems advisable. Neither the Depositor nor the Trustee will be liable to any person for any action or failure to take action as described by this Item 10(f)(C).


                  (g) Whether security holders must be given notice of any change in:

                           (1)      the composition of the assets in the trust.

         Yes.  Reference is made to the information provided in Item (16) below.

                           (2) the terms and conditions of the securities issued by the trust.

         If the Depositor elects to cause the Units to be registered under the 1933 Act, then the Depositor shall give written notice to all Unitholders of its intention to effect such registration and the procedures such Unitholders shall follow.

                           (3) the provisions of any indenture or agreement of the trust.

         The Trustee must furnish prompt written notification to all outstanding Unitholders of the substance of any amendment made to the Indenture.

                           (4) the identity of the depositor, trustee or custodian.

         If the Trustee resigns, it must execute an instrument in writing which it must file with the Depositor and mail a copy of such written instrument to each Unitholder. Furthermore, if the Depositor removes the Trustee and appoints a successor Trustee each Unitholder of record must be notified. Unitholders do not have to be notified of changes in the identity of the Depositor.

                  (h) Whether the consent of security holders is required in order for action to be taken concerning any change in:

                           (1)      the composition of the assets of the trust.

         Yes.  Reference is made to the information provided in Item 10(f)(A).

                           (2) the terms and conditions of the securities issued by the trust.

         Yes.  Reference is made to the information provided in Item 10(f)(A).

                           (3) the provisions of any indenture or agreement of the trust.

         Yes.  Reference is made to the information provided in Item 10(f)(A).

                           (4) the identity of the depositor, trustee or custodian.

         Yes.  Reference is made to the information provided in Item 10(f)(B).

                  (i) Any other principal feature of the securities issued by the trust or any other principal right, privilege or obligation not covered by subdivisions (a) to (g) or by any other items in this form.

         None.

         INFORMATION CONCERNING THE SECURITIES UNDERLYING THE TRUST'S SECURITIES

         11. Describe briefly the kind or type of securities comprising the unit of specified securities in which security holders have an interest.

         The Trust's securities are comprised of loans, loan participations, mortgaged-backed securities, municipal securities, replacement securities ("Replacement Securities"), reinvestment securities ("Reinvestment Securities") or other securities, cash or cash equivalents (collectively, the "Securities") deposited in trust and listed in Appendix D to the Indenture, as may from time to time continue to be held as part of the Trust; provided, however, that such Securities may consist solely of investments that are permissible for both a Missouri-chartered bank and a national banking association. Reference is made to the information provided in Item 16(B) below, for the definition of Replacement Securities and Reinvestment Securities. The Trust will consist of loans originating from or purchased by First Bank, all undistributed interest income received or accrued thereon and any undistributed cash realized from the repayment, maturity or other disposition of such loans deposited in the Trust.

         12. If the trust is the issuer of periodic payment plan certificates and if any underlying securities were issued by another investment company, furnish the following information for each such company:

                  (a)      Name of company.

                  (b)      Name and principal business address of depositor.

                  (c) Name and principal business address of trustee or custodian.

                  (d) Name and principal business address of principal underwriter.

                  (e)      The  period  during   which   the  securities of such
                  company have been the underlying securities.

         Not applicable.

         INFORMATION CONCERNING LOADS, FEES, CHARGES AND EXPENSES

         13. (a) Furnish the following information with respect to each load, fee, expense or charge to which (1) principal payments, (2) underlying securities, (3) distributions, (4) cumulated or reinvested distributions or income, and (5) redeemed or liquidated assets of the trust's securities are subject:

                  (A)      the nature of such load, fee, expense or charge;

                  (B)      the amount thereof;

                  (C) the name of the person to whom such amounts are paid and his relationship to the trust; and

                  (D) the nature of the services performed by such person in consideration for such load, fee, expense or charge.

         There  will be no  loads,  fees,  expenses  or  charges  to  which  (1)
         principal payments, (2) underlying securities, (3) distributions, (4) cumulated or reinvested distributions or income or (5) redeemed or liquidated assets of the Trust's securities will be subject to.

         First Bank, in its individual capacity, shall bear the expenses of establishing the Trust and shall compensate the Depositor, attorneys, accountants, auditors or other agents for their services. First Bank also shall pay for any and all expenses of the Trust as expressly set forth in the Indenture, including but not limited to, the fees of counsel retained by the Trustee in connection with its activities hereunder and disbursements incurred hereunder and any extraordinary services performed by the Trustee hereunder relating to the Trust.

         The Trustee may waive its fees for services performed under the Indenture. The Trustee shall pay any sub-trustee or successor trustee that does not agree to waive its fees the market rate for the services the sub-trustee or successor trustee provide to the Trust. Any successor trustee or sub-trustee will be compensated first from cash available in the Interest Account and then the Principal Account. If the cash balances in the Interest and Principal Accounts are insufficient to provide for amounts payable to any successor trustee or sub-trustee, then the Trustee shall have the power to sell (i) Securities of the Trust from a current list of Securities designated to be sold by the Depositor or (ii) if no such Securities have been so designated, such Securities of the Trust as the Trustee may see fit to sell in its own discretion, and to apply the proceeds of any such sale in payment of the amounts payable to any successor trustee or sub-trustee. Any moneys payable to any successor trustee or sub-trustee from the Trust for their compensation shall be secured by a prior lien on the Trust.

         The Trustee may receive an annual fee for its services generally based on the aggregate principal amount of the Securities, although the Trustee currently intends to waive this fee and such fee shall in no event exceed the aggregate cost to the Trust of providing such services.

         For services performed under the Indenture in evaluating and for maintaining surveillance over the Securities in the Trust and other services performed at the Trustee's request, the Depositor shall be paid by First Bank in such amounts, if any, as the two parties shall agree.

                  (b) For each installment payment type of periodic payment plan certificate of the trust, furnish the following information with respect to sales load and other deductions from principal payments.

         Not applicable.

                  (c) State the amount of total deductions as a percentage of the net amount invested for each type of security issued by the trust. State each different sales charge available as a percentage of the public offering price and as a percentage of the net amount invested. List any special purchase plans or methods established by rule or exemptive order that reflect scheduled variations in, or elimination of, the sales load and identify each class of individuals or transactions to which such plans apply.

         Not applicable.

                  (d) Explain fully the reasons for any difference in the price at which securities are offered generally to the public, and the price at which securities are offered for any class of transactions to any class or group of individuals, including officers, directors, or employees of the depositor, trustee, custodian or principal underwriters.

         Not applicable.

                  (e) Furnish a brief description of any loads, fees, expenses or charges not covered in Item 13(a) which may be paid by security holders in connection with the trust or its securities.

         The Trustee may require a Unitholder to pay a reasonable fee, to be determined in the sole discretion of the Trustee, for each certificate reissued or transferred and to pay any governmental charge that may be imposed in connection with each such transfer or interchange. The Trustee at the present time does not intend to charge for the normal transfer or interchange of certificates. Destroyed, stolen, mutilated or lost certificates will be replaced upon delivery to the Trustee of satisfactory indemnity (generally amounting to 1% of the market value of the Units), affidavit of loss, evidence of ownership and payment of expenses incurred.

                  (f) State whether the depositor, principal underwriter, custodian or trustee, or any affiliated person of the foregoing may receive profits or other benefits not included in answer to Item 13(a) or 13(d) through the sale or purchase of the trust's securities or interests in such securities, or underlying securities or interests in underlying securities, and describe fully the nature and extent of such profits or benefits.

         None.

                  (g) State the percentage that the aggregate annual charges and deductions for maintenance and other expenses of the trust bear to the dividend and interest income from the trust property during the period covered by the financial statements filed herewith.

         Not applicable.


INFORMATION CONCERNING THE OPERATIONS OF THE TRUST

         14. Describe the procedure with respect to applications (if any) and the issuance and authentication of the trust's securities, and state the substance of the provisions of any indenture or agreement pertaining thereto.

         The Trust was created under the laws of the State of New York pursuant to the Indenture. The Depositor, on the Date of Deposit, has deposited with the Trustee, in trust, the Securities registered in the name, or on behalf of, the Trust in bearer form or duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form to be held, administered and applied by the Trustee as herein provided.

         The Trustee thereby acknowledged receipt of such deposit and simultaneously with the receipt of said deposit executed and delivered to or on the order of the Depositor Certificates substantially in the form recited pursuant to the terms of the Indenture or recorded on the books of the Trust for the account of the Depositor the ownership of 1,120,000 of Units representing the ownership of all of the Units of the Trust on the Date of Deposit.

         The Trustee was irrevocably authorized to effect registration or transfer of the Securities to the name of the Trustee or to the name of its nominee.

         The Trustee has caused a register to be maintained of the name and address of each Unitholder and the number of Units held by them and a record of all transfers and redemptions thereof.

         15. Describe the procedure with respect to the receipt of payments from purchasers of the trust's securities and the handling of the proceeds thereof, and state the substance of the provisions of any indenture or agreement pertaining thereto.

         Not applicable.

         16. Describe the procedure with respect to the acquisition of underlying securities and the disposition thereof, and state the substance of the provisions of any indenture or agreement pertaining thereto.


         (A)      INITIAL DEPOSIT OF SECURITIES

                  Simultaneously with execution of the Indenture, the Depositor delivered to the Trustee the Securities for deposit into the Trust. In exchange for the Securities so deposited, the Trustee delivered to the Depositor documentation evidencing the ownership of 1,120,000 Units. Reference is made to the information provided in Item 14 and 15.

         (B)      PURCHASE OF REPLACEMENT AND REINVESTMENT SECURITIES

                  (a) The Trustee will, as directed in writing by the Depositor, purchase, or enter into contracts (which the Depositor shall have approved as satisfactory in form and substance) to purchase Replacement Securities, and shall pay for the same with moneys held in the Principal Account representing proceeds of the sale of Securities pursuant to the conditions described in Item 16(C) and Item 16(D) below, to the extent that such proceeds are not required for the purpose of redemption of Units or other charges to the Principal Account then pending. In giving such direction, the Depositor must satisfy all of the following conditions in the case of each such purchase or contract to purchase:

                  (i) the Replacement Securities are substantially similar to the Securities in the Trust;

                  (ii) the Depositor has received an opinion of counsel that such purchase will not adversely affect the status of the Trust under the Investment Company Act of 1940, as amended;

                  (iii) the Depositor has given such written direction to the Trustee at least five Business Days prior to the Record Date on which the moneys to be used for the purpose of Replacement Securities would otherwise be distributed to the Unitholders. Reference is also made to the information in Item 18(a) below.

         Within five Business Days of the deposit of any Replacement Securities, the Depositor will send each Unitholder a written notice of the deposit of such Replacement Securities and the Securities replaced by such Replacement Securities.

                  (b) From January 10, 2000 until the Depositor notifies the Trustee in writing that purchasing Reinvestment Securities is impractical ("Reinvestment Period"), the Trustee will, as directed in writing by the Depositor, purchase, or enter into contracts (which the Depositor shall have approved as satisfactory in form and substance) to purchase, Reinvestment Securities and will pay for the same with the moneys held in the Principal Account representing the payment or prepayment of principal on the Securities to the extent that such proceeds are not required for the purpose of redemption of Units or other charges to the Principal Account then pending. In giving such direction, the Depositor shall satisfy all of the following conditions in the case of each such purchase or contract to purchase:

                  (i) the Reinvestment Securities are substantially similar to the existing Securities in the Trust; and

                  (ii) the Depositor has received an opinion of counsel that such purchase will not adversely affect the status of the Trust under the Investment Company Act of 1940, as amended.

         The Trustee may purchase the Reinvestment Securities for deposit in the Trust directly from market makers in such Securities or may retain the Depositor or other brokers to purchase the Reinvestment Securities and pay them usual and customary brokerage commissions for such transactions. Within five Business Days of the deposit of Reinvestment Securities, the Depositor will send each Unitholder a written notice of the deposit of such Reinvestment Securities and identify the Securities from which the money for Reinvestment Securities was derived.

         Funds remaining in the Principal Account subsequent to a purchase of Reinvestment Securities will remain in such account until they can be invested in additional Reinvestment Securities. During the Reinvestment Period, amounts in the Principal Account that the Depositor determines (and so notifies the Trustee in writing or via facsimile) are (a) unable to be invested into Reinvestment Securities or (b) required to be distributed for the Trust, to maintain its status as a regulated investment company as defined in Section 851 of the Internal Revenue Code of 1986 ("RIC"), shall be distributed on the next Distribution Date (as defined in Section 1.01 of the Indenture and Item 18(a) below), to Unitholders of record on the related Record Date (as defined in Section 1.01 of the Indenture and Item 18(a) below). Reference is made to information in Item 18(a) below.

         When the Depositor determines that the reinvestment of cash from the Principal Account into Reinvestment Securities is no longer practical, the Depositor shall notify the Trustee, in writing, that the

         Reinvestment Period is terminated. Upon termination of the Reinvestment Period, unreinvested amounts remaining in the Principal Account and amounts subsequently credited to the Principal Account shall be distributed in accordance with the procedure described in Item 18(a) below.

         (C)      SELLING SECURITIES OF THE TRUST

         If necessary, in order to maintain the sound investment character of the Trust, the Depositor may direct the Trustee to sell or liquidate Securities in the Trust at such price and time and in such manner as shall be determined by the Depositor, provided that the Depositor has determined that any of the following conditions exist:

                  (a) there has been a default on such Securities in the payment of principal or interest, or both, when due and payable;

                  (b) the sale of Securities is necessary or advisable in order to maintain the qualification of the Trust as a RIC;

                  (c) any action or proceeding has been instituted in law or equity seeking to restrain or enjoin the payment of principal or interest on any such Securities, or that there exists any other legal question or impediment affecting such Securities or the payment of debt service on the same, including, but not limited to, defaults, foreclosures or transfers in lieu of foreclosure upon or under the terms of any agreement or note or other instrument underlying such Securities;

                  (d) that there has occurred any breach of covenant or warranty in any resolution, ordinance, trust agreement or other document, which would adversely affect either immediately or contingently the payment of debt service on such Securities, or their general credit standing, or otherwise impair the sound investment character of such Securities;

                  (e) that there has been a default in the payment of principal of or interest on any other outstanding obligations of an issuer of such Securities;

                  (f) that the price of any such Securities has declined to such an extent, or such other market or credit factor exists, so that in the opinion of the Depositor the retention of such Securities would be detrimental to the Trust and to the interest of the Unitholders thereof; or

                  (g) that as of any Record Date any of the Securities are scheduled to be redeemed and paid prior to the next succeeding Distribution Date (as defined in Section 1.01 of the Indenture and Item 18(a) below); provided, however, that as the result of such redemption the Trustee will receive funds in an amount sufficient to enable the Trustee to include in the distribution from the Principal Account on such next succeeding Distribution Date (as defined in Section 1.01 of the Indenture and Item 18(a) below) at least $0.50 per Unit.

         On receipt of such direction from the Depositor, upon which the Trustee shall rely, the Trustee shall proceed to sell or liquidate the specified Securities in accordance with such direction.

         If at any time the principal of or interest on any of the Securities will be in default and not paid or provision for payment thereof will not have been duly made, after giving effect to any cure periods without the Depositor's having directed the Trustee to sell such Securities as described in this Item 16(C), the Trustee will notify the Depositor of such default. If within thirty days after such notification the Depositor has not given any instruction to sell or to hold or has not taken any other action in connection with such Securities, the Trustee will sell such Securities, and the Trustee will not be liable or responsible in any way for depreciation or loss incurred with respect to such Securities or by reason of such sale.

         (D)      ADDITIONAL INSTANCES WHERE SECURITIES MAY BE SOLD

         The Trustee will also have the power to sell Securities to meet redemption requests and to cover compensation for any successor trustee and sub-trustee as explained in Item 10(d)(D) and Item 13a above.

         17.      (a)      Describe the procedure with respect to withdrawal  or
          redemption by security holders.

         Reference is made to the information provided in Item 10(d) above.

                  (b) Furnish the names of any persons who may redeem or repurchase, or are required to redeem or repurchase, the Trust's securities or underlying securities from security holders, and the substance of the provisions of any indenture or agreement pertaining thereto.

         Reference is made to the information provided in Item 10(d)(C) above.

                  (c)      Indicate whether repurchased or redeemed   securities
         will be canceled or may be resold.

         Units repurchased by the Depositor may be resold if the conditions, set forth in Item 10(d)(A) above are met. All redeemed Units will be canceled by the Trustee.

         18. (a) Describe the procedure with respect to the receipt, custody and disposition of the income and other distributable funds of the trust and state the substance of the provisions of any indenture or agreement pertaining thereto.

         Funds received by the Trust, including any portion of the proceeds from a disposition of Securities which represents accrued interest and all other receipts, will be credited to the Trust's Principal Account. The Trustee normally has no cash for distribution to Unitholders until it receives interest payments on the Securities comprising the Trust. Distributions will be paid on July 15 and December 15 of each year (the "Distribution Date") to Unitholders of record on the respective record dates of July 1 and December 1 of each year (the "Record Date"), or as otherwise described in the answer to Item 18(a)(C) below.

                  (A)   COLLECTION OF INTEREST ON SECURITIES

                  The Trustee shall collect the interest on the Securities, as such becomes payable (including all interest accrued but unpaid prior to the Date of Deposit of the Securities hereunder and including that part of the proceeds of the sale, liquidation, redemption or maturity of any Securities that represents accrued interest thereon but not accrued original issue discount, if any) and credit such interest to the Interest Account.

                  (B)      COLLECTION OF PRINCIPAL ON SECURITIES

                  The Securities in the Trust and all moneys other than amounts credited to the Interest Account, received by the Trustee in respect of the Securities in the Trust, shall be credited to the Principal Account.

                  The Trustee shall give prompt written notice to the Depositor of all amounts credited to or withdrawn from the Principal Account and the balance in such account after giving effect to such credit or withdrawal.

                  Nothing in the Indenture or otherwise shall be construed to require the Trustee to make any adjustments between the Interest and Principal Accounts of the Trust by reason of any premium or discount in respect of any of the Securities.

                  (C)      DISTRIBUTIONS

                  As of each Record Date, commencing in December, 2000, the Trustee shall determine the distributions to be made on the related Distribution Date, which shall consist of the cash balance of the Interest Account and of the Principal Account calculated as of such Record Date, provided that the Trustee shall not be required to make a distribution from the Principal Account unless the cash balance thereof available for distribution shall be sufficient to distribute at least one cent per Unit. On each Distribution Date, commencing in December, 2000, the Trustee shall distribute by mail or wire to or upon the order of each Unitholder other than Depositor as of the close of business on the preceding Record Date at the post office address or account, as applicable, appearing on the registration books of the Trust, such Unitholder's pro rata share of the distribution made on such Distribution Date. On each Distribution Date, the Trustee shall pay to Depositor directly by mail or wire its pro rata share of the distribution made on such Distribution Date. In the computation of each such share, amounts of less than one cent shall be omitted. After any such distribution provided for above, any cash balance remaining in the Interest Account or the Principal Account shall be held in the same manner as other amounts subsequently deposited in each of such accounts, respectively.

                  Amounts in the Principal Account or the Interest Account that the Depositor determines (and so notifies the Trustee in writing or via facsimile) are required to be distributed for the Trust to maintain its status as a RIC shall be distributed either (i) on the next Distribution Date, to Unitholders of record on the related Record Date; or (ii) on a special distribution date, as determined by Depositor, to unitholders of record on the 1st day of the same month as such special distribution date.

                  If the Trustee determines that an event has occurred as a result of which there has resulted an excess distribution from the Interest Account, it shall reduce subsequent distributions therefrom so as to reconcile, as promptly as practicable, the aggregate net income of and distributions from such account. For the purpose of distribution as herein provided, the holders of record on the registration books of the Trust at the close of business on each Record Date shall be conclusively entitled to such distribution, and no liability shall attach to the Trustee by reason of payment to any such registered Unitholder of record. Nothing herein shall be construed to prevent the payment of amounts from the Interest Account and the Principal Account to individual Unitholders by means of check, draft, wire or other proper instrument, provided that the appropriate statement of such distribution shall be furnished therewith as provided in Section 3.05 of the Indenture.

                  (D)      DISTRIBUTION STATEMENTS

                  On  each  Record  Date,   the  Trustee   shall   furnish,   in
                  substantially the form set forth in Appendix A to the Indenture, to each Unitholder on a per Unit basis with each distribution from the Interest or Principal Accounts, except that such information need not be furnished to a Unitholder who has waived receipt thereof in writing. If the issuer of any of the Securities in the Trust shall fail to make payment when due of any interest or principal on such Securities and such failure results in a change in the amount that would otherwise be distributed as a distribution, the Trustee shall, with the first distribution from the Trust following such failure, set forth, in an accompanying statement, (a) the name of the issuer and the Security, (b) the amount of the aggregate reduction in the distribution per Unit resulting from such failure, (c) the percentage of the aggregate principal amount of all Securities that such Security represents and (d) to the extent then determined, information regarding any disposition or legal action with respect to such Security.

                  (b) Describe the procedure, if any, with respect to the reinvestment of distributions to security holders and state the substance of the provisions of any indenture or agreement pertaining thereto.

         Reference is made to the information provided in Item 16(B)(b) above.

                  (c) If any reserves or special funds are created out of income or principal, state with respect to each such reserve or fund the purpose and ultimate disposition thereof, and describe the manner of handling the same.

        Not applicable

                  (d) Submit a schedule showing the periodic and special distributions which have been made to security holders during the three years covered by the financial statements filed herewith. State for each such distribution the aggregate amount and amount per share. If distributions from sources other than current income have been made, identify each such other source and indicate whether such distribution represents the return of principal payments to security holders. If payments other than cash were made, describe the nature thereof, the account charged and the basis of determining the amount of such charge.

         Not applicable.

         19. Describe the procedure with respect to the keeping of records and accounts of the Trust, the making of reports and the furnishing of information to security holders, and the substance of the provision of any indenture or agreement pertaining thereto.

         (A) RECORDS OF TRANSACTIONS OF TRUST, ANNUAL ACCOUNTANT STATEMENTS AND STATE/FEDERAL REPORTS

                  The Trustee shall keep proper books of record and account of all the transactions of the Trust. Such books of record will include a register of the name and address of every Unitholder and of the number of Units held by them and a record of all transfers and redemptions thereof. Such register will be conclusive evidence as to who are the holders of Units and are entitled to receive payment of any distributions or otherwise to exercise or enjoy the rights of Unitholders. Such books of record belong to the Trust. Upon reasonable notice from a Unitholder, such books and records of the Trust will be open to inspection at the Trustee's Office by any Unitholder at all reasonable times during the Trustee's usual business hours.

                  The Trustee will cause audited statements as to the assets and income of the Trust to be prepared by independent public accountants, as selected by Depositor, or other reports as may from time to time be required under any applicable state or federal statute or rule or regulation thereunder. First Bank will be solely responsible for any costs or expenses incurred with respect to such statements or reports.

         (B)      ANNUAL DISTRIBUTION STATEMENTS

                  Within sixty days after the last Business Day of each calendar year, the Trustee shall transmit (by regular or electronic mail or facsimile), to each person who at any time during such calendar year was a Unitholder a statement setting forth, with respect to such calendar year:

                  As to the Interest Account:

                           (1) the amount of interest received on the Securities (including amounts representing interest received upon any disposition of Securities, penalties for failure to make timely payments on Securities or liquidated damages for default on breach of any condition or term of the Securities),

                           (2) the amounts distributed as part of a distribution, expressed both as a total dollar amount and as a dollar amount per Unit outstanding on the Record Date for such distributions, and amounts paid for redemptions, and

                           (3) the balance remaining after such distributions and payments, expressed both as a total dollar amount and as a dollar amount per Unit outstanding on such last Business Day;

                  As to the Principal Account:

                           (1)      payments of principal on Securities,

                           (2) the dates of the sale, maturity, liquidation or redemption of any of the Securities and the net proceeds received therefrom excluding any portion thereof credited to the Interest Account,

                           (3) the amounts distributed as part of a distribution, expressed both as a total dollar amount and as a dollar amount per Unit outstanding on the Record Date for such distributions, amounts paid for purchases of Replacement Securities or Reinvestment Securities and amounts paid for redemptions, and

                           (4) the balance remaining after such distributions and deductions, expressed both as a total dollar amount and as a dollar amount per Unit outstanding on the last business day of such calendar year.

                  Other information:

                           (1)      a list of the  Securities  as  of  such last
                            Business Day,

                           (2) the number of Units outstanding on such last Business Day,

                           (3) the Unit Value based on the last evaluation of the Trust made during such calendar year, and

                           (4) such other information as the Trustee may deem appropriate.

         This information shall be presented in substantially the form attached as Appendix B to the Indenture. See Exhibit B attached hereto.

         Reference is also made to the  information  provided in Item  10(g)(3),
         Item 16(B) and Item 18(a)(D) above, and Item 20(b) and Item 24(B) below regarding other reports and information that must be provided to Unitholders.


         20. State the substance of the provisions of any indenture or agreement concerning the trust with respect to the following:

                  (a)      Amendments to such indenture or agreement.

         Reference is made to the information provided in Item 10(f)(A) and Item 10(g)(3) above.

                  (b) The extension or termination of such indenture or agreement.

         The Trust will terminate upon the maturity, redemption, sale or other disposition as the case may be of the last Security held in the Trust unless sooner terminated and may be terminated at any time by the written consent of a majority of the Unitholders; provided that, in no event will the Trust continue beyond the last Business Day of 2014. Written notice of any termination will be given by the Trustee to each Unitholder at his address appearing on the registration books of the Trustee. Within a reasonable period of time after the termination of the Trust, the Trustee will fully liquidate the Securities of the Trust then held, if any, and will:

         (a) distribute to each Unitholder such Unitholder's pro rata share of the balance of the Interest Account;

         (b) distribute to each Unitholder such Unitholder's pro rata share of the balance of the Principal Account; and

         (c) furnish to each such Unitholder a final distribution statement as of the date of the computation of the amount distributable to Unitholders, setting forth the data and information in substantially the form and manner described in Item 19(B) above.

         The Trustee will be under no liability with respect to moneys held by it in the Interest and Principal Accounts upon termination except to hold the same in trust without interest until disposed of in accordance with the terms of the Indenture.

         Reference is made to the information provided in the answer to Item 22(j) below.

                  (c)      The   removal   or  resignation  of  the  trustee  or
                  custodian,  or the  failure of th   trustee  or  custodian  to
                  perform its duties, obligations and functions.

         The Trustee may resign and be discharged of the Trust, by executing an instrument in writing resigning as Trustee and filing the same with the Depositor and mailing a copy to all Unitholders then of record, not less than sixty days (60) before the date specified in such instrument when, subject to the information provided in this Item 20(c), such resignation is to take effect. Upon receiving such notice of resignation, the Depositor will promptly appoint a successor Trustee, by written instrument, in duplicate, one copy of which shall be delivered to the resigning Trustee and one copy to the successor Trustee. If at any time the Trustee becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property is appointed, or any public officer takes charge or control of the Trustee or of its property or affairs for the purposes of rehabilitation, conservation or liquidation, then in any such case the Depositor may (or if the Trustee is not re-elected as described in Item 10(f)(B), the Depositor will) remove the Trustee and appoint a successor Trustee by written instrument, in duplicate, one copy of which will be delivered to the Trustee so removed and one copy to the successor Trustee; provided that a copy of such notice is mailed by the Depositor to each Unitholder then of record.

         Any successor Trustee appointed will execute and deliver to the Depositor and to the resigning or removed Trustee an instrument accepting such appointment, and such successor Trustee without any further act, deed or conveyance will become vested with all the rights, powers, duties and obligations of its predecessor under the Indenture as if originally named Trustee in the Indenture and will be bound by all the terms and conditions of the Indenture. Upon the request of such successor Trustee, the Depositor and the retiring Trustee shall, upon payment of any amounts due the retiring Trustee, or provision therefor to the satisfaction of such retiring Trustee, execute and deliver an instrument acknowledged by it transferring to such successor Trustee all the rights and powers of the retiring Trustee; and the retiring Trustee will transfer, deliver and pay over to the successor Trustee all Securities and moneys at the time held by it pursuant to the Indenture, together with all necessary instruments of transfer and assignment or other documents properly executed necessary to effect such transfer and such of the records or copies maintained by the retiring Trustee in the administration of the Trust as may be requested by the successor Trustee, and will thereupon be discharged from all duties and responsibilities under the Indenture.

         In case at any time the Trustee resigns and no successor Trustee has been appointed and accepted appointment within thirty days (30) after notice of resignation has been received by the Depositor, the retiring Trustee may apply to a court of competent jurisdiction for the appointment of a successor Trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor Trustee.

         Any corporation into which any Trustee of the Trust may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which any Trustee will be a party, will automatically be the successor Trustee under the Indenture.

         The Trustee, and any successor Trustee or sub-trustee, shall be a corporation organized and doing business under the laws of the United States or any state thereof, which is authorized under such laws to exercise corporate trust powers and having at all times an aggregate capital, surplus and undivided profits of not less than $500,000.

         Any resignation or removal of the Trustee and appointment of a successor Trustee will not become effective until acceptance of appointment by the successor trustee as provided in this Item 20(c).

                  (d)      The   appointment   of   a  successor trustee and the
                  procedure if a successor trustee is not appointed.

         Reference is made to the information provided in Item 20(c) above.


                  (e)      The  removal or  resignation  of the  depositor,   or
                  the  failure  of   the   depositor  to   perform  its  duties,
                  obligations and functions.

         Reference is made to the information provided in answer to Item 20(f) below.

                  (f) The appointment of a successor depositor and the procedure if a successor depositor is not appointed.

         If at any time the Depositor shall become incapable of performing its duties under the Indenture and shall be adjudged bankrupt or insolvent or shall have its affairs taken over by public authorities, then the Trustee may: (a) appoint a successor Depositor at rates of compensation deemed by the Trustee to be reasonable and not exceeding such reasonable amounts as may be prescribed by the Securities and Exchange Commission, or (b) terminate the Indenture and liquidate the Trust as provided therein, or (c) continue to act as Trustee without terminating the Indenture.

         The Depositor is liable for the performance of its obligations arising from its responsibilities under the Indenture, but will be under no liability to the Unitholders for taking any action or refraining from taking any action in good faith pursuant to the Indenture or for errors in judgment, except in cases of its own negligence, bad faith or willful misconduct. The Depositor shall not be liable or responsible in any way for depreciation or loss incurred by reason of the sale of any Securities.

         21.      (a)     State the substance of the provisions of any indenture
         or  agreement  with respect to loans to security holders.

         Not applicable.

                  (b) Furnish a brief description of any procedure or arrangement by which loans are made available to security holders by the depositor, principal underwriter, trustee or custodian, or any affiliated person of the foregoing. The following items should be covered:

                           (1)      The   name  of  each  person  who makes such
                           agreements or arrangements with security holders.

                           (2)      The rate of interest payable on such loans.

                           (3)      The period for which loans may be made.

                           (4) Costs or charges for default in repayment at maturity.

                           (5) Other material provisions of the agreement or arrangement.

         From time to time, First Bank, in its capacity as a commercial bank and not as Trustee, may make loans or other extensions of credit to persons who hold Units. Such loans or extensions of credit will be on terms, including interest rates and collateral, and must be made under circumstances that are no less favorable to the Trustee or loans or extensions of credit to unaffiliated borrowers.

                  (c) If such loans are made, furnish the aggregate amount of loans outstanding at the end of the last fiscal year, the amount of interest collected during the last fiscal year allocated to the depositor, principal underwriter, trustee or custodian or affiliated person of the foregoing and the aggregate amount of loans in default at the end of the last fiscal year covered by financial statements filed herewith.

         Not applicable.

         22. State the substance of the provisions of any indenture or agreement with respect to limitations on the liabilities of the depositor, trustee or custodian, or any other party to such indenture or agreement.

         The Depositor shall be a fiduciary with respect to the Unitholders, including but not limited to, in all its dealings with the sale and purchase of Securities. Provided that the Depositor has fulfilled its fiduciary duties, the Depositor shall have no liability to the Unitholders for any action taken or for refraining from the taking of any action in good faith pursuant to the Indenture or for errors in judgment, but shall be liable only for its own negligence, lack of good faith or willful misconduct. The Depositor may rely in good faith on any paper, order, notice, list, affidavit, receipt, opinion, endorsement, assignment, draft or any other document of any kind prima facie properly executed and submitted to it by the Trustee, or any agent thereof, counsel, or any other persons pursuant to the Indenture and in furtherance of its duties.

         The Trustee shall in its discretion undertake such action as it may deem necessary at any and all times to protect the Trust and the rights and interests of the Unitholders pursuant to the terms of the Indenture, provided, however, that the expenses and costs of such actions, undertakings or proceedings shall be paid by First Bank. The Trustee will also serve as custodian of the Trust's Securities. In addition to and notwithstanding the other duties, rights, privileges and liabilities of the Trustee as otherwise set forth herein, the liabilities, rights and duties of the Trustee are further defined as follows:

     (a) The Trustee shall be under no liability for any action taken in good faith on any appraisal, paper, order, list, demand, request, consent, affidavit, notice, opinion, direction, evaluation, endorsement, assignment, resolution, draft or other document whether or not of the same kind prima facie properly executed, or for the disposition of moneys, Securities or Units pursuant to the Indenture, or in respect of any evaluation which it is required to make or is required or permitted to have made by others under the Indenture or otherwise, except by reason of its own negligence, lack of good faith or willful misconduct, provided that the Trustee shall not in any event be liable or responsible for any evaluation made by the Depositor. The Trustee may construe any of the provisions of the Indenture, insofar as the same may appear to be ambiguous or inconsistent with any other provisions hereof, and any construction of any such provisions hereof by the Trustee in good faith shall be binding upon the parties hereto;

     (b) The Trustee shall not be responsible for or in respect of the recitals therein, the validity or sufficiency of the Indenture or for the due execution hereof by the Depositor, or for the form, character, genuineness, sufficiency, value or validity of any Securities (except that the Trustee shall be responsible for the exercise of due care in determining the genuineness of Securities delivered to it pursuant to contracts for the purchase of such Securities) or for or in respect of the validity or sufficiency of any Units or of the due execution thereof by the Depositor, and the Trustee shall in no event assume or incur any liability, duty, or obligation to any Unitholder or the Depositor other than as expressly provided for herein. The Trustee shall not be responsible for or in respect of the validity of any signature by or on behalf of the Depositor;

     (c) The Trustee shall not be under any obligation to appear in, prosecute or defend any action, which in its opinion may involve it in expense or liability, unless as often as required by the Trustee, it shall be furnished with reasonable security and indemnity against such expense or liability, and any pecuniary cost of the Trustee from such actions shall be paid by First Bank. The Trustee shall in its discretion undertake such action as it may deem necessary at any and all times to protect the Trust and the rights and interests of the Unitholders pursuant to the terms of the Indenture; provided, however, that the expenses and costs of such actions, undertakings or proceedings shall be paid by First Bank;

     (d) The Trustee may employ agents, attorneys, accountants and auditors and shall not be answerable for the default or misconduct of any such agents, attorneys, accountants or auditors if such agents, attorneys, accountants or auditors shall have been selected with reasonable care. The Trustee may employ a registrar, paying agent or sub-trustees and shall be answerable for the default or misconduct of any such registrar, paying agent or sub-trustees as if it committed such actions or omissions itself. The Trustee shall be fully protected in respect of any action under the Indenture taken, or suffered, in good faith by the Trustee, in accordance with the opinion of its counsel. The fees and expenses charged by such agents, attorneys, accountants or auditors, or any registrar or paying agent, excluding any sub-trustee, shall be paid by First Bank;

     (e) If at any time the Depositor shall fail to undertake or perform any of the duties which by the terms of the Indenture are required by it to be undertaken or performed, or such Depositor shall become incapable of acting or shall be adjudged bankrupt or insolvent, or a receiver of such Depositor or of its property shall be appointed, or any public officer shall take charge or control of such Depositor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then in any such case, the Trustee may remove such Depositor and: (1) appoint a successor depositor who shall act hereunder in all respects in place of such Depositor, which successor shall be satisfactory to the Trustee, and which may be compensated at rates deemed by the Trustee to be reasonable under the circumstances, or (2) terminate and liquidate the Trust in the manner provided in
          Section 7.02 of the Indenture.

     (f) In no event shall the Trustee be liable for any taxes or other governmental charges imposed upon or in respect of the Securities or upon the interest thereon or upon it as Trustee hereunder or upon or in respect of the Trust which it may be required to pay under any present or future law of the United States of America or of any other taxing authority having jurisdiction in the premises. The Trust shall be reimbursed and indemnified by First Bank for all such taxes and charges and for any expenses, including counsel fees, which the Trust may sustain or incur with respect to such taxes or charges;

     (g) No payment to the Depositor or to any principal underwriter (as defined in the Investment Company Act of 1940) for the Trust or to any affiliated person (as so defined) or agent of the Depositor or such underwriter shall be allowed the Trustee as an expense except for payment of such reasonable amounts as the Securities and Exchange Commission may prescribe as compensation for performing bookkeeping and other administrative services of a character normally performed by the Trustee;

     (h) The Trustee, except by reason of its own negligence or willful misconduct, shall not be liable for any action taken or suffered to be taken by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Indenture;

     (i) All moneys deposited with or received by the Trustee hereunder related to the Trust shall be held by it without interest in trust as part of the Trust or the Interest Account of the Trust until required to be disbursed in accordance with the provisions of the Indenture and such moneys will be segregated by separate recordation on the trust ledger of the Trustee so long as such practice preserves a valid preference under applicable law, or if such preference is not so preserved the Trustee shall handle such moneys in such other manner as shall constitute the segregation and holding thereof in trust within the meaning of the Investment Company Act of 1940;

     (j) If (i) the value of the Trust as shown by any evaluation by the Trustee shall be less than twenty per cent (20%) of the aggregate principal amount of Securities initially deposited in such Trust, or
          (ii) by reason of the Depositor's redemption of Units of the Trust not theretofore sold, the net worth of the Trust is reduced to less than forty percent (40%) of the aggregate principal amount of Securities initially deposited therein, the Trustee may in its discretion, and shall when so directed by the Depositor, terminate the Indenture and the Trust created hereby and liquidate such Trust, all in the manner provided in Section 7.02 of the Indenture; and

 (k) The Trustee may deal with the Depositor with the same rights and powers as if it were not the Trustee hereunder.

         23. Describe any bonding arrangement for officers, directors, partners or employees of the depositor or principal underwriter of the trust, including the amount of coverage and the type of bond.

         First Bank has customary Financial Institution Bond insurance. This covers financial loss suffered by it or its subsidiaries, including the Trust, as a result of employee infidelity, loss of property (money, securities, negotiable and non-negotiable instruments) on its premises or in transit through robbery, burglary or larceny. It also covers forgery or alteration of negotiable instruments, including loss of securities, acquired, sold or delivered by the bank for its own account or for the account of others.

         24. State the substance of any other material provisions of any indenture or agreement concerning the trust or its securities and a description of any other material functions or duties of the depositor, trustee or custodian not stated in Item 10 or Items 14 to 23, inclusive.

         The Trustee shall determine the net asset value of the Trust as of the Evaluation Time on: (1) the Date of Deposit, (2) the last Business Day of each month, (3) each day on which a proper request for redemption is received by the Trustee, and (4) any other Business Day desired by the Trustee or requested by the Depositor.

         Each determination of the Trust's net asset value shall take into account and separately itemize: (1) the cash on hand in the Trust (exclusive of cash held for distribution to Unitholders, and required for redemption of Units requested, as of a date prior to the date of determination) or moneys in the process of being collected in respect of interest coupons or securities matured or called for redemption prior to maturity, (2) the value of each class of the Securities in the Trust and (3) any and all other assets and liabilities of the Trust as determined in accordance with generally accepted accounting principles consistently applied.

         In making the evaluations, the Trustee may determine the value of each issue of the Securities in the Trust by the following methods or any combination thereof which it deems appropriate: (1) on the basis of current market value of the Securities, (2) if market values are not available for any of the Securities, on the basis of market values for comparable assets or as determined in good faith by the Depositor, or
         (3) by causing the value of the Securities to be determined by persons engaged in the practice of evaluating, quoting or appraising comparable loans for each such evaluation there shall be deducted from the sum of the above: (i) amounts representing any applicable taxes or governmental charges payable out of the Trust and for which no deductions shall have previously been made for the purpose of addition to the Interest Account, (ii) amounts representing accrued expenses of the Trust including but not limited to unpaid fees and expenses of the Trustee, the Depositor and counsel, in each case as reported by the Trustee to the Depositor on or prior to the date of evaluation, and

         (iii) cash held for distribution to Unitholders of record, and required for redemption of Units tendered, as of a date prior to the evaluation then being made.

         For purposes of calculating such evaluation and the Unit Value, the Trustee shall treat all anticipated expenses as having been paid and all liabilities therefor as having been incurred, and all Units as having been issued, in each case on the date of the Indenture, and, in connection with each such calculation, shall take into account a pro rata portion of such expense and liability based on the actual number of Units issued as of the date of such calculation. In the event the Trustee is informed by the Depositor of a revision in its estimate of total expenses or total Units or period of amortization and upon the conclusion of the deposit of additional Securities, the Trustee shall base calculations made thereafter on such revised estimates or actual expenses or period of amortization, respectively, but such adjustment shall not affect calculations made prior thereto and no adjustment shall be made in respect thereof.

         The Depositor shall also cause an evaluation of the Securities to be made as of the Evaluation Time on the day preceding the day on which said Securities are deposited under the Indenture. Such evaluation shall be made on the same basis as set forth in the preceding paragraph except that it shall be based upon offering prices of said Securities. The Depositor shall not be liable or responsible, under any circumstances whatever, for the accuracy or correctness of such evaluation or for the selection of any third-party evaluator making the same.

         Notwithstanding the foregoing procedures for determining the net asset value of the Trust, the determination of the Trust's net asset value as of the Date of Deposit shall be based on the Trustee's good faith evaluation of the value of the Securities held in the Trust, plus the amount of any cash held in the Trust.


III.     ORGANIZATION, PERSONNEL AND AFFILIATED PERSONS OF DEPOSITOR

                    ORGANIZATION AND OPERATIONS OF DEPOSITOR

         25. State the form of organization of the depositor of the trust, the name of the state or other sovereign power under the laws of which the depositor was organized and the date of organization.

         Star Lane Holdings Trust Statutory Trust, Depositor, was organized on January 21, 2000, as a Connecticut Statutory Trust pursuant to Chapter 615 of Title 34 of the Connecticut General Statutes Section 500.

         26. (a) Furnish the following information with respect to all fees received by the Depositor of the trusts in connection with the exercise of any functions or duties concerning securities of the trust during the period covered by the financial statements filed herewith.

         Not applicable, as no fees have been received by the Depositor of the Trust in connection with the exercise of any functions or duties concerning securities of the Trust.

                  (b) Furnish the following information with respect to any fee or any participation in fees received by the depositor from any underlying investment company or any affiliated person or investment advisor of such company:

                           (1)      The nature of such fee or participation.

                           (2)      The name of the person making payment.

                           (3) The nature of the services rendered in consideration for such fee or participation.

                           (4) The aggregate amount received during the last fiscal year covered by the financial statements filed herewith.

         Not applicable.

         27. Describe the general character of the business engaged in by the depositor including a statement as to any business other than that of depositor of the trust. If the depositor acts or has acted in any capacity with respect to any investment company or companies other than the trust, state the name or names of such company or companies, their relationship, if any, to the trust, and the nature of the depositor's activities therewith. If the depositor has caused to act in such named capacities, state the date of and circumstances surrounding such cessation.

         The Depositor was organized as a Connecticut Statutory Trust for the purpose of acting as Depositor for the Trust. Depositor has not acted in any capacity with respect to any investment company or companies other than this Trust.

         Reference is made to the information provided in answer to Items 16, 22, 24 and 25 above.

                  OFFICIALS AND AFFILIATED PERSONS OF DEPOSITOR

         28. (a) Furnish as at latest practicable date the following information with respect to the depositor of the trust, with respect to each officer, director, or partner of the depositor, and with respect to each natural person directly or indirectly owning, controlling or holding with power to vote 5% or more of the outstanding voting securities of the depositor.

      As at January 1, 2000
               (Date)
--------------------------------------------------------------------------------
      Name And Principal                   Nature Of Relationship Or Affiliation
       Business Address                        With Depositor Of The Trust
--------------------------------------------------------------------------------

       Star Lane Holdings Trust Statutory Trust         Depositor
       Annette R. Carson                                Trustee of Depositor
       Lisa K. Vansickle                                Trustee of Depositor
       Frank H. Sanfilippo                              Trustee of Depositor

         The principal business address of each person listed above is 11901 Olive Boulevard, St. Louis, Missouri 63141.



                  Ownership Of All Securities Of The Depositor
 ----------------------------------------------------------------------------------------------------------------

                           Securities Owned          Securities Owned                       Securities Owned
                           Of Record Which           Of Record Which                          Beneficially
                            Are Also Owned            Are not Owned                           Which Are Not
                             Beneficially              Beneficially                          Owned of Record
                             ------------              ------------                          ---------------

                  Title
                  Of                     Percent                              Percent                    Percent
Name              Class   Amount        Of Class         Amount               Of Class     Amount       Of  Class
-------------------------------------------------------------------------------------------------------------------


First Bank        N/A      100 units      100%            0                       0           0              0
                           of equity
                           interest

                    Ownership Of All Securities Of The Trust


                  Securities Owned          Securities Owned           Securities Owned
                  Of Record Which           Of Record Which                Beneficially
                   Are Also Owned            Are not Owned                      Which Are Not
                       Beneficially                       Beneficially                  Owned of Record

                  Title
                  Of                       Percent                               Percent                     Percent
Name              Class   Amount        Of Class              Amount            Of Class      Amount       Of Class
-------------------------------------------------------------------------------------------------------------------


Star Lane         Units    1,120,000        100%                   0                 0           0            0
Holdings Trust
Statutory Trust

Reference is made to the information provided in the answer to Item 35 below.


            Other Companies Of Which Each Of the Persons Named Above
                  Is Presently An Officer, Director Or Partner

                  Name And Principal Business              Nature Of Business         Nature Of Affiliation With
Name              Address Of Such Other Company          Of Such Other Company           Such Other Company
----------------------------------------------------------------------------------------------------------------------
Frank H. Sanfilippo        First Banks, Inc.         Bank Holding Company       Executive Vice President, CFO
                           First Bank                Bank                       Director
                           First Banks America, Inc. Bank Holding Company       Executive Vice President, CFO

Lisa K. Vansickle First Banks, Inc.                  Bank Holding Company       Vice President-Controller
                           First Bank                         Bank                      Vice President
                           First Banks America, Inc.          Bank Holding Company      Vice President- Controller
                           First Preferred Capital Trust      Delaware Business Trust   Trustee
                           First America Capital Trust        Delaware Business Trust   Trustee


Annette R. Carson          First Banks, Inc.                  Bank Holding Company      Vice President -
                                                                                        Director of Taxes
                           First Bank                         Bank                      Vice President
                           First Land Trustee Corp.           Trustee of Deeds          Vice President
                           FB Commercial Finance, Inc.        Non-Bank Financial Corp   Vice President
                           First Bank & Trust                 Bank                      Vice President
                           First Banks America, Inc.          Bank Holding Company      Vice President
                           First Bank Texas NA                Bank                      Vice President
                           First Bank of California           Bank                      Vice President

     The principal business address of: First Banks, Inc. is 135 N. Meramec, Clayton, Missouri 63105, Attn. Allen H. Blake; First Bank is 11901 Olive Boulevard, St. Louis, Missouri 63141, Attn. Lisa K. Vansickle; First Banks America, Inc. is 135 N. Meramec, Clayton, Missouri 63105, Attn. Allen H. Blake; First Preferred Capital Trust is 135 N. Meramec, Clayton, Missouri 63105, Attn. Allen H. Blake; First America Capital Trust is 135 N. Meramec, Clayton, Missouri 63105, Attn. Allen H. Blake; First Land Trustee Corp, 11901 Olive Boulevard, St. Louis, Missouri 63141, Attn. Annette R. Carson; FB Commercial Finance, Inc., 135
N. Meramec, Clayton, Missouri 63105, Attn. Annette R. Carson; First Bank & Trust, 4301 MacArthur Boulevard, Newport Beach, California 92660, Attn. Annette
R. Carson; First Bank Texas NA, 8820 Westheimer Boulevard, Houston, Texas 77263, Attn. Annette R. Carson; and First Bank of California, 865 Howe Avenue, Sacramento, California 95825, Attn. Annette R. Carson.

         29. Furnish as at latest practicable date the following information with respect to each company which directly or indirectly owns, controls or holds with power to vote 5% or more of the outstanding voting securities of the depositor.

         As at       January 1, 2000      .
                --------------------------
                           (Date)

                       Name and Principal Business Address

First Bank -          11901 Olive Boulevard, St. Louis, Missouri 63141, Attn. Lisa K. Vansickle
---------------------------------------------------------------------------------------------------------------
First Banks, Inc.-    135 N. Meramec, Clayton, Missouri 63105, Attn. Allen H. Blake
---------------------------------------------------------------------------------------------------------------
James F. Dierberg -   135 N. Meramec, Clayton, Missouri 63105
---------------------------------------------------------------------------------------------------------------

                               Nature of Business
First Bank -        Bank
----------------------------------------------------------------------------------------------------------------
First Banks, Inc.-  Bank Holding Company, Parent of First Bank
----------------------------------------------------------------------------------------------------------------
James F. Dierberg - Commercial Banking, Chairman of First Banks, Inc., Controls voting stock of First Banks, Inc.
-----------------------------------------------------------------------------------------------------------------



                  Ownership Of All Securities Of The Depositor


                           Securities Owned            Securities Owned                     Securities Owned
                           Of Record Which             Of Record Which                         Beneficially
                            Are Also Owned              Are not Owned                          Which Are Not
                             Beneficially                Beneficially                        Owned of Record
                  Title
                  Of                     Percent                                Percent                      Percent
Name              Class   Amount        Of Class              Amount          Of Class         Amount       Of Class
---------------------------------------------------------------------------------------------------------------------


First Bank        N/A     100 units        100%                 0                 0                 0           0
                          of equity
                          interest

Reference is made to the information provided in the answers to Items 30 and 35 below.



                               CONTROLLING PERSONS

         30. Furnish as at latest practicable date the following information with respect to any person, other than those covered by Items 28, 29 and 42, who directly or indirectly controls the depositor.

         As at    January 1, 2000
                  ---------------

-----------------------------------------------------------------------------------------------------------
                                            Nature Of Principal
   Name And Principal                         Business Of Such                Brief Description Of
       Business Address                          Person                           Basis Of Control
-----------------------------------------------------------------------------------------------------------
First Banks, Inc.                           Bank Holding Company              Parent company of First Bank
135 N. Meramec
Clayton, Missouri 63105

James F. Dierberg                           Commercial Banking               Chairman; controls voting stock
135 N. Meramec                                                                  of First Banks, Inc.
Clayton, Missouri 63105

               COMPENSATION OF OFFICERS AND DIRECTORS OF DEPOSITOR

                      COMPENSATION OF OFFICERS OF DEPOSITOR

         31. Furnish the following information with respect to the remuneration for services paid by the depositor during the last fiscal year covered by financial statements filed herewith:

                  (a) directly to each of the officers or partners of the depositor directly receiving the three highest amounts of remuneration.
--------------------------------------------------------------------------------
         Name Of        Capacity In Which Received
         Person           And Nature Of Services     Amount Of Remuneration Paid
--------------------------------------------------------------------------------
         Not applicable.

                  (b) directly to all officers or partners of the depositor as a group exclusive of persons whose remuneration is included under Item 31(a), stating separately the aggregate amount paid by the depositor itself and the aggregate amount paid by all the subsidiaries.

         Not applicable.



                  (c)      indirectly or through subsidiaries to each of the officers or partners of the depositor.

---------------------------------------------------------------------------------------------------
           Name Of            Relationship Of           Name Of Company        Relationship Of
           Person               Person to                  Receiving          Person To Company
                                Depositor                Remuneration             Receiving
                                                                                 Remuneration
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
         Nature Of Services                     Name Of Each           Amount Paid By Each
                                              Paying Company                 Such Company
---------------------------------------------------------------------------------------------------
         Not applicable.




                            COMPENSATION OF DIRECTORS

         32. Furnish the following information with respect to the remuneration for services,1 exclusive of remuneration reported under item 31, paid by the depositor during the last fiscal year covered by financial statements filed herewith:

                  (a)      The aggregate direct remuneration to directors; and

                  (b)      Indirectly or through subsidiaries to directors.


         Name Of     Relationship Of      Name Of Company     Relationship Of
         Person         Person to             Receiving       Person To Company
                        Depositor           Remuneration        Receiving
                                                               Remuneration



         Nature Of Services            Name Of Each         Amount Paid By Each
                                      Paying Company           Such Company

         Not applicable.


                            COMPENSATION TO EMPLOYEES

         33. (a) Furnish the following information with respect to the aggregate amount of remuneration for services of all employees of the depositor (exclusive of persons whose remuneration is reported in Items 31 and 32) who received remuneration in excess of $10,000 during the last fiscal year covered by financial statements filed herewith from the depositor and any of its subsidiaries.

         Not applicable.

                  (b)  Furnish the following information  with  respect  to  the
                  remuneration  for  services  paid    directly  during the last
                  fiscal   year covered by financial  statements  filed herewith
                  to the    following  classes  of persons  (exclusive  of those
                  persons covered by Item 33(a)):  (1) Sales   managers,  branch
                  managers,  district  managers   and other persons  supervising
                  the sale of  registrant's  securities;  (2)   Salesmen,  sales
                  agents   canvassers  and other  persons  making  solicitations
                  but  not  in  supervisory  capacity;  (3)  Administrative  and
                  clerical   employees; and (4) Others (Specify). If a person is
                  employed in   more than one  capacity,  classify  according to
                  predominant type of work.

1 The term "remuneration for services" includes: (1) salaries, fees, commissions and all  the  forms  of  direct  compensation  paid to the  person  in  question individually  by the  depositor  for all services  rendered  with respect to the trust,  and (2)  indirect  compensation  paid by an  underwriter  or  investment advisor  of the trust  (other  than the  depositor)  or by a  subsidiary  of the depositor  in  connection  with  services  rendered  with  respect to the trust.
Indirect  compensation  also  includes  brokerage   commissions,   other  agency
commissions,  investment advisory fees, legal fees and similar remuneration paid
(before  deducting  expenses of rendering such  services) to any  partnership of which the person in question  is a member or to any other  company in which such person has an interest of five percent or more,  but it is not necessary to make any  allocation  of the  individual's  proportionate  interest in such  indirect compensation.  The term  "remuneration  for services"  does not include fees for
acting  as  transfer  agent,  registrar,   paying  agent,  or  similar  services
ordinarily  performed by a bank or trust company,  nor does it include  payments
for  rent  or  services incident to  a lessor-lessor  relationship  or   similar
payments.

         Not applicable.

                          COMPENSATION TO OTHER PERSONS

         34. Furnish the following information with respect to the aggregate amount of compensation for services paid any person (exclusive of persons whose remuneration is reported in Items 31, 32 and 33), whose aggregate compensation in connection with services rendered with respect to the trust in all capacities exceeded $10,000 during the last fiscal year covered by financial statements filed herewith from the depositor and any of its subsidiaries.

         Not applicable.

IV.      DISTRIBUTION AND REDEMPTION OF SECURITIES

                           DISTRIBUTION OF SECURITIES

         35. Furnish the names of the states in which sales of the trust's securities (A) are currently being made, (B) are presently proposed to be made, and (C) have been discounted, indicating by appropriate letter the status with respect to each state.

         Star Lane Holdings Trust Statutory Trust, Depositor,  holds 100% of the
         Units issued by the Trust. Depositor will issue Units either to directors, officers and employees, or members of their immediate families, of First Banks, Inc., its subsidiaries and affiliates or will issue Units to First Banks, Inc., its subsidiaries and affiliates for the purpose of distribution of those Units to its directors, officers and employees, or members of their immediate families. While Units may be sold by the Depositor at the offering price, it is anticipated that most, if not all, of the Units will be distributed to the persons described above in the states of Missouri, Illinois, Texas and California.

         36. If sales of the trust's  securities  have at any time since January
         1, 1936, been suspended for more than a month, describe briefly the reasons for such suspension.

         Not applicable.

         37. (a) Furnish the following information with respect to each instance where, subsequent to January 1, 1937, any federal or state governmental officer, agency, or regulatory body denied authority to distribute securities of the trust, excluding a denial which was merely a procedural step prior to any determination by such officer, etc. and which denial was subsequently rescinded.

                           (1)      Name of officer, agency or body.

                           (2)      Date of denial.

                           (3)      Brief statement of reason given for denial.

         Not applicable.

                  (b) Furnish the following information with regard to each instance where subsequent to January 1, 1937, the authority to distribute securities of the trust has been revoked by any federal or state governmental officer, agency or regulatory body.

                           (1)      Name of officer, agency or body.

                           (2)      Date of revocation.

                           (3)      Brief   statement   of   reason   given  for
                           revocation.

         Not applicable.

         38.      (a)   Furnish   a   general   description  of   the  method of
                  distribution of securities of the trust.

                  (b) State  the  substance  of any  current  selling  agreement between  each  principal  underwriter  and  the  trust  or the depositor,  including  a  statement  as to the  inception  and
                  termination   dates  of  the   agreement,   any   renewal  and
                  termination provisions, and any assignment provisions.

                  (c)  State  the   substance  of  any  current   agreements  or
                  arrangements  of  each  principal  underwriter  with  dealers, agents,  salesman,  etc.,  with  respect  to  commissions  and
                  overriding     commissions,      territories,      franchises,
                  qualifications and revocations.  If the trust is the issuer of periodic  payment  plan  certificates,  furnish  schedules  of commissions  and the  bases  thereof.  In lieu of a  statement
                  concerning   schedules  of  commissions,   such  schedules  of
                  commissions may be filed as Exhibit A(3)(C).

         Not applicable. Reference is made to the information provided in the answer to Item 35 above.

                  INFORMATION CONCERNING PRINCIPAL UNDERWRITER

         39.      (a)      State the  form of  organization  of  each  principal
         underwriter of securities of the trust,  the name of the state or other sovereign power under the laws of which each underwriter was  organized and the date of organization.

         Not applicable.

                  (b)  State   whether  any  principal   underwriter   currently
                  distributing  securities  of  the  trust  is a  member  of the
                  National Association of Securities Dealers, Inc.

         None.

         40. (a) Furnish the following information with respect to all fees received by each principal underwriter of the trust from the sale of securities of the trust and any other functions in connection therewith exercised by such underwriter in such capacity or otherwise during the period covered by the financial statements filed herewith.

         Not applicable.

                  (b) Furnish the following information with respect to any fee or any participation in fees received by each principal underwriter from any underlying investment company or any affiliated person or investment advisor of such company.

                           (1)      The nature of such fee or participation.

                           (2)      The name of the person making payment.

                           (3)      The nature   of   the  services  rendered in
                           consideration for such fee or participation.

                           (4) The aggregate amount received during the last fiscal year covered by the financial statements filed herewith.

         Not applicable.

         41. (a) Describe the general character of the business engaged in by each principal underwriter, including a statement as to any business other than the distribution of securities of the trust. If a principal underwriter acts or has acted in any capacity with respect to any investment company or companies other than the trust, state the name or names of such company or companies, their relationship, if any, to the trust and the nature of such activities. If a principal underwriter has ceased to act in such named capacity, state the date of and the circumstances surrounding such cessation.

         Not applicable.

                  (b) Furnish as at latest practicable date the address of each branch office of each principal underwriter currently selling securities of the trust and furnish the name and residence address of the person in charge of such office.

         Not applicable.

                  (c)  Furnish  the  number  of  individual   salesmen  of  each
                  principal  underwriter  through whom any of the  securities of the trust were  distributed  for the last  fiscal  year of the trust covered by the financial  statements  filed herewith and furnish the aggregate amount of compensation  received by such salesmen in such year.

         Not applicable.

         42. Furnish as at latest practicable date the following information with respect to each principal underwriter currently distributing securities of the trust and with respect to each of the officers, directors or partners of such underwriter.

         Not applicable.

         43. Furnish, for the last fiscal year covered by the financial statements filed herewith, the amount of brokerage commissions received by any principal underwriter who is a member of a national securities exchange and who is currently distributing the securities of the trust or effecting transactions for the trust in the portfolio securities of the trust.

         Not applicable.

         OFFERING PRICES OF ACQUISITION VALUATION OF SECURITIES OF THE TRUST

         44. (a) Furnish the following information with respect to the method of valuation used by the trust for the purpose of determining the offering price to the public of securities issued by the trust or the evaluation of shares or interests in the underlying securities acquired by the holder of a periodic payment plan certificate.

                           (1) The source of quotations used to determine the value of portfolio securities.

                           (2)      Whether opening, closing, bid, asked o   any
                           other price is used.

                           (3) Whether price is as of the day of sale or as of any other time.

                           (4)      A  brief  description  of  the  methods used
                           by registrant  for determining   other   assets   and
                           liabilities  including accrual for expenses and taxes
                           (including taxes on unrealized appreciation).

                           (5) Other items which registrant adds to the net asset value in computing offering price of its securities.

                           (6)      Whether adjustments are made for fractions:

             (i) before adding distributor's compensation (load) and

                                    (ii)       after   adding      distributor's
                                    compensation (load).

         Not applicable.  Reference is made to the information  provided in Item
         10(d)(A) and Item 35 above.

                  (b)      Furnish a specimen  schedule  showing the  components
                  of the offering  price of the trust's  securities as  at   the
                  latest practicable date.

         Not applicable.

                  (c) If there is any variation in the offering price of the trust's securities to any person or classes of persons other than underwriters, state the nature and amount of such variation and indicate the person or classes of persons to whom such offering is made.

         Not applicable.

         45. Furnish the following information with respect to any suspension of the redemption rights of the securities issued by the trust during the three fiscal years covered by the financial statements filed herewith:

                  (a)      By whose action redemption rights were suspended.

                  (b) The number of days' notice given to security holders prior to suspension of redemption rights.

                  (c)      Reason for suspension.

                  (d)      Period during which suspension was in effect.

         Not applicable.

                 REDEMPTION VALUATION OF SECURITIES OF THE TRUST

         46.      (a)      Furnish the following  information  with  respect  to
         the method of  determining  the redemption or withdrawal
         valuation of securities issued by the trust:

                           (1) The source of quotations used to determine the value of portfolio securities.

                           (2) Whether opening, closing, bid, asked or any other price is used.

                           (3)      Whether price is as of the date of  sale  or
                            as of any other time.

                           (4) A  brief  description  of  the  methods  used  by
                           registrant   for   determining   other   assets   and
                           liabilities including accruals for expenses and taxes
                           (including taxes on unrealized appreciation).

                           (5) Other items which registrant deducts from the net asset value in computing redemption value of its securities.

                           (6)      Whether adjustments are made for fractions.

         Reference is made to the information provided in Item 10(d) and Item 24 above.


                  (b) Furnish a specimen schedule showing the components of the redemption price to the holders of the trust's securities as at the latest practicable date.

         Not applicable.

             PURCHASE AND SALE OF INTERESTS IN UNDERLYING SECURITIES
                          FROM AND TO SECURITY HOLDERS

         47. Furnish a statement as to the procedure with respect to the maintenance of a position in the underlying securities or interests in the underlying securities, the extent and nature thereof and the person who maintains such a position. Include a description of the procedure with respect to the purchase of underlying securities or interests in the underlying securities from security holders who exercise redemption or withdrawal rights and the sale of such underlying securities and interests in the underlying securities to other security holders. State whether the method of valuation of such underlying securities or interests in underlying securities differs from that set forth in Items
         44 and 46. If any item of expenditure included in the determination of the evaluation is not or may not be actually incurred or expended, explain the nature of such item and who may benefit from the transaction.

         Reference  is made to  information  provided  in answers to Item 10(d),
         Item 14 and Item 16 above.

VI.      INFORMATION CONCERNING THE TRUSTEE OR CUSTODIAN

         48.      Furnish   the   following  information   as to each trustee or
         custodian of the trust:

                  (a)     Name and principal business address.

                  (b)     Form of organization.

                  (c) State or other sovereign power under the laws of which the trustee or custodian was organized.

                  (d)     Name   of    governmental    supervising  or examining
                   authority.

         The Trustee is First Bank, St. Louis,  Missouri, a  Missour   chartered
         bank headquartered in St. Louis County,  Missouri,  with its  principal executive  office  located  at 11901  Olive Blvd.,  St. Louis, Missouri
         63141.  The Trustee is subject to supervision by the Board of Governors
         of  the  Federal   Reserve   System,  the  Federal   Deposit  Insurance
         Corporation  and the Missouri Division of Finance.

         49. State the basis for payment of fees or expenses of the trustee or custodian for services rendered with respect to the trust and its securities, and the aggregate amount thereof for the last fiscal year.
         Indicate the person paying such fees or expenses. If any fees or expenses are prepaid, state the unearned amount.

         Reference  is  made  to the  information  provided  in  answer  to Item
         13(a)(D) above.

         50. State whether the trustee or custodian or any other person has or may create a lien on the assets of the trust and, if so, give full particulars, outlining the substance of the provisions of any indenture or agreement with respect thereto.

         Reference is made to information provided in answer to Item 13(a)(D) above.


          VI. INFORMATION CONCERNING INSURANCE OF HOLDERS OF SECURITIES

         51. Furnish the following information with respect to insurance of holders of securities:

                  (a)     The name and address of the insurance company.

                  (b) The types of policies and whether individual or group policies.

                  (c)     The types of risks insured and excluded.

                  (d)     The coverage of the policies.

                  (e) The beneficiaries of such policies and the uses to which the proceeds of the policies must be put.

                  (f)     The terms   and   manner   of    cancellation  and  of
                  reinstatement.

                  (g) The method of determining the amount of premium to be paid by holders of securities.

                  (h) The amount of aggregate premiums paid to the insurance company during the last fiscal year.

                  (i) Whether any person other than the insurance company receives any part of such premiums, the name of each such person and the amounts involved, and the nature of the services rendered therefor.

                  (j)      The  substance of any other  material  provisions  of
                  any   indenture  or   agreement   of  the  trust  relating  to
                  insurance.

         Not applicable.

                            VII. POLICY OF REGISTRANT

         52. (a) Furnish the  substance of the  provisions  of any  indenture or agreement with respect to the  conditions  upon which and the method of selection  by  which  particular  portfolio  securities  must or may be eliminated from assets of the trust or must or may be replaced by other portfolio securities. If an investment advisor or other person is to be
         employed   in   connection   with  such   selection,   elimination   or
         substitution,  state  the  name  of  such  person,  the  nature  of any affiliation  to the  depositor,  trustee or custodian and any principal underwriter,  and the amount of  remuneration  to be received  for such services.  If any particular  person is not designated in the indenture or agreement, describe briefly the method of selection of such person.

         Reference is made to the information provided in answer to Item 16 above.

                  (b) Furnish the  following  information  with  respect to each
                  transaction   involving  the  elimination  of  any  underlying
                  security during the period covered by the financial statements filed herewith:

                           (1)      Title of security.

                           (2)      Date of elimination.

                           (3)      Reasons for elimination.

                           (4) The use of the proceeds from the sale of the eliminated security.

                           (5)      Title of security substituted, if any.

                           (6) Whether depositor, principal underwriter, trustee
                           or  custodian  or  any   affiliated   person  of  the
                           foregoing were involved in the transaction.

                           (7) Compensation or remuneration received by each such person directly or indirectly as a result of the transaction.

         Not applicable.

                  (c)      Describe  the policy of the trust  with  respect   to
                  the  substitution  and  elimination  of the  underlying
                  securities of the trust with respect to:

                           (1)      The grounds for elimination and substitution.

                           (2)      The   type   of   securities  which   may be
                           substituted for any underlying security.

                           (3)      Whether     the   acquisition    of     such
                           substituted   security     or     securities    would
                           constitute   the    concentration of  investment in a
                           particular  industry or group of industries  or would
                           conform to a policy of  concentration  of  investment
                           in  a  particular industry or group of industries.

                           (4) Whether such substituted securities may be the securities of another investment company.

                           (5) The substance of the provisions of any indenture or agreement which authorize or restrict the policy of the registrant in this regard.

         Reference is made to the information provided in answer to Item 16 above.

                  (d) Furnish a description of any policy (exclusive of policies covered by paragraphs (a) and (b) herein) of the trust which is deemed a matter of fundamental policy and which is elected to be treated as such.

         Reference is made to the information provided in answer to Item 16 above.

                          REGULATED INVESTMENT COMPANY

         53.      (a)      State the taxable status of the trust.

         The Trust will be structured and taxed as a RIC under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

                  (b) State whether the trust qualified for the last taxable year as a regulated investment company as defined in Section
                  851 of the Internal Revenue Code of 1954, and state its present intention with respect to such qualifications during the current taxable year.

         Not applicable.

                   VIII. FINANCIAL AND STATISTICAL INFORMATION

         54.  If  the  trust  is  not  the  issuer  of  periodic   payment  plan
         certificates  furnish the  following  information  with respect to each class or series of its securities:

         Not applicable since information relates to registrant's past 10 fiscal years.

         (Items 55, 56, 57 and 58 are inapplicable since they relate only to periodic payment plan certificates.)


                              FINANCIAL STATEMENTS

                        FINANCIAL STATEMENTS OF THE TRUST

                      FINANCIAL STATEMENTS OF THE DEPOSITOR

There shall be filed for each such person:

         (1)      A balance sheet as of the end of its last fiscal year.

         (2) A profit and loss statement and a statement of surplus for the fiscal year ending as of the date of the balance sheet filed.





                                    EXHIBITS

                              The  following  Exhibits are filed herewith:

         Exhibit              A(1) Trust  Indenture  and  Agreement  among  Star
                              Lane Holdings Trust Statutory Trust, as Depositor,
                              First Bank, as   Trustee, and First   Bank, in its
                              individual capacity.

         Exhibit A(4)         Participation Agreement, between  First   Bank and
                              Star Lane Holdings Trust Statutory Trust.

         Exhibit A(5)         Form of Certificate of Trust Units.

         Exhibit A(6)         Certificate  of Trust and  Declaration of Trust of
                              Star Lane  Holdings  Trust  Statutory
                              Trust.

         Exhibit A(9)         Agreement   between  Star  Lane   Holdings   Trust
                              Statutory Trust,  Depositor,  and Star Lane Trust.






                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, Star Lane Holdings Trust Statutory Trust, the depositor of the registrant, has caused this registration statement to be duly signed on behalf of the registrant in the County of St. Louis and State of Missouri on the 21st day of January, 2000.

                                       STAR LANE TRUST

                                       By:   STAR LANE HOLDINGS TRUST STATUTORY
                                             TRUST, Depositor

                                       By:   /s/Annette R. Carson
                                            --------------------
                                                Annette R. Carson, Trustee


Attest:

       /s/Lisa K. Vansickle
       --------------------
Name:    Lisa K. Vansickle
Title:   Vice President











                                                             EXHIBIT A(1)



--------------------------------------------------------------------------------



                          TRUST INDENTURE AND AGREEMENT
                                       FOR
                                 STAR LANE TRUST
                           Effective: January 21, 2000
                                     Between
                    STAR LANE HOLDINGS TRUST STATUTORY TRUST
                                  As Depositor,
                                   FIRST BANK,
                                   As Trustee,
                                 And FIRST BANK,
                           In its individual capacity.

                         ------------------------------



--------------------------------------------------------------------------------




                                 STAR LANE TRUST
                          TRUST INDENTURE AND AGREEMENT


                                TABLE OF CONTENTS


ARTICLE I                DEFINITIONS..............................................................................1

         SECTION 1.01               ..............................................................................1

ARTICLE II               DEPOSIT OF SECURITIES AND ACCEPTANCE OF TRUST............................................3

         SECTION 2.01               DEPOSIT OF SECURITIES.........................................................3
         SECTION 2.02               ACCEPTANCE OF TRUST...........................................................4
         SECTION 2.03               ISSUANCE OF CERTIFICATES......................................................4

ARTICLE III              ADMINISTRATION OF TRUST..................................................................4

         SECTION 3.01               INITIAL COST..................................................................4
         SECTION 3.02               INTEREST ACCOUNT..............................................................4
         SECTION 3.03               PRINCIPAL ACCOUNT.............................................................4
         SECTION 3.04               DISTRIBUTIONS.................................................................5
         SECTION 3.05               DISTRIBUTION STATEMENTS.......................................................5
         SECTION 3.06               SALE OF SECURITIES............................................................7
         SECTION 3.07               COUNSEL.......................................................................8
         SECTION 3.08               NOTICE AND SALE BY TRUSTEE....................................................8
         SECTION 3.09               TRUSTEE NOT REQUIRED TO AMORTIZE..............................................8
         SECTION 3.10               LIABILITY OF DEPOSITOR........................................................8
         SECTION 3.11               NOTICE TO DEPOSITOR...........................................................8
         SECTION 3.12               REPLACEMENT AND REINVESTMENT SECURITIES.......................................9

ARTICLE IV               REDEMPTION, PURCHASE OR TRANSFER OF UNITS...............................................10

         SECTION 4.01               DETERMINATION OF NET ASSET VALUE.............................................10
         SECTION 4.02               REDEMPTIONS BY TRUSTEE; PURCHASES
                                            BY DEPOSITOR.........................................................11
         SECTION 4.03               TRANSFER OF UNITS............................................................13
         SECTION 4.04               COMPENSATION OF DEPOSITOR....................................................14

ARTICLE V                TRUSTEE.................................................................................14

         SECTION 5.01               TRUSTEE'S LIABILITIES, RIGHTS AND DUTIES.....................................14
         SECTION 5.02               BOOKS, RECORDS AND REPORTS...................................................17
         SECTION 5.03               INDENTURE AND LIST OF SECURITIES ON FILE.....................................17
         SECTION 5.04               COMPENSATION.................................................................17


            ;
         SECTION 5.05               REMOVAL AND RESIGNATION OF TRUSTEE;
                                        SUCCESSOR................................................................18
         SECTION 5.06               QUALIFICATIONS OF TRUSTEE....................................................19

ARTICLE VI               RIGHTS OF UNITHOLDERS...................................................................19

         SECTION 6.01               BENEFICIARIES OF TRUST.......................................................19
         SECTION 6.02               RIGHTS, TERMS AND CONDITIONS.................................................19

ARTICLE VII              ADDITIONAL COVENANTS; MISCELLANEOUS PROVISIONS..........................................20

         SECTION 7.01               AMENDMENTS...................................................................20
         SECTION 7.02               TERMINATION..................................................................20
         SECTION 7.03               CONSTRUCTION.................................................................21
         SECTION 7.04               WRITTEN NOTICE...............................................................21
         SECTION 7.05               SEVERABILITY.................................................................21
         SECTION 7.06               DISSOLUTION OF DEPOSITOR NOT TO TERMINATE
                                            INDENTURE............................................................21
         SECTION 7.07               REGISTRATION OF UNITS........................................................21
         SECTION 7.08               LIMITATION OF LIABILITY......................................................22
         SECTION 7.09               SUCCESSORS TO FIRST BANK.....................................................22
         SECTION 7.10               TAXED AS A RIC...............................................................22


                                   This Table of  Contents  does not  constitute part of the Indenture.


                                 STAR LANE TRUST
                          TRUST INDENTURE AND AGREEMENT

                             Dated: January 21, 2000

         This TRUST INDENTURE AND AGREEMENT by and among STAR LANE HOLDINGS TRUST STATUTORY TRUST, a Connecticut Statutory Trust, as Depositor, FIRST BANK, a Missouri state bank, as Trustee, and FIRST BANK, in its individual capacity, sets forth in full the provisions governing this Trust.

                                WITNESSETH THAT:

         In consideration of the promises and of the mutual agreements herein contained, the Depositor, the Trustee and First Bank agree as follows:

ARTICLE I.........

                                   DEFINITIONS

Section  1.01......Whenever  used in this  Indenture  the  following  words  and phrases, unless the context clearly dictates otherwise, shall have the following meanings:

         (1)......"Business  Day"  shall  mean any day  other  than a  Saturday,
Sunday or a day which in the State of Missouri is a legal holiday or a day on which banking institutions are authorized by law to close.

         (2)......"Certificate"  shall mean any one of the certificates executed by the Trustee and the Depositor evidencing ownership of an undivided fractional interest in the Trust.

         (3)......"Date of Deposit" shall mean January 21, 2000.

         (4)......"Depositor"  shall  mean Star Lane  Holdings  Trust  Statutory
Trust, a Connecticut Statutory Trust, and its successors in interest, or any successor depositor as hereinafter provided for.

         (5)......"Distribution  Date"  shall  mean the 15th day of July and the
15th day of December and any date on which a distribution  is made under Section
3.04 of the Indenture, or if such day is not a Business Day, the next succeeding Business Day.

         (6)......"Evaluation Time"  shall  mean 4:00 p.m.  EST  on   each   day
specified in Section 4.01.

         (7)......"Indenture"  shall mean this Trust Indenture and Agreement, as amended, from time to time.

         (8)......"Interest   Account"   shall  mean  a   separate   account  or
sub-account for the Trust, to which the Trustee shall credit any interest it collects on the Securities in the Trust as such interest becomes payable.

         (9)......"Mandatory Termination Date" shall mean the last Business  Day of 2014.

         (10)....."First  Bank" shall mean First Bank in its individual capacity and not in its capacity as Trustee, unless otherwise specified.

         (11)....."Principal   Account"   shall  mean  a  separate   account  or
sub-account for the Trust, to which shall be credited Securities of the Trust and all moneys, other than amounts credited to the Interest Account, received by the Trustee in respect of the Securities of the Trust.

         (12)....."Record Date" shall mean the 1st day of the same month of  the
Distribution Date.

         (13)....."Redemption  Date"  shall  mean the date on which  any  proper request for redemption of Units shall be effected by the Trustee, which date shall be on or before the 7th calendar day following the Trustee's receipt of a proper request for redemption.

         (14)....."Redemption  Price"  shall  mean cash  equivalent  to the Unit
Value, determined by the Trustee as of the Evaluation Time next calculated following the Trustee's receipt of a proper request for redemption, multiplied by the number of Units redeemed by a Unitholder.

          (15)...."Reinvestment  Period"  shall  mean the time  from the Date of
Deposit for the Trust until the Depositor notifies the Trustee in writing that purchasing Reinvestment Securities is impractical.

          (16)...."Reinvestment   Securities"   shall  mean  obligations  to  be
acquired and held as part of the Trust during the Reinvestment Period pursuant to Section 3.12 and which will constitute Securities of the Trust. Reinvestment Securities will be priced in the same manner as the Securities under Section
4.01 of this Indenture.

         (17)....."Replacement  Securities" shall mean obligations to be held as
Securities as part of the Trust pursuant to Section 3.12, purchased with moneys held in the Principal Account representing proceeds of Securities pursuant to
Section  3.06 or 3.08,  or  proceeds  from the sale of  Securities  pursuant  to
Section 4.02 to the extent that such proceeds are not required for the purpose of redemption of Units. Replacement Securities will constitute Securities of the Trust and will be priced in the same manner as the Securities under Section 4.01 of this Indenture.

         (18)....."RIC" shall mean a "regulated  investment company," as defined in Section 851 of the Internal Revenue Code of 1986, as amended.

         (19)....."Securities"  shall  mean such of the  loans,  participations, municipal securities and other securities, cash or cash equivalents deposited in trust and listed in Appendix D of this Indenture, as may from time to time continue to be held as part of the Trust; provided, however, that such loans, participations, municipal securities and other securities, cash or cash equivalents may consist solely of investments that are permissible for both a Missouri-chartered bank and a national banking association.

         (20)....."Trust"   shall  mean  the  separate  trust  created  by  this
Indenture, known as "Star Lane Trust," which shall consist of all the Securities and cash held pursuant and subject to this Indenture, together with all undistributed interest received or accrued thereon and any undistributed cash realized from the sale, redemption, liquidation or maturity thereof.

         (21)....."Trustee" shall mean First Bank, a Missouri state bank, or any successor trustee as hereinafter provided for.

         (22)....."Trustee's  Office"  shall mean the  office of the  Trustee at
11901 Olive Boulevard, St. Louis, Missouri 63141, Attn. Lisa K. Vansickle, or any other office that the Trustee may from time to time designate as the principal office where its unit trust business shall be conducted.

         (23)....."Unit"  in  respect  of the  Trust  shall  mean  a  fractional undivided ownership interest in the Trust equal to the fraction the numerator of which is one and the denominator of which initially is 1,120,000, which shall be
(1) increased by the number of any additional  Units issued  pursuant to Section
2.01 hereof or (2) decreased by the number of any such Units redeemed as provided in Section 4.02.

         (24)....."Unitholder"  shall  mean the  registered  holder  of any Unit recorded on the books of the Trust, who as such shall be deemed a beneficiary of the Trust to the extent of his pro rata share thereof.

         (25)....."Unit Value"   shall   mean the current net asset value of the
Trust  divided by the number of  outstanding  Units of the Trust.

         Words  importing a singular  number shall  include the plural number in
each  case  and  vice  versa,   and  words  importing  a  person  shall  include
corporations and associations, as well as natural persons.

         The words "HEREIN," "HEREBY," "HEREWITH," "HEREOF," "HEREINAFTER," "HEREUNDER," "HEREINABOVE," "HEREAFTER," "HERETOFORE" and similar words or phrases of reference and association shall refer to this Indenture in its entirety.

                                   ARTICLE II

                  DEPOSIT OF SECURITIES AND ACCEPTANCE OF TRUST

Section 2.01......DEPOSIT OF SECURITIES:

         (a)......The  Depositor, on the Date of Deposit, has deposited with the
Trustee, in trust, the Securities registered in the name, or on behalf of, the Trust in bearer form or duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form to be held, administered and applied by the Trustee as herein provided.

         (b)......The  Trustee  is  hereby  irrevocably   authorized  to  effect
registration or transfer of the Securities to or on behalf of the Trust or its nominee.

Section  2.02......ACCEPTANCE  OF TRUST:  The Trustee  hereby  accepts the Trust herein created for the use and benefit of the Unitholders, subject to the terms and conditions of this Indenture.

Section  2.03......ISSUANCE  OF  CERTIFICATES:  The Trustee hereby  acknowledges receipt of the deposit referred to in Section 2.01 and simultaneously with the receipt of said deposit has executed and delivered to or on the order of the Depositor Certificates substantially in the form herein recited or has recorded on the books of each Trust for the account of the Depositor the ownership 1,120,000 of Units representing the ownership of all of the Units of the Trust on the Date of Deposit.

         Each Certificate referred to in this Section 2.03 is, and each Certificate hereafter issued shall be, in substantially the form herein recited, numbered serially for identification, in fully registered form, transferable only on the books of the Trustee as herein provided, executed either manually or in facsimile by an authorized signatory of the Trustee and in facsimile by the trustee of the Depositor and dated the date of execution and delivery by the Trustee.

                                  ARTICLE III

                             ADMINISTRATION OF TRUST

Section 3.01......INITIAL COST: The expenses incurred in establishing the Trust, including  the  cost  of  preparing  and  printing  the  registration  statement regarding the Units, supplemental literature, this Indenture, and other documents relating to the Trust, state blue sky fees, the costs of determining the net asset value of the portfolio, any audit of the Trust, and legal and other out-of-pocket expenses related thereto shall be borne by First Bank in its individual capacity.

Section  3.02......INTEREST  ACCOUNT:  The Trustee shall collect the interest on the Securities, as such becomes payable (including all interest accrued but unpaid prior to the Date of Deposit of the Securities hereunder and including that part of the proceeds of the sale, liquidation, redemption or maturity of any Securities that represents accrued interest thereon but not accrued original issue discount, if any) and credit such interest to the Interest Account.

Section 3.03......PRINCIPAL  ACCOUNT: The Securities in the Trust and all moneys other than amounts credited to the Interest Account, received by the Trustee in respect of the Securities in the Trust, shall be credited to the Principal Account.

         The Trustee shall give prompt written notice to the Depositor of all amounts credited to or withdrawn from the Principal Account and the balance in such account after giving effect to such credit or withdrawal.

Section 3.04......DISTRIBUTIONS: As of each Record Date, commencing in December,
2000, the Trustee shall determine the distributions to be made on the related Distribution Date, which shall consist of the cash balance of the Interest Account and of the Principal Account calculated as of such Record Date, provided that the Trustee shall not be required to make a distribution from the Principal Account unless the cash balance thereof available for distribution shall be sufficient to distribute at least one cent per Unit. On each Distribution Date, commencing in December 2000, the Trustee shall distribute by mail or wire to or upon the order of each Unitholder other than Depositor as of the close of business on the preceding Record Date at the post office address or account, as applicable, appearing on the registration books of the Trust, such Unitholder's pro rata share of the distribution made on such Distribution Date. On each Distribution Date, the Trustee shall pay to Depositor directly by mail or wire its pro rata share of the distribution made on such Distribution Date. In the computation of each such share, amounts of less than one cent shall be omitted. After any such distribution provided for above, any cash balance remaining in the Interest Account or the Principal Account shall be held in the same manner as other amounts subsequently deposited in each of such accounts, respectively.

         Amounts in the Principal Account or the Interest Account that the Depositor determines (and so notifies the Trustee in writing or via facsimile) are required to be distributed for the Trust to maintain its status as a RIC shall be distributed either (i) on the next Distribution Date, to Unitholders of record on the related Record Date; or (ii) on a special distribution date, as determined by Depositor, to unitholders of record on the 1st day of the same month as such special distribution date.

         If the Trustee determines that an event has occurred as a result of which there has resulted an excess distribution from the Interest Account, it shall reduce subsequent distributions therefrom so as to reconcile, as promptly as practicable, the aggregate net income of and distributions from such account. For the purpose of distribution as herein provided, the holders of record on the registration books of the Trust at the close of business on each Record Date shall be conclusively entitled to such distribution, and no liability shall attach to the Trustee by reason of payment to any such registered Unitholder of record. Nothing herein shall be construed to prevent the payment of amounts from the Interest Account and the Principal Account to individual Unitholders by means of check, draft, wire or other proper instrument, provided that the appropriate statement of such distribution shall be furnished therewith as provided in Section 3.05 hereof.

Section  3.05......DISTRIBUTION  STATEMENTS:  On each Record  Date,  the Trustee shall furnish a distribution statement, in substantially the form set forth in Appendix A, to this Indenture, to each Unitholder on a per Unit basis with each distribution from the Interest or Principal Accounts, except that such information need not be furnished to a Unitholder who has waived receipt thereof in writing. If the issuer of any of the Securities in the Trust shall fail to make payment when due of any interest or principal on such Securities and such failure results in a change in the amount that would otherwise be distributed as a distribution, the Trustee shall, with the first distribution from the Trust following such failure, set forth, in an accompanying statement, (a) the name of the issuer and the Security, (b) the amount of the aggregate reduction in the distribution per Unit resulting from such failure, (c) the percentage of the aggregate principal amount of all Securities that such Security represents and
(d) to the extent then determined, information regarding any disposition or legal action with respect to such Security.

         Within sixty days after the last Business Day of each calendar year, the Trustee shall transmit (by regular or electronic mail or facsimile), to each person who at any time during such calendar year was a Unitholder a statement, in substantially the form set forth in Appendix B, setting forth, with respect to such calendar year:

         (A)......as to the Interest Account:

                  (1)......the  amount of interest  received  on the  Securities
         (including amounts representing interest received upon any disposition of Securities, penalties for failure to make timely payments on Securities or liquidated damages for default on breach of any condition or term of the Securities),

                  (2)......the  amounts  distributed  pursuant to Section  3.04, expressed both as a total dollar amount and as a dollar amount per Unit outstanding on the Record Dates for such distributions, and amounts paid for redemptions pursuant to Section 4.02, and

                  (3)......the  balance  remaining after such  distributions and payments, expressed both as a total dollar amount and as a dollar amount per Unit outstanding on such last Business Day;

         (B)......as to the Principal Account:

                  (1)......payments of principal on Securities,

                  (2)......the  dates  of the  sale,  maturity,  liquidation  or redemption of any of the Securities and the net proceeds received therefrom, excluding any portion thereof credited to the Interest Account,

                  (3)......the  amounts  distributed  pursuant to Section  3.04, expressed both as a total dollar amount and as a dollar amount per Unit outstanding on the Record Dates for such distributions, amounts paid for purchases of Replacement Securities or Reinvestment Securities and amounts paid for redemptions pursuant to Section 4.02, and

                  (4)......the  balance  remaining after such  distributions and deductions, expressed both as a total dollar amount and as a dollar amount per Unit outstanding on such last Business Day.

         (C)......the following information:

                  (1).....a list of the Securities as of such last Business Day,

                  (2).....the number of  Units outstanding on such last Business
                  Day,

                  (3).....the  Unit  Value based on the last evaluation  of  the
                  Trust made during such calendar year, and

                  (4).....such    other   information  as   the Trustee may deem
                  appropriate.

         This information shall be presented in substantially the form attached as Appendix B to this Indenture.

Section  3.06......SALE  OF SECURITIES:  If necessary,  in order to maintain the sound investment character of the Trust, the Depositor may direct the Trustee to sell or liquidate Securities in the Trust at such price and time and in such manner as shall be determined by the Depositor, provided that the Depositor has determined that any of the following conditions exist:

         (a)......there has been a default on such Securities in the  payment of principal or interest, or both, when due and payable;

         (b)......the sale of Securities is necessary or advisable  in order  to maintain the qualification of the Trust as a RIC;

         (c)......any  action or proceeding has been instituted in law or equity seeking to restrain or enjoin the payment of principal or interest on any such Securities, or that there exists any other legal question or impediment affecting such Securities or the payment of debt service on the same, including, but not limited to, defaults, foreclosures or transfers in lieu of foreclosure upon or under the terms of any agreement or note or other instrument underlying such Securities;

         (d)......that  there has occurred any breach of covenant or warranty in any resolution, ordinance, trust agreement or other document, which would adversely affect either immediately or contingently the payment of debt service on such Securities, or their general credit standing, or otherwise impair the sound investment character of such Securities;

         (e)......that there has been a default in the payment of  principal  of or interest on any other outstanding obligations of an issuer of such Securities;

         (f)......that  the price of any such Securities has declined to such an extent, or such other market or credit factor exists, so that in the opinion of the Depositor the retention of such Securities would be detrimental to the Trust and to the interest of the Unitholders thereof; or

         (g)......that as of any Record Date any of the Securities are scheduled to be redeemed and paid prior to the next succeeding Distribution Date; provided, however, that as the result of such redemption the Trustee will receive funds in an amount sufficient to enable the Trustee to include in the distribution from the Principal Account on such next succeeding Distribution Date at least $0.50 per Unit.

         On receipt of such direction from the Depositor, upon which the Trustee shall rely, the Trustee shall proceed to sell or liquidate the specified Securities in accordance with such direction. The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to any such direction or by reason of the failure of the Depositor to give any such direction, and in the absence of such direction the Trustee shall have no duty to sell or liquidate any Securities under this Section 3.06 except to the extent otherwise required by Section 3.08.

Section 3.07......COUNSEL:  The Depositor may employ from time to time as it may deem necessary a firm of attorneys for any legal services that may be required in connection with the disposition of Securities pursuant to Section 3.06. The fees and expenses of such counsel shall be paid by First Bank.

Section 3.08......NOTICE AND SALE BY TRUSTEE: If at any time the principal of or interest on any of the Securities shall be in default and not paid or provision for payment thereof shall not have been duly made, after giving effect to any cure periods without the Depositor's having directed the Trustee to sell such Securities pursuant to Section 3.06, the Trustee shall notify the Depositor of such default. If within thirty days after such notification the Depositor has not given any instruction to sell or to hold or has not taken any other action in connection with such Securities, the Trustee shall sell such Securities forthwith, and the Trustee shall not be liable or responsible in any way for depreciation or loss incurred with respect to such Securities or by reason of such sale.

Section 3.09......TRUSTEE NOT REQUIRED TO AMORTIZE: Nothing in this Indenture or otherwise shall be construed to require the Trustee to make any adjustments between the Interest and Principal Accounts of the Trust by reason of any premium or discount in respect of any of the Securities.

Section  3.10......LIABILITY  OF DEPOSITOR:  The Depositor  shall be a fiduciary with respect to the Unitholders, including but not limited to, in all its dealings with the sale and purchase of Securities. Provided that the Depositor has fulfilled its fiduciary duties, the Depositor shall have no liability to the Unitholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Indenture or for errors in judgment, but shall be liable only for its own negligence, lack of good faith or willful misconduct. The Depositor may rely in good faith on any paper, order, notice, list, affidavit, receipt, opinion, endorsement, assignment, draft or any other document of any kind prima facie properly executed and submitted to it by the Trustee, or any agent thereof, counsel, or any other persons pursuant to this Indenture and in furtherance of its duties.

Section 3.11......NOTICE TO DEPOSITOR: If the Trustee is notified at any time of any action to be taken or proposed to be taken by holders of the Securities (including but not limited to the making of any demand, direction, request, giving of any notice, consent or waiver or the voting with respect to any amendment or supplement to any indenture, resolution, agreement or other instrument under or pursuant to which the Securities have been issued), the Trustee shall promptly notify the Depositor thereof and shall thereupon take such action, or refrain from taking any action as the Depositor shall in writing direct; provided, however, that if the Depositor does not, within five Business Days of the Trustee's giving of such notice to the Depositor, so direct the Trustee, the Trustee shall take such action as it, in its sole discretion, shall deem advisable. Neither the Depositor nor the Trustee shall be liable to any person for any action or failure to take action with respect to this Section 3.11.

Section 3.12......REPLACEMENT AND REINVESTMENT SECURITIES:

         (a)......The  Trustee  shall,  as directed in writing by the Depositor, purchase, or enter into contracts (which the Depositor shall have approved as satisfactory in form and substance) to purchase Replacement Securities, and shall pay for the same with moneys held in the Principal Account representing proceeds of Securities pursuant to Section 3.06 or 3.08 or proceeds from the sale of Securities pursuant to Section 4.02 to the extent that such proceeds are not required for the purpose of redemption of Units or other charges to the Principal Account then pending. In giving such direction, the Depositor must satisfy all of the following conditions in the case of each such purchase or contract to purchase:

                  (1)......the Replacement Securities are substantially  similar to the Securities in the Trust;

                  (2)......the Depositor has received an opinion of counsel that such purchase will not adversely affect the status of the Trust under the Investment Company Act of 1940, as amended; and

                  (3)......the Depositor has given such written direction to the
         Trustee at least five Business Days prior to the Record Date preceding the Distribution Date on which the moneys to be used for the purchase of such Replacement Securities would otherwise be distributed.

         Within five Business Days of the deposit of any Replacement Securities the Depositor shall send each Unitholder a written notice of the deposit of such Replacement Securities and the Securities replaced by such Replacement Securities.

         (b)......During  the Reinvestment Period the Trustee shall, as directed in writing by the Depositor, purchase, or enter into contracts (which the Depositor shall have approved as satisfactory in form and substance) to purchase, Reinvestment Securities and shall pay for the same with the moneys held in the Principal Account representing the payment or prepayment of principal on the underlying Securities to the extent that such proceeds are not required for the purpose of redemption of Units or other charges to the Principal Account then pending. In giving such direction, the Depositor shall satisfy all of the following conditions in the case of each such purchase or contract to purchase:

                  (1)......the Reinvestment Securities are substantially similar to the Securities in the Trust; and

                  (2)...... the Depositor  has received  an  opinion of  counsel that such purchase will not adversely affect the status of the Trust under the Investment Company Act of 1940, as amended.

                  The Trustee may purchase the Reinvestment Securities for deposit in the Trust directly from market makers in such Securities or may retain the Depositor or other brokers to purchase the Reinvestment Securities and pay them usual and customary brokerage commissions for such transactions. Within five Business Days of the deposit of Reinvestment Securities, the Depositor shall send each Unitholder a written notice of the deposit of such Reinvestment Securities and identify the Securities from which the money for Reinvestment Securities was derived.

                  Funds remaining in the Principal Account subsequent to a purchase of Reinvestment Securities will remain in such account until they can be invested in additional Reinvestment Securities. During the Reinvestment Period, amounts in the Principal Account that the Depositor determines (and so notifies the Trustee in writing or via facsimile) are (a) unable to be invested into Reinvestment Securities or (b) required to be distributed for the Trust to maintain its status as a RIC shall be distributed on the next Distribution Date, to Unitholders of record on the related Record Date.

                  When the Depositor determines that the reinvestment of cash from the Principal Account into Reinvestment Securities is no longer practical, the Depositor shall notify the Trustee, in writing, that the Reinvestment Period is terminated. Upon termination of the Reinvestment Period, unreinvested amounts remaining in the Principal Account and amounts subsequently credited to the Principal Account shall be distributed in accordance with Section 3.04.

         (c)......The  Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any purchase made pursuant to any direction of the Depositor provided in this Section 3.12, and in the absence of such direction the Trustee shall have no duty to make any purchase. The Depositor shall not be liable for errors of judgment in respect of actions taken or omitted to be taken, pursuant to this Section 3.12; provided, however, that this provision shall not protect the Depositor against any liability to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

                               ARTICLE IV

                    REDEMPTION, PURCHASE OR TRANSFER OF UNITS


              Section 4.01......DETERMINATION OF NET ASSET VALUE:

         (a)......The  Trustee shall  determine the net asset value of the Trust as of the Evaluation Time on: (1) the Date of Deposit, (2) the last Business Day of each month (3) each day on which a proper request for redemption is received by the Trustee, and (4) any other Business Day desired by the Trustee or requested by the Depositor.

         (b)......Each  determination  of the Trust's net asset value shall take into account and separately itemize: (1) the cash on hand in the Trust (exclusive of cash held for distribution to Unitholders, and required for redemption of Units requested, as of a date prior to the date of determination) or moneys in the process of being collected in respect of interest coupons or securities matured or called for redemption prior to maturity, (2) the value of each class of the Securities in the Trust and (3) any and all other assets and liabilities of the Trust as determined in accordance with generally accepted accounting principles consistently applied.

         (c)......In making the evaluations, the Trustee may determine the value of each issue of the Securities in the Trust by the following methods or any combination thereof which it deems appropriate: (1) on the basis of current market value of the Securities, (2) if market values are not available for any of the Securities, on the basis of market values for comparable assets or as determined in good faith by the Depositor, or (3) by causing the value of the Securities to be determined by persons engaged in the practice of evaluating, quoting or appraising comparable loans for each such evaluation there shall be deducted from the sum of the above: (i) amounts representing any applicable taxes or governmental charges payable out of the Trust and for which no deductions shall have previously been made for the purpose of addition to the Interest Account, (ii) amounts representing accrued expenses of the Trust including but not limited to unpaid fees and expenses of the Trustee, the Depositor and counsel, in each case as reported by the Trustee to the Depositor on or prior to the date of evaluation, and (iii) cash held for distribution to Unitholders of record, and required for redemption of Units tendered, as of a date prior to the evaluation then being made.

         (d)......For  purposes  of  calculating  such  evaluation  and the Unit
Value, the Trustee shall treat all anticipated expenses as having been paid and all liabilities therefor as having been incurred, and all Units as having been issued, in each case on the date of the Indenture, and, in connection with each such calculation, shall take into account a pro rata portion of such expense and liability based on the actual number of Units issued as of the date of such calculation. In the event the Trustee is informed by the Depositor of a revision in its estimate of total expenses or total Units or period of amortization and upon the conclusion of the deposit of additional Securities, the Trustee shall base calculations made thereafter on such revised estimates or actual expenses or period of amortization, respectively, but such adjustment shall not affect calculations made prior thereto and no adjustment shall be made in respect thereof.

         (e)......The Depositor shall also cause an evaluation of the Securities to be made as of the Evaluation Time on the day preceding the day on which said Securities are deposited under this Indenture. Such evaluation shall be made on the same basis as set forth in the preceding paragraph except that it shall be based upon offering prices of said Securities. The Depositor shall not be liable or responsible, under any circumstances whatever, for the accuracy or correctness of such evaluation or for the selection of any third-party evaluator making the same.

         (f)......Notwithstanding  the foregoing  procedures for determining the net asset value of the Trust, the determination of the Trust's net asset value as of the Date of Deposit shall be based on the Trustee's good faith evaluation of the value of the Securities held in the Trust, plus the amount of any cash held in the Trust.

Section   4.02......REDEMPTIONS   BY  TRUSTEE;   PURCHASES  BY  DEPOSITOR:   All
Unitholders must make their redemption requests in writing to the Trustee at the Trustee's Office and may do so by completing the form as substantially set forth as Appendix C to this Indenture. Any proper request for redemption made in the manner provided for above shall be effected by the Trustee on the Redemption Date. Subject to payment by any redeeming Unitholder of any tax or other governmental charges that may be imposed thereon, such redemption is to be made by payment on the Redemption Date at the Redemption Price. Unit redemption requests received by the Trustee on any day after an Evaluation Time will be treated by the Trustee as received on the next day on which the Trustee is open for business and will be deemed to have been received on such day for redemption at the Redemption Price computed on that day. Unitholders may request an in-kind distribution of a pro-rata portion of the Securities represented by their Units. The Depositor shall determine whether to honor such request for an in-kind distribution or to pay such redemption in cash as provided herein.

         If a proper request for redemption is made as provided in this Section 4.02, the Trustee may in its discretion, and shall when so directed by the Depositor, suspend the right of redemption for Units or postpone the date of payment of the Redemption Price beyond the Redemption Date: (1) for any period during which the New York Stock Exchange is closed other than customary weekend and holiday closings or during which trading on the New York Stock Exchange is restricted; (2) for any period during which an emergency exists as a result of which disposal by the Trust of the Securities is not reasonably practicable or it is not reasonably practicable fairly to determine in accordance herewith the value of the Securities; or (3) for such other period as the Securities and Exchange Commission may by order permit, and shall not be liable to any person or in any way for any loss or damage that may result from any such suspension or postponement.

         Not later than the close of business on the day a proper request for redemption is received in the manner provided for in this Section 4.02 from a Unitholder other than the Depositor, the Trustee shall notify the Depositor of such request. The Depositor shall have the right to purchase such Units by notifying the Trustee of its election to make such purchase as soon as practicable thereafter but in no event subsequent to the close of business on the day on which the request for redemption of such Units was received. Such purchase shall be made by payment for such Units by the Depositor to the Unitholder not later than the close of business on the Redemption Date of an amount equal to the Redemption Price that would otherwise be payable by the Trustee to such Unitholder.

         Any Unit so purchased by the Depositor may at its option be tendered to the Trustee for redemption at the Trustee's Office in the manner provided in the first paragraph of this Section 4.02.

         If the Depositor does not elect to purchase a Unit or Units tendered to the Trustee for redemption, or if a Unit or Units are tendered by the Depositor for redemption, that portion of the Redemption Price that represents undistributed interest shall be withdrawn from the Interest Account to the extent available and applied as payment of the Redemption Price. The balance to be paid on any redemption shall be withdrawn from the Principal Account to the extent that funds are available for such purpose and applied as payment of the Redemption Price. If moneys in the Principal Account are insufficient, the Trustee shall sell such of the Securities held in the Trust currently designated for such purposes by the Depositor as the Trustee in its sole discretion shall deem necessary and shall apply the proceeds as payment of the Redemption Price. Given the minimum principal amount in which certain Securities may be required to be sold, the proceeds of such sales may exceed the amount necessary for payment of Units redeemed. Such excess proceeds shall be distributed pro rata to all remaining Unitholders of record.

         The Depositor shall maintain with the Trustee a current list of Securities held in the Trust designated to be sold for the purpose of redemption of Units and not purchased by the Depositor, provided that if the Depositor for any reason fails to maintain such a list, the Trustee, in its sole discretion, may designate a current list of Securities for such purposes. The net proceeds of any sales of Securities from such list representing principal shall be credited to the Principal Account and the proceeds of such sales representing accrued interest, if any, but not accrued original issue discount, if any, shall be credited to the Interest Account.

         Sales of Securities shall be made in the manner the Trustee determines will bring the best price obtainable for the Trust, provided, however, that sales shall be made in the manner the Trustee determines, will provide the Trustee with funds in an amount sufficient and at the time necessary in order for it to pay the Redemption Price of Units tendered for redemption, regardless of whether or not a better price could be obtained if the Securities were sold without regard for the day on which the proceeds of such sale would be received. The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale of Securities made pursuant to this Section 4.02.

         Certificates evidencing Units redeemed pursuant to this Section 4.02 shall be canceled by the Trustee and the Unit or Units evidenced by such Certificates shall be terminated by such redemptions.

         When directed by the Depositor, the Trustee shall employ the Depositor as its agent for the purpose of executing the sale of Securities. The Depositor will verify the Trust's ownership of any Security prior to entering into a contract for its sale. The Trustee shall have no liability for loss or depreciation resulting from the Depositor's negligence or misconduct as such agent.

Section  4.03......TRANSFER  OF UNITS: The Units will be issued in a transaction not subject to, or is exempt from, registration under the Securities Act of 1933 (the "1933 Act"), and therefore, may not be transferred to any person other than the Depositor without an opinion of counsel to the Trustee to the effect that the transfer can be made without registration under the 1933 Act. Upon receipt by the Trustee at the Trustee's Office of a written instrument or instruments of transfer in a form satisfactory to the Trustee and executed by the Unitholder or his authorized attorney, together with the opinion referred to in the first sentence of this Section 4.03, the Trustee shall register the transferred Units in the name of the transferee. If the Units are registered under the 1933 Act pursuant to Section 7.07, the above-referenced opinion shall not be required in order for the Trustee to effect the transfer of Units. The Trustee shall treat the person in whose name any Unit is registered upon the books of the Trust as the owner of such Unit for all purposes hereunder, and the Trustee shall not be affected by any notice to the contrary, nor be liable to any person or in any way for so deeming and treating the person in whose name any Unit shall be so registered.

         If, and only if, the Units are registered under the 1933 Act pursuant to Section 7.07, a Unit may be transferred by the registered holder thereof by presentation and surrender of the Certificate at the Trustee's Office, properly endorsed or accompanied by a written instrument or instruments of transfer in form satisfactory to the Trustee and executed by the Unitholder or his authorized attorney, whereupon a new registered Certificate or Certificates for the same number of Units executed by the Trustee and the Depositor will be issued in exchange and substitution therefor. Certificates issued pursuant to this Indenture are interchangeable for one or more other Certificates in an equal aggregate number of Units of the Trust and all Certificates issued shall be issued in denominations of one Unit or any multiple thereof as may be requested by the Unitholder.

         A sum sufficient to pay any tax or other governmental charge that may be imposed in connection with any such transfer or interchange shall be paid by the Unitholder to the Trustee. The Trustee may require a Unitholder to pay $2.00 for each new Certificate issued on any such transfer or interchange.

         All Units canceled pursuant to this Indenture shall be disposed of by the Trustee without liability on its part.

         In case any Certificate shall become mutilated or be destroyed, stolen or lost, the Trustee shall execute and deliver a new Certificate pursuant to this Section 4.03 in exchange and substitution therefor upon the Unitholder furnishing the Trustee with proper identification and satisfactory indemnity, complying with such other reasonable regulations and conditions as the Trustee may prescribe and paying such expenses as the Trustee may incur. Any mutilated

Certificate shall be duly surrendered and cancelled before any new Certificate shall be issued or recorded in exchange and substitution therefor. Upon the issuance of any new Certificate, a sum sufficient to pay any tax or other governmental charge and the fees and expenses of the Trustee may be imposed as provided for in this Section 4.03. Any such new Certificate issued pursuant to this Section 4.03 shall constitute complete and indefeasible evidence of ownership of Units in the Trust, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time. In the event the Trust has terminated or is in the process of termination, the Trustee may, instead of issuing a new Certificate in exchange and substitution for any Certificate which shall have become mutilated or shall have been destroyed, stolen or lost, make the distributions in respect of such mutilated, destroyed, stolen or lost Certificate (without surrender thereof except in the case of a mutilated Certificate), as provided in Section 7.02 hereof, if the Trustee is furnished with such security or indemnity as it may require to save it harmless, and in the case of destruction, loss or theft of a Certificate, evidence to the satisfaction of the Trustee of the destruction, loss or theft of such Certificate and of the ownership thereof.

Section  4.04......COMPENSATION  OF DEPOSITOR: For services performed under this
Indenture in evaluating and for maintaining surveillance over the Securities in the Trust and other services performed at the Trustee's request, the Depositor shall be paid by First Bank in such amounts, if any, as the two parties shall agree.

                                    ARTICLE V

                                     TRUSTEE

Section 5.01......TRUSTEE'S LIABILITIES, RIGHTS AND DUTIES: The Trustee shall in its discretion undertake such action as it may deem necessary at any and all times to protect the Trust and the rights and interests of the Unitholders pursuant to the terms of this Indenture, provided, however, that the expenses and costs of such actions, undertakings or proceedings shall be paid by First Bank. The Trustee will also serve as custodian of the Trust's Securities. In addition to and notwithstanding the other duties, rights, privileges and liabilities of the Trustee as otherwise set forth herein, the liabilities, rights and duties of the Trustee are further defined as follows:

         (a)......The  Trustee  shall be under no liability for any action taken in good faith on any appraisal, paper, order, list, demand, request, consent, affidavit, notice, opinion, direction, evaluation, endorsement, assignment, resolution, draft or other document whether or not of the same kind prima facie properly executed, or for the disposition of moneys, Securities or Units pursuant to this Indenture, or in respect of any evaluation which it is required to make or is required or permitted to have made by others under this Indenture or otherwise, except by reason of its own negligence, lack of good faith or willful misconduct, provided that the Trustee shall not in any event be liable or responsible for any evaluation made by the Depositor. The Trustee may construe any of the provisions of this Indenture, insofar as the same may appear to be ambiguous or inconsistent with any other provisions hereof, and any construction of any such provisions hereof by the Trustee in good faith shall be binding upon the parties hereto;

         (b)......The  Trustee shall not be responsible for or in respect of the recitals herein, the validity or sufficiency of this Indenture or for the due execution hereof by the Depositor, or for the form, character, genuineness, sufficiency, value or validity of any Securities (except that the Trustee shall be responsible for the exercise of due care in determining the genuineness of Securities delivered to it pursuant to contracts for the purchase of such Securities) or for or in respect of the validity or sufficiency of any Units or of the due execution thereof by the Depositor, and the Trustee shall in no event assume or incur any liability, duty, or obligation to any Unitholder or the Depositor other than as expressly provided for herein. The Trustee shall not be responsible for or in respect of the validity of any signature by or on behalf of the Depositor;

         (c)......The  Trustee  shall not be under any  obligation to appear in, prosecute or defend any action, which in its opinion may involve it in expense or liability, unless as often as required by the Trustee, it shall be furnished with reasonable security and indemnity against such expense or liability, and any pecuniary cost of the Trustee from such actions shall be paid by First Bank. The Trustee shall in its discretion undertake such action as it may deem necessary at any and all times to protect the Trust and the rights and interests of the Unitholders pursuant to the terms of this Indenture; provided, however, that the expenses and costs of such actions, undertakings or proceedings shall be paid by First Bank;

         (d)......The  Trustee may employ  agents,  attorneys,  accountants  and auditors and shall not be answerable for the default or misconduct of any such agents, attorneys, accountants or auditors if such agents, attorneys, accountants or auditors shall have been selected with reasonable care. The Trustee may employ a registrar, paying agent or sub-trustees and shall be answerable for the default or misconduct of any such registrar, paying agent or sub-trustees as if it committed such actions or omissions itself. The Trustee shall be fully protected in respect of any action under this Indenture taken, or suffered, in good faith by the Trustee, in accordance with the opinion of its counsel. The fees and expenses charged by such agents, attorneys, accountants or auditors, or any registrar or paying agent, excluding any sub-trustee, shall be paid by First Bank. Any sub-trustee shall be compensated as provided in Section 5.04;

         (e)......If  at any time  the  Depositor  shall  fail to  undertake  or perform any of the duties which by the terms of this Indenture are required by it to be undertaken or performed, or such Depositor shall become incapable of acting or shall be adjudged a bankrupt or insolvent, or a receiver of such Depositor or of its property shall be appointed, or any public officer shall take charge or control of such Depositor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then in any such case, the Trustee may remove such Depositor and: (1) appoint a successor depositor who shall act hereunder in all respects in place of such Depositor, which successor shall be satisfactory to the Trustee, and which may be compensated at rates deemed by the Trustee to be reasonable under the circumstances, or (2) terminate and liquidate the Trust in the manner provided in Section 7.02.

         (f)......In no event shall the Trustee be liable for any taxes or other governmental charges imposed upon or in respect of the Securities or upon the interest thereon or upon it as Trustee hereunder or upon or in respect of the Trust which it may be required to pay under any present or future law of the United States of America or of any other taxing authority having jurisdiction in the premises. The Trust shall be reimbursed and indemnified by First Bank for all such taxes and charges and for any expenses, including counsel fees, which the Trust may sustain or incur with respect to such taxes or charges;

         (g)......No  payment to the Depositor or to any  principal  underwriter
(as defined in the Investment Company Act of 1940) for the Trust or to any affiliated person (as so defined) or agent of the Depositor or such underwriter shall be allowed the Trustee as an expense except for payment of such reasonable amounts as the Securities and Exchange Commission may prescribe as compensation for performing bookkeeping and other administrative services of a character normally performed by the Trustee;

         (h)......The Trustee, except by reason of its own negligence or willful misconduct, shall not be liable for any action taken or suffered to be taken by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;

         (i)......All moneys deposited with or received by the Trustee hereunder related to the Trust shall be held by it without interest in trust as part of the Trust or the Interest Account of the Trust until required to be disbursed in accordance with the provisions of this Indenture and such moneys will be segregated by separate recordation on the trust ledger of the Trustee so long as such practice preserves a valid preference under applicable law, or if such preference is not so preserved the Trustee shall handle such moneys in such other manner as shall constitute the segregation and holding thereof in trust within the meaning of the Investment Company Act of 1940;

         (j)......If  (i) the value of the Trust as shown by any  evaluation  by the Trustee pursuant to Section 4.01 hereof shall be less than twenty percent (20%) of the aggregate principal amount of Securities initially deposited in such Trust, or (ii) by reason of the Depositor's redemption of Units of the Trust not theretofore sold, the net worth of the Trust is reduced to less than forty percent (40%) of the aggregate principal amount of Securities initially deposited therein, the Trustee may in its discretion, and shall when so directed by the Depositor, terminate this Indenture and the Trust created hereby and liquidate such Trust, all in the manner provided in Section 7.02; and

         (k)......The  Trustee may deal with the Depositor  with the same rights and powers as if it were not the Trustee hereunder.

Section  5.02......BOOKS,  RECORDS AND  REPORTS:  The Trustee  shall keep proper books of records and accounts of all the transactions of the Trust under this Indenture at the Trustee's Office including a record of the name and address of, and the Units issued by the Trust and held by, every Unitholder, and such books and records shall be open to inspection by any Unitholder at all reasonable times during the Trustee's usual business hours. Such record shall be conclusive evidence as to who are the holders of Units and are entitled to receive payment of any distributions or otherwise to exercise or enjoy the rights of Unitholders. Such books of record shall be deemed to belong to the Trust. The Trustee shall cause audited statements as to the assets and income of the Trust to be prepared on an annual basis by independent public accountants selected by the Depositor, provided, however, (i) if the Depositor shall provide to the Trustee a written representation concluding that in the best judgment of the Depositor ceasing to prepare such annual audited statement would not have a material adverse impact on the marketability of the Units in the secondary market or (ii) if the cost to the Trust for preparation of such statements shall exceed an amount equivalent to $0.05 per Unit on an annual basis, then the Trustee shall not be required have such statements prepared.

         The Trustee shall make such annual or other reports as may from time to time be required under any applicable state or Federal statute or rule or regulation thereunder.

Section  5.03......INDENTURE  AND LIST OF SECURITIES ON FILE:  The Trustee shall keep a certified copy or duplicate original of this Indenture on file at the Trustee's Office available for inspection at all reasonable times during the Trustee's usual business hours by any Unitholder, together with a current list of the Securities in the Trust.

Section 5.04......COMPENSATION: For services performed under this Indenture, the
Trustee agrees to waive its fees. The Trustee shall pay any sub-trustee or successor trustee that does not agree to waive its fees the market rate for the services the sub-trustee or successor trustee provide to the Trust. First Bank also shall pay for any and all expenses of the Trust as expressly set forth in this Indenture, including but not limited to, the fees of counsel retained by the Trustee in connection with its activities hereunder and disbursements incurred hereunder and any extraordinary services performed by the Trustee hereunder relating to the Trust. The Trustee shall be indemnified by First Bank and held harmless against any loss or liability accruing to it without negligence, bad faith or willful misconduct on its part, arising out of or in connection with the acceptance or administration of the Trust, including the costs and expenses (including counsel fees) of defending itself against any claim of liability in the premises. If the Trustee does not pay any sub-trustee or successor trustee the amounts that it agreed to pay, then the sub-trustee or successor trustee shall be compensated from cash available in the Interest Account and then the Principal Account. If the cash balances in the Interest and Principal Accounts are insufficient to provide for amounts payable pursuant to this Section 5.04, the Trustee shall have the power to sell (i) Securities of the Trust from the current list of Securities designated to be sold pursuant to
Section 4.02 hereof; or (ii) if no such Securities have been so designated, such Securities of the Trust as the Trustee may see fit to sell in its own discretion, and to apply the proceeds of any such sale in payment of the amounts payable pursuant to this Section 5.04. The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale of Securities made pursuant to this Section 5.04. Any moneys payable to any sub-trustee or successor trustee pursuant to this Section 5.04 shall be secured by a prior lien on the Trust.

Section 5.05......REMOVAL AND RESIGNATION OF TRUSTEE; SUCCESSOR:

         (a)......The  Trustee may resign and be discharged of the trust created by this Indenture, by executing an instrument in writing resigning as Trustee and filing the same with the Depositor and mailing a copy thereof to all Unitholders then of record, not less than sixty days before the date specified in such instrument when, subject to Section 5.05(e), such resignation is to take effect. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor Trustee as hereinafter provided, by written instrument, in duplicate, one copy of which shall be delivered to the resigning Trustee and one copy to the successor Trustee. If at any time the Trustee becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property is appointed, or any public officer takes charge or control of the Trustee or of its property or affairs for the purposes of rehabilitation, conservation or liquidation, then in any such case the Depositor may (or if the Trustee is not re-elected pursuant to Section 6.02(c) shall) remove the Trustee and appoint a successor Trustee by written instrument, in duplicate, one copy of which shall be delivered to the Trustee so removed and one copy to the successor Trustee; provided that a copy of such instrument is mailed by the Depositor to each Unitholder then of record.

         (b)......Any  successor  Trustee  appointed  hereunder  shall  execute, acknowledge and deliver to the Depositor and to the resigning or removed Trustee an instrument accepting such appointment, and such successor Trustee without any further act, deed or conveyance shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder with like effect as if originally named Trustee herein and shall be bound by all the terms and conditions of this Indenture. Upon the request of such successor Trustee, the Depositor and the retiring Trustee shall, upon payment of any amounts due the retiring Trustee, or provision therefor to the satisfaction of such retiring Trustee, execute and deliver an instrument acknowledged by it transferring to such successor Trustee all the rights and powers of the retiring Trustee; and the retiring Trustee shall transfer, deliver and pay over to the successor Trustee all Securities and moneys at the time held by it hereunder, together with all necessary instruments of transfer and assignment or other documents properly executed necessary to effect such transfer and such of the records or copies thereof maintained by the retiring Trustee in the administration hereof as may be requested by the successor Trustee, and shall thereupon be discharged from all duties and responsibilities under this Indenture.

         (c)......In  case at any  time the  Trustee  resigns  and no  successor
Trustee has been appointed and accepted appointment within thirty days after notice of resignation has been received by the Depositor, the retiring Trustee may forthwith apply to a court of competent jurisdiction for the appointment of a successor Trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor Trustee.

         (d)......Any corporation into which any Trustee hereunder may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which any Trustee hereunder shall be a party, shall be the successor Trustee under this Indenture without the execution or filing of any paper, instrument or further act to be done on the part of the parties hereto, anything herein, or in any agreement relating to such merger or consolidation, by which any such Trustee may seek to retain certain powers, rights and privileges theretofore obtaining for any period of time following such merger or consolidation, to the contrary notwithstanding.

         (e)......Any resignation or removal of the Trustee and appointment of a successor Trustee pursuant to this Section 5.05 shall not become effective until acceptance of appointment by the successor trustee as provided in subSection (b) or (c) hereof.

Section  5.06......QUALIFICATIONS  OF TRUSTEE:  The Trustee,  and any  successor
Trustee or sub-trustee, shall be a corporation organized and doing business under the laws of the United States or any state thereof, which is authorized under such laws to exercise corporate trust powers and having at all times an aggregate capital, surplus and undivided profits of not less than $500,000.

ARTICLE VI........

                              RIGHTS OF UNITHOLDERS

Section  6.01......BENEFICIARIES  OF TRUST: By the purchase or acceptance of any
Unit a Unitholder shall be deemed to have assented to and to be bound by the terms and conditions of this Indenture.

Section 6.02......RIGHTS,  TERMS AND CONDITIONS: In addition to the other rights and powers set forth in the other provisions and conditions of this Indenture, the Unitholders shall have the following rights and powers and shall be subject to the following terms and conditions:

         (a)......A  Unitholder may at any time prior to the  termination of the
Trust tender his Units to the Trustee for redemption in accordance with Section 4.02.

         (b)......The death or incapacity of any Unitholder shall not operate to terminate this Indenture or the Trust, nor entitle his legal representatives or heirs to claim an accounting or to take any action or proceeding in any court of competent jurisdiction for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them. Each Unitholder expressly waives any right he may have under any rule of law, or the provisions of any statute, or otherwise, to require the Trustee at any time to account, in any manner other than as expressly provided in this Indenture, in respect of the Securities or moneys from time to time received, held and applied by the Trustee hereunder.

         (c)......No  Unitholder  shall have the right to control the  operation and management of the Trust in any manner, or the obligations of any party thereto, except that, only to the extent required by applicable law, Unitholders will have the right to elect the Trustee annually. Elections, if any, will be held each April upon 30 days' written notice to Unitholders. Such written notice will set forth the material information regarding the Trustee and the Trust and the mechanics for voting the Units. If the Trustee is not re-elected in any such election, the Depositor shall remove the Trustee pursuant to Section 5.05. Notwithstanding the foregoing, nothing herein shall be construed so as to constitute the Unitholders from time to time as partners or members of an association; nor shall any Unitholder ever be under any liability to any third persons by reason of any action taken by the parties to this Indenture, or any other cause whatsoever.

                                  ARTICLE VII

                 ADDITIONAL COVENANTS; MISCELLANEOUS PROVISIONS

Section 7.01......AMENDMENTS: This Indenture may be amended from time to time by the Trustee or Depositor, or their respective successors, without the consent of any of the Unitholders (a) to cure any ambiguity or to correct or supplement any provision contained herein that may be defective or inconsistent with any other provision contained herein or (b) to make other provision in regard to matters or questions arising hereunder that does not adversely affect in any material respect the interests of the Unitholders; provided, however, that the parties hereto may not amend this Indenture except as provided in the Indenture so as to
(1) increase the number of Units issuable hereunder above the amount issued pursuant to Section 2.01, or such lesser amount as may be outstanding at any time during the term of this Indenture, or (2) subject to Section 3.12, permit the deposit or acquisition hereunder of obligations or other securities either in addition to or in substitution for any of the Securities. Promptly after the execution of any such amendment the Trustee shall furnish written notification to all the outstanding Unitholders of the substance of such amendment.

Section  7.02......TERMINATION:  The Trust shall  terminate  upon the  maturity, redemption, sale or other disposition as the case may be of the last Security held in the Trust, unless sooner terminated as hereinbefore specified, and may be terminated at any time by the written consent of a majority of the Unitholders; provided that, in no event shall the Trust continue beyond the Mandatory Termination Date. Written notice of any termination shall be given by the Trustee, or the Trustee shall give notice, to each Unitholder at his address appearing on the registration books of the Trustee. Within a reasonable period of time after the termination of the Trust, the Trustee shall fully liquidate the Securities of the Trust then held, if any, and shall:

         (a)......distribute to each Unitholder such holder's pro rata share  of the balance of the Interest Account;

         (b)......distribute to each Unitholder such Unitholder's pro rata share of the balance of the Principal Account; and

         (c)......furnish to each such Unitholder a final distribution statement as of the date of the computation of the amount distributable to Unitholders, setting forth the data and information in substantially the form and manner provided for in Section 3.05.

         The amounts to be so  distributed to each  Unitholder  shall be the pro
rata  shares  of  the  balances  of  the  Interest   and   Principal   Accounts,
respectively, represented by such Unitholder's Units.

         The Trustee shall be under no liability with respect to moneys held by it in the Interest and Principal Accounts upon termination except to hold the same in trust without interest until disposed of in accordance with the terms of this Indenture.

Section 7.03......CONSTRUCTION:  This Indenture is executed and delivered in the
State of New York, and all laws or rules of construction of such State shall govern the rights of the parties hereto and the Unitholders and the interpretation of the provisions hereof.

Section  7.04......WRITTEN  NOTICE: Any notice, demand, direction or instruction to be given to the Depositor hereunder shall be in writing and shall be duly given if mailed or delivered to the Depositor at 11901 Olive Blvd., St. Louis, Missouri 63141, Attn. Annette R. Carson or at such other address as shall be specified by the Depositor to the Trustee in writing. Any notice, demand, direction or instruction to be given to the Trustee shall be in writing and shall be duly given if mailed or delivered to the Trustee's Office or such other address as shall be specified to the Depositor by the Trustee in writing. Any notice to be given to the Unitholders shall be duly given if mailed or delivered to each Unitholder at the address of such holder appearing on the registration books of the Trustee.

Section 7.05......SEVERABILITY: If any covenant, agreement, provision or term of this Indenture is held contrary to any express provision of law or contrary to policy of express law, though not expressly prohibited, or against public policy, or for any reason whatsoever is held invalid, then such covenant, agreement, provision or term shall be deemed severable from the remaining covenants, agreements, provisions and terms of this Indenture and shall in no way affect their validity or enforceability or the rights of the Unitholders.

Section  7.06......DISSOLUTION  OF  DEPOSITOR  NOT TO TERMINATE  INDENTURE:  The
dissolution of the Depositor from or for any cause whatsoever shall not operate to terminate this Indenture or the Trust insofar as the duties and obligations of the Trustee are concerned.

Section  7.07......REGISTRATION  OF UNITS:  The Depositor may elect to cause the
Units to be registered under the 1933 Act. Upon such election, the Depositor shall give written notice ("Notice") to all Unitholders of its intention to effect such registration, which Notice shall specify the procedures such Unitholders shall follow. The Depositor shall direct the Trust in effecting the registration of the Units. First Bank shall bear the expenses of such registration. The Depositor and/or the Trustee is authorized to sign the registration statement on behalf of the Trust for any such registration.

Section  7.08......LIMITATION  OF LIABILITY:  No Unitholder  (in its capacity as
Unitholder) shall be liable for any obligations, debts or claims assumed by, or asserted against, the Trust. The Trustee shall notify any party to whom the Trust has, or in the future may have, any obligation or debt of the existence of this provision.

Section  7.09......SUCCESSORS  TO FIRST BANK: Any  corporation  into which First
Bank may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which First Bank shall be a party shall automatically replace First Bank as party to this Indenture and shall be required to fulfill all of the duties of First Bank under this Indenture without the execution or filing of any paper, instrument or further act to be done on the part of the parties hereto.

Section 7.10......TAX  TREATMENT AS A RIC: The parties intend that the Trust is, and will continue to be, an entity taxable as a RIC under Section 851 of the Internal Revenue Code of 1986, as amended, for federal income tax purposes. The Trustee will do all things requisite to the maintenance of the Trust as an entity taxable as a RIC for federal income tax purposes. Unless otherwise required by appropriate tax authorities, the Trustee on behalf of the Trust will file or cause to be filed annual or other necessary income tax returns, reports and other forms consistent with the characterization of the Trust as a RIC for such federal income tax purposes.

         IN WITNESS WHEREOF, the Depositor and the Trustee have caused this Indenture to be executed by its duly authorized officers as of the date first above written.

Star Lane Holdings Trust Statutory Trust, Depositor

By:   /s/ Annette R. Carson
      ----------------------------------------------------
          Annette R. Carson, Trustee
          11901 Olive Boulevard, St. Louis, Missouri 63141

First Bank, as Trustee

By:   /s/ Lisa K. Vansickle
      ----------------------------------------------------
          Lisa K. Vansickle, Vice President
          11901 Olive Boulevard, St. Louis, Missouri 63141

First Bank, in its individual capacity

By:   /s/ Lisa K. Vansickle
       ---------------------------------------------------
          Lisa K. Vansickle, Vice President
          11901 Olive Boulevard, St. Louis, Missouri 63141

                                   APPENDIX A

                             DISTRIBUTION STATEMENT
                         ------------------------------




                                     [DATE]



Trustee
----------------------
----------------------
----------------------

To ___________________:


         Pursuant to Section 3.05 of the Trust Indenture and Agreement dated January 21, 2000 among Star Lane Holdings Trust Statutory Trust, as Depositor, First Bank, as Trustee, and First Bank, in its individual capacity ("Indenture"), below are the amounts being distributed on [SPECIFIC DATE] from the Principal and Interest Accounts of Star Lane Trust, a trust organized under the laws of the State of New York on January 21, 2000.


Per Unit Distributions.....                 Per Unit Distributions
from     ..................                 from
Interest Account...........                 Principal Account

$$



Capitalized terms used in this letter and not otherwise defined have the meanings established in the Indenture.

                                   APPENDIX B

                          ANNUAL DISTRIBUTION STATEMENT
                          -----------------------------

                                 STAR LANE TRUST
                                  ANNUAL REPORT



To the holders of:
STAR LANE TRUST

  In accordance with the terms of the Trust Indenture and Agreement dated January 21, 2000 among Star Lane Holdings Trust Statutory Trust, as Depositor, First Bank, as Trustee, and First Bank, in its individual capacity ("Indenture"), First Bank, as Trustee, submits the following statement for calendar year ended as of December 31, 2____.


INTEREST ACCOUNT
1.       Interest Received on Securities $

2.       Less--
         (A)......Interest paid pursuant to $      Section 3.04 (See Schedule 1)

         (B)......To Unitholders upon redemption  $
 ..................of Units pursuant to Section 4.02

         (C)......Fees and Expenses for Trustees and $______$_____
                  Miscellaneous

3.       Plus balance in account as of close $_____  of preceding year

4.       Available for distribution $_____

5.       Balance on hand $______

6.       Per Unit Value-- (BAL. ON HAND-- UNITS $                   OUTSTANDING)

PRINCIPAL ACCOUNT

1.       Balance in account as of close of preceding year $              year

2.       Less-- Principal Paid: Unit Redemptions                   $

3.       Plus Proceeds of obligations eliminated -$
         (SEE SCHEDULE 2 FOR LIST AND REASON FOR ELIMINATION)

4.       Plus Payment of principal on securities $-----------

5.       Available for distribution $

6.       Less distributions made during year -  $             (SEE SCHEDULE 1)

7.       Less amounts paid for purchases of $             replacement securities

8.       Less amounts paid for purchases of  reinvestment securities $_________

9.       Balance on Hand $

10.      Per Unit Value (BAL. ON HAND - UNITS   $               OUTSTANDING )


PORTFOLIO AS OF DECEMBER __, 2_____

PAR VALUE  AMOUNT HELD DESCRIPTION OF SECURITIES   COUPON MATURITY DATE


PRINCIPAL AMOUNT OF SECURITIES ON DEPOSIT  ____________

TOTAL UNITS OUTSTANDING ____________

VALUE OF EACH UNIT AS OF _________   ____________

                                   SCHEDULE 1
                                PRINCIPAL ACCOUNT
                      DISTRIBUTIONS PER UNIT DURING 2____:

PAYABLE  .........DATE.....         DISTRIBUTIONS    TOTAL
PER UNIT DISTRIBUTIONS
  $ $
  $ $
  $ $
  $ $
  $ $
  $ $
  ---------------------------------
TOTAL   $ $



                                INTEREST ACCOUNT
                      DISTRIBUTIONS PER UNIT DURING 2____:


PAYABLE  .........DATE.....         DISTRIBUTIONS    TOTAL
PER UNIT DISTRIBUTIONS

  $ $
  $ $
  $ $
  $ $
  $ $
  $ $
  ---------------------------------
TOTAL  $ $



DATE OF SALE, DESCRIPTION OF SECURITIES REASON  PAR VALUE NET
MATURITY, PROCEEDS LIQUIDATION OR  (EXCLUDING REDEMPTION AMOUNTS
CREDITED TO INTEREST ACCOUNT)

                                   APPENDIX C

                                 REDEMPTION FORM
                                 ---------------


First Bank
11901 Olive Blvd.
St. Louis, Missouri 63141
ATTN:  Lisa K. Vansickle

[DATE]
----------------------

To First Bank:

         I am a Unitholder in Star Lane Trust, a trust formed under the laws of the State of New York on January 21, 2000, writing to request a redemption. Pursuant to the Section 4.02 of the Trust Indenture and Agreement dated January 21, 2000 among Star Lane Holdings Trust Statutory Trust, as Depositor, First Bank, as Trustee, and First Bank, in its individual capacity (the "Indenture"), below is the requisite information:

 (a)  My tax identification number is:

 (b)  My name and address is:

 (c)  Please redeem [INSERT NUMBER]of Units and send the redemption proceeds:

 by [mail to the address above]

by [wire PLEASE COMPLETE ACCOUNT INFORMATION]


         Capitalized terms used in this letter and not otherwise defined have the meanings established in the Indenture.


-----------------------------
Name
Date:
Signature Notarized

                                   APPENDIX D

                               LIST OF SECURITIES
                                 ---------------

                                                                   EXHIBIT A(4)
                             PARTICIPATION AGREEMENT


         THIS AGREEMENT, made and entered into as of this 21st day of January, 2000, by and between FIRST BANK, a Missouri state bank ("Bank"), and STAR LANE HOLDINGS TRUST STATUTORY TRUST, a Connecticut Statutory Trust ("Participant").

                                WITNESSETH THAT,

         WHEREAS, Bank has entered into arrangements for the extension of credit to its customers or has purchased loans originated by other lenders in the ordinary course of its business as set forth on Exhibit A hereto (each a "Loan," and collectively, the "Loans"), and

         WHEREAS, Participant now wishes to purchase a participation interest in the Loans;

         NOW, THEREFORE, it is agreed between Bank and Participant as follows:

1. The terms and conditions of the Loans are as set forth in the commitments, notes, security documents and other papers (all of which, together with any items hereafter executed, including any supplements or amendments of any such which bear upon the terms and conditions of the Loans are hereinafter collectively referred to as the "Loan Documents") summarized with respect to each Loan on Exhibit A hereto.

2. Bank has no undisclosed knowledge of any fact which would adversely affect the value or marketability of any of the Loans. Participant acknowledges that it has been afforded the opportunity to review copies of the Loan Documents and that this Agreement has been entered into on the basis of Participant's independent judgment and assessment of the facts and creditworthiness of the borrowers thereunder. The only responsibility of Bank as regards the Loans shall be to act in accordance with this Agreement and the Loan Documents using the same care and giving the same attention to the Loans as if the Loans were made entirely for its own account.

3.  Participant  hereby  purchases a one hundred  percent  (100%)  participation interest in each Loan listed on Exhibit A as provided herein and, as the purchase price of such participations, Participant shall remit to Bank immediately upon Participant's execution hereof (or upon the execution of any supplement or amendment to Exhibit A) units of equity interest of Participant, representing undivided fractional ownership interests in Participant.

4. The Loan Documents shall be issued, assigned, delivered to and held by Bank. Bank shall mark its records to reflect the interests of Participant in the Loans, and representatives of Participant may, from time to time, inspect any and all of the records of Bank pertaining to the Loans.

5. Bank shall service the Loans and in connection therewith shall receive all documentation therefor, make such examinations and collect such information with respect thereto and with respect to the affairs and condition of the borrowers thereunder and any other parties to the Loan Documents as may from time to time be required under the Loan Documents or deemed in accordance with sound banking practice. Participant shall have the right, upon reasonable notice to Bank, to review duplicate originals of all documentation required under the Loan Documents. Bank will advise Participant of any event constituting, or which might constitute, an event of default with respect to any Loan or the results of any examination made by it or of any information coming to its attention which Bank deems to adversely affect the timely repayment of any Loan.

6. Bank shall collect all interest and principal payments under the Loan Documents and shall promptly remit Participant's share thereof to, or for the account of, Participant as the same is collected.

7. Participant shall cooperate with all reasonable requests of Bank in establishing any exemption from or reduction of any requirement that taxes be deducted or withheld from any payments to Participant, including, without limitation, the provision to Bank upon Participant's execution of this Agreement of appropriate certificates or other documents for tax purposes (the "Tax Forms"), including the furnishing of Internal Revenue forms 1001 or 4224, as appropriate, or appropriate renewal or successor forms to the extent such form has been superseded. Participant shall indemnify and hold Bank harmless from and against any and all loss, cost, expense or liability of any kind whatsoever, including, without limitation, any taxes and reasonable attorney's fees, asserted against Bank or incurred or paid by Bank by reason of or resulting from the inaccuracy or falsity of any statement or representation made or information included in Tax Forms provided by Participant. Participant further acknowledges that, in the absence of an applicable exemption, payments made by Bank to Participant shall be made subject to any applicable present or future taxes, levies, imposts, duties, fees, charges, deductions or withholdings imposed by any government or any political subdivision or taxing authority thereof having jurisdiction over Bank.

8. Bank shall be entitled to retain, as compensation for servicing the Loans and for general and administrative or overhead expenses attributable thereto, a portion of the interest actually paid by borrowers on the Loans equivalent to the interest that would accrue on the Loans if the rate thereof was equal to the interest rate indicated in the loan documentation of such Loans, and Bank shall be entitled to reimbursement for all reasonable out-of-pocket expenses it incurs from the date hereof in servicing the Loans, other than expenses to be reimbursed by borrowers pursuant to the Loan Documents.

9. In the event of default under the Loan Documents relating to a particular Loan, the interests of Bank and Participant in the Loan and any collateral therefor shall be deemed ratably concurrent and, thereafter, any payments received from borrowers or any other parties to such Loan Documents by liquidation of collateral, application of deposits, or otherwise, shall be applied pro rata among the indebtedness held by Bank and the indebtedness held by Participant.

10. Bank, with the consent of the Participant, which consent shall not be unreasonably withheld, shall have full power and authority to make or consent to any alteration in the terms of the Loan Documents relating to a particular Loan, accelerate the maturity of the Loan, consent to any release, substitution or exchange of any security given under the Loan Documents relating to a particular Loan, or waive, release or alter any claim against borrowers or any other parties to such Loan Documents so long as any such action or inaction is in the same exercise of care Bank would use if the Loan were held wholly for its own account.

11. In the event of default under the Loan Documents relating to a particular Loan, or should Bank believe that the ability of a borrower to repay any Loan is in jeopardy or that the ability of any other parties to the Loan Documents relating to a particular Loan to perform their obligations in accordance therewith is in jeopardy, Bank may proceed to institute such collection procedures and to make such demands as may be deemed necessary in the premises so long as any such action or inaction is in the same exercise of care Bank would use if the Loan were held wholly for its own account. In the event that Bank determines it advisable so to proceed, it shall be entitled to do so in its own name, making Participant party to any such efforts if necessary. Participant will not initiate any collection procedures. Bank will bear any cost or expenditure incurred to maintain and preserve either Bank's or Participant's position as regard to such Loan, including but not limited to costs and expenditures for the payment of taxes, insurance premiums, prevention of waste, repairs, maintenance, management fees and for collection and preservation of collateral.

12. Nothing in this Agreement shall be deemed to constitute any party hereto the agent of any other party hereto except as Bank may be deemed the agent of Participant for managing, servicing and collecting the Loans and this Agreement shall not be construed to create a partnership, joint venture or any like arrangement among Bank and Participant.

13. This Agreement and the rights and interests of the parties herein and in the Loans, the Loan Documents and the collateral for any of the Loans shall not be assigned by either party, except to such party's corporate parent, subsidiary or affiliate, without the prior written consent of the other, which consent shall not be unreasonably withheld, and (except as set forth above) as long as the Loans are unpaid, this Agreement shall not be cancelled or amended in any way without the written consent of Bank and Participant. The parties acknowledge and agree that the list of Loans subject to this Agreement and attached as Exhibit A hereto may be altered, amended, supplemented and replaced from time to time by mutual agreement of the parties.

14. The participation created under this Agreement is a "blind" participation. Participant shall not contact or communicate with any borrower, directly or indirectly, in any manner at any time. Any request for information from any borrower shall be made exclusively through Bank. The existence of this Agreement and the participation created hereby, and all information obtained as a result of this Agreement, shall at all times be maintained in the highest confidence and may be disclosed to only those officers and employees of Participant with a "need to know" or as otherwise required by law. This requirement of confidentiality shall survive the termination of this Agreement.

15. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. This Agreement shall be deemed a contract made and entered into under the laws of the State of Missouri for all purposes including both construction and remedy.



                           [Signature page to follow.]

         IN WITNESS WHEREOF, the parties hereto have by their duly authorized officers, executed this Agreement as of the day and year first above written.



"Bank"

First Bank

By:      /s/ Lisa K. Vansickle
         ---------------------
             Lisa K. Vansickle, Vice President


"Participant"

Star Lane Holdings Trust Statutory Trust

By:      /s/ Annette R. Carson
         ---------------------
             Annette R. Carson, Trustee

                                    EXHIBIT A

                                                                   EXHIBIT A(5)

No. ___                                                             UNITS: 1
                                 STAR LANE TRUST


                           Certificate of Trust Units
 ------------------------------------------------------------------------------

         This is to certify that ____________________ is the owner of one (1) unit of STAR LANE TRUST, a trust formed under the laws of the State of New York, subject and pursuant to the terms and conditions of that certain Trust Indenture and Agreement for STAR LANE TRUST, dated January 21, 2000, by and among STAR
LANE HOLDINGS TRUST STATUTORY TRUST, a Connecticut Statutory Trust, as Depositor, FIRST BANK, a Missouri state bank, as Trustee, and FIRST BANK, in its individual capacity (the "Indenture"), a copy of which said Indenture is on file with the undersigned Trustee and available for inspection during business hours at the office of the Trustee.

         The holder hereof, by accepting this Certificate, and every transferee hereof consents to and agrees to be bound by all the terms and conditions of this Certificate and of the Indenture, and no transfer of this Certificate or of any units represented thereby may be made except in accordance with and subject to said terms and conditions.

         The holder hereof, by accepting this Certificate, and every transferee hereof consents that the undersigned Trustee may treat the registered holder hereof as the true owner for all purposes.

         This Certificate is transferable only on the books of the undersigned Trustee by the holder hereof in person or by his duly appointed attorney upon the surrender hereof, properly endorsed.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate this 21st day of January, 2000.


First Bank, Trustee                                   Star Lane Holdings Trust
                                                      Statutory Trust, Depositor

 By:  /s/ Lisa K. Vansickle                    By: /s/Annette R. Carson
      --------------------------------------   -----------------------------
          Lisa K. Vansickle, Vice President           Annette R. Carson, Trustee


THIS UNIT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THIS UNIT HAS BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF: (1) AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS UNIT UNDER THE SECURITIES ACT; (2) AN OPINION OF COUNSEL SATISFACTORY TO TRUSTEE THAT SUCH REGISTRATION IS NOT REQUIRED; OR (3) A "NO ACTION" LETTER FROM THE SECURITIES AND EXCHANGE COMMISSIONTHE "COMMISSION") TO THE EFFECT THAT THE STAFF OF THE COMMISSION WILL NOT RECOMMEND THAT ANY ACTION BE TAKEN UNDER THE SECURITIES ACT IF SUCH PROPOSED SALE IS CONSUMMATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT.

                                                                   EXHIBIT A(6)
                              CERTIFICATE OF TRUST
                      Office of the Secretary of the State
     30 Trinity Street/P.O. Box 150470/Hartford, CT 06115-0470/Rev. 10/1/97

--------------------------------------------------------------------------------
                           Space for Office Use Only:

                     [FILED 01/05/2000 04:08 PM PAGE 01769]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1.       NAME OF STATUTORY TRUST:
                    Star Lane Holdings Trust Statutory Trust
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2.       ADDRESS OF THE STATUTORY TRUST'S PRINCIPAL OFFICE:
Star Lane Holdings Trust Statutory Trust
11901 Olive Blvd.
St. Louis, Missouri  63141

Attn: Annette R. Carson
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
3.       APPOINTMENT OF STATUTORY AGENT
--------------------------------------------------------------------------------
----------------------------------------------------------- --------------------
           Name of Agent                                Business Address

       CT Corporation System                           One Commercial Plaza
       ---------------------                           --------------------
                                                        Hartford, CT 06103
                                                        ------------------






--------------------------------------------------------------------------------
----------------------------------------------------------- --------------------
                                                        Residence Address

                                                             N/A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                  Acceptance of Appointment of Registered Agent
                              CT Corporation System

                                /s/ Sean Emerick
                        Sean Emerick, Assistant Secretary
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                          4. EXECUTION BY ALL TRUSTEES

                       Dated this 3rd day of January, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   Type or print names of signing trustees                   Signatures
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Annette R. Carson                                 /s/ Annette R. Carson
                                                       ---------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Frank H. Sanfilippo                               /s/ Frank H. Sanfilippo
                                                       -----------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Lisa K. Vansickle                                 /s/ Lisa K. Vansickle
                                                      ---------------------
--------------------------------------------------------------------------------
       Reference an 8 1/2 x 11 attachment if additional space is required

                              DECLARATION OF TRUST


                                      Among


                                   FIRST BANK,

                                   as Grantor,


                                       and


                    Annette R. Carson, Lisa K. Vansickle and
                        Frank H. Sanfilippo, as Trustees


                          Dated as of January 21, 2000


                                TABLE OF CONTENTS

1.       Definitions; Construction................................................................................1
         1.1.     Definitions.....................................................................................1
         1.2.     Construction....................................................................................4
2.       Organization      .......................................................................................4
         2.1.     Formation and Situs of the Trust................................................................4
         2.2.     Name     .......................................................................................5
         2.3.     Office for Service of Process...................................................................5
         2.4.     Purposes and Power..............................................................................5
         2.5.     Appointment of Trustees.........................................................................5
         2.6.     Capital Contribution of the Initial Trust Estate................................................6
         2.7.     Declaration of Trust............................................................................6
         2.8.     Filing of the Certificate of Trust..............................................................6
         2.9.     Nature of the Owners' and the Trustees' Liabilities.............................................6
         2.10.    Duration of the Trust...........................................................................6
         2.11.    Treatment as a Corporation for Federal Income Tax Purposes......................................6
         2.12.    Title to Trust Property.........................................................................6
         2.13.    Representations and Warranties of Grantor.......................................................7
                  2.13.1.  Organization...........................................................................7
                  2.13.2.  Power and Authority; Due Authorization.................................................7
                  2.13.3.  No Conflict............................................................................7
                  2.13.4.  No Proceedings.........................................................................7
                  2.13.5.  Securities Laws........................................................................7
         2.14     Additional Contributions to the Trust...........................................................9
3.       Trust Certificates and Transfer of Interests.............................................................9
         3.1.     Initial Ownership...............................................................................9
         3.2.     The Trust Certificates..........................................................................9
                  3.2.1.   Issuance of Trust Certificates.........................................................9
                  3.2.2.   Transferees of Trust Certificates......................................................9
                  3.2.3.   Issuance of Trust Certificates to Grantor..............................................9
         3.3.     Trust Certificate Transfer Restrictions........................................................10
                  3.3.1.   Issuance of Trust Certificates........................................................10
                  3.3.2.   Transferees of Trust Certificates.....................................................10
         3.4.     Authentication of Trust Certificates...........................................................10
         3.5.     Registration of Transfers and Exchanges of Trust Certificates..................................10
                  3.5.1.   Certificate Registrar and Certificate Register........................................10
                  3.5.2.   New Trust Certificates................................................................10
                  3.5.3.   Written Instruments of Transfer.......................................................11
                  3.5.4.   Service Charges.......................................................................11
                  3.5.5.   No Transfers within 15 Days Prior to a Distribution to Certificateholders.............11
         3.6.     Mutilated, Destroyed, Lost or Stolen Trust Certificates........................................11
         3.7.     Persons Deemed Owners..........................................................................11
         3.8.     Access to List of Certificateholders' Names and Addresses......................................11
         3.9.     Maintenance of Office or Agency................................................................12


4.       Management of the Trust.................................................................................12
         4.1.     Management Vested in the Trustees..............................................................12
         4.2.     Prior Notice to Holders with Respect to Certain Matters........................................12
5.       Application of Trust Funds; Certain Duties..............................................................12
         5.1.     Application of Trust Funds.....................................................................12
                  5.1.1.   Distributions.........................................................................12
                  5.1.2.   Withholding Taxes.....................................................................12
         5.2.     Method of Distributions........................................................................13
         5.3.     No Segregation of Moneys; No Interest..........................................................13
         5.4.     Accounting and Reports to the Holder, the Internal Revenue Service and Others..................13
6.       Authority and Duties of Trustees........................................................................13
         6.1.     General Duties.................................................................................13
         6.2.     Action Upon Instruction........................................................................14
                  6.2.1.   Right of Owners to Give Instructions..................................................14
                  6.2.2.   Investments Which Are Not Eligible Investments........................................14
                  6.2.3.   Restrictions on Owners' Power.........................................................14
                  6.2.4.   Majority Control......................................................................14
         6.3.     No Duties Except as Specified in this Agreement or in Instructions.............................14
         6.4.     No Action Except Under Specified Documents or Instructions.....................................14
         6.5.     Restrictions...................................................................................15
7.       Concerning the Trustees.................................................................................15
         7.1.     Acceptance of Trust and Duties.................................................................15
         7.2.     Representations and Warranties.................................................................16
                  7.2.1.   Organization..........................................................................16
                  7.2.2.   Authorization.........................................................................16
                  7.2.3.   No Conflict...........................................................................16
         7.3      Reliance, Advice of Counsel....................................................................16
                  7.3.1.   Reliance..............................................................................16
                  7.3.2.   Counsel, Etc..........................................................................16
         7.4.     Not Acting in Individual Capacity..............................................................17
         7.5.     Trustees Not Liable for this Agreement or Trust Certificates...................................17
         7.6.     Trustees May Own Trust Certificates............................................................17
8.       Compensation of Trustees................................................................................17
         8.1.     Trustees' Fees and Expenses....................................................................17
         8.2.     Indemnification................................................................................17
         8.3.     Payments to the Trustees.......................................................................18
9.       Termination of Agreement................................................................................18
         9.1.     Termination....................................................................................18
         9.2.     Election to Terminate..........................................................................18
         9.3.     No Right to Terminate..........................................................................19
         9.4.     Notice of Termination..........................................................................19
         9.5.     Unclaimed Property.............................................................................19
         9.6.     Cancellation of Certificate of Trust...........................................................19



10.      Successor Trustees and Additional Trustees..............................................................19
         10.1.    Resignation or Removal of Trustees.............................................................19
                  10.1.1.  Resignation...........................................................................19
                  10.1.2.  Ineligible Trustees...................................................................20
                  10.1.3.  Removal...............................................................................20
                  10.1.4.  Effectiveness.........................................................................20
         10.2.    Successor Trustees.............................................................................20
                  10.2.1.  Execution of Acceptance...............................................................20
                  10.2.2.  Notice of Successor Trustee...........................................................20
         10.3.    Appointment of Co-Trustee or Separate Trustee..................................................21
                  10.3.1.  Appointment...........................................................................21
                  10.3.2.  Rights and Duties of Separate and Co-Trustees.........................................21
                  10.3.3.  Notice; Instruments of Appointment....................................................21
                  10.3.4.  Agent.................................................................................21
11.      Miscellaneous     ......................................................................................22
         11.1.    Amendments and Supplements.....................................................................22
                  11.1.1.  Amendments Without Consent of Certificateholders......................................22
                  11.1.2.  Amendments With Consent of Certificateholders.........................................22
                  11.1.3.  Notice................................................................................22
                  11.1.4.  Form of Amendment.....................................................................22
                  11.1.5.  Amendment to Certificate of Trust.....................................................22
                  11.1.6.  Opinions of Counsel...................................................................22
         11.2.    Captions 23
         11.3.    Counterpart Facsimile Execution................................................................23
         11.4.    Counterparts...................................................................................23
         11.5.    Entire Agreement...............................................................................23
         11.6.    Exhibits 23
         11.7.    Failure or Delay...............................................................................23
         11.8.    Further Assurances.............................................................................23
         11.9.    Governing Law..................................................................................23
         11.10.   No Legal Title to Trust Estate in Holders......................................................23
         11.11.   No Petition....................................................................................24
         11.12.   No Recourse....................................................................................24
         11.13.   Notices  24
         11.14.   Severability...................................................................................25
         11.15.   Successors and Assigns.........................................................................25
         11.16.   Third-Party Beneficiaries......................................................................25


                              DECLARATION OF TRUST

         This Declaration of Trust made as of January 21, 2000, among FIRST BANK, a Missouri state bank, as grantor ("Grantor"), and ANNETTE R. CARSON, LISA
K. VANSICKLE and FRANK H. SANFILIPPO, as trustees (the "Trustees").

                                    RECITALS

         A. Grantor wishes, and it is the intention of the parties hereto, to establish a Connecticut Statutory Trust pursuant to Chapter 615 of Title 34 of the Connecticut General Statutes Section 500, et seq.

         B. Grantor desires that the Trustees act as trustees of such statutory trust pursuant to the terms hereof, and the Trustees wish to act as trustees of such statutory trust pursuant to the terms hereof.

                                    AGREEMENT

         In consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties hereto by their execution hereof), the parties hereto agree as follows:

1.       Definitions; Construction.

         1.1.     Definitions.  For purposes   of   this  Agreement,  unless the
         context   clearly  indicates   otherwise,  the   following  capitalized
         terms have the following meanings:

         "Additional Contributions" has the meaning set forth in Section 2.14.
         --------------------------

         "Affiliate" means: (i) any Person which, directly or indirectly, is in control of, is controlled by or is under common control with the party for whom an affiliate is being determined; (ii) any Person who is a director or officer of any Person described in clause (i) above or of the party for whom an affiliate is being determined; or (iii) any partner (general or limited), trustee, beneficiary, spouse, child (including an adult child) or sibling of any Person described in clause (i) above or of the party for whom an affiliate is being determined. For purposes hereof, control of a Person means the power, direct or indirect, to (a) vote 25% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise and either alone or in conjunction with others.

         "Agent of Service" means CT Corporation System as appointed pursuant to
Section 34-507 of the Business Trust Statute, or any successor thereto.

         "Agent of Service Office" means, with respect to the Agent of Service, the principal office of the Agent of Service located at One Commercial Plaza, Hartford, Connecticut 06103, or at such other address as the Trustees may designate by notice to the Holders pursuant to Section 34-507 of the Business Trust Statute, or the principal office of any successor Agent of Service appointed pursuant to Section 34-507 of the Business Trust Statute (where Trustees will notify Owner of the address of such successor).

         "Agreement" means this Trust Agreement, including all Exhibits hereto, as it may be amended from time to time.

         "Applicable  Law" means any law,  rule,  regulation,  order,  decree or other requirement having the force of law and, where applicable, any interpretation thereof by any authority having jurisdiction with respect thereto or charged with the administration thereof.

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the United States of America or the State of Missouri.

         "Business Trust Statute" means Chapter 615 of Title 34 of the Connecticut General Statutes, Section 500, et seq., and any Successor Statute, as amended from time to time.

         "Certificate   Balances  means  the  principal   amount  of  all  Trust
Certificates outstanding.

          "Certificate of Trust" means the Certificate of Trust in the form of Exhibit B to be filed for the Trust pursuant to Section 34-503(a) of the Business Trust Statute.

         "Certificate Register" and "Certificate Registrar" means the register mentioned in, and the registrar appointed pursuant to, Section 3.5.

         "Certificateholder" or "Holder" means a Person in whose name a Trust Certificate is registered in the Certificate Register.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contractual   Obligation"   means   any   obligation,   agreement   or
undertaking, whether oral or written.

         "Corporate Trust Office" means, with respect to the Trustees, the principal trust office of the Trustees located at First Bank, 11901 Olive Blvd., St. Louis, Missouri 63141, or at such other address as the Trustees may designate by notice to the Holders, or the principal trust office of any successor Trustee (the address of which the successor Trustee will notify the Owners and all other Trustees).

         "Debt" of a Person means: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such

Person to pay the deferred purchase price of property or services; (iv) all capitalized lease obligations of such Person; (v) all obligations or liabilities of others secured by a Lien on any asset owned by such Person, whether or not such obligation or liability is assumed by such Person; (vi) all contingent obligations of such Person; and (vii) all other obligations or liabilities of such Person which are required by GAAP (without regard to materiality) to be shown as a liability or otherwise disclosed in financial statements.

         "Eligible Investments" means investments, including securities of any subsidiary entity, in which a Missouri state bank and a national bank is permitted to invest in under Applicable Law.

         "Expenses" has the meaning set forth in Section 8.2.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession.

         "Governmental Authority" means any government of any nation, state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Grantor" has the meaning set forth in the opening paragraph of this Agreement.

         "Indemnified Parties" has the meaning set forth in Section 8.2.

         "Initial Certificate Balance" means $ 808.59.

         "Initial   Contribution"  means  those  Eligible  Investments  as  more particularly described on Exhibit C.

         "Lien" means a security interest, lien, charge, pledge, equity or encumbrance of any kind.

         "Majority" means Holders owning, at the time of determination, more than 50% of the Certificate Balance of all Trust Certificates then outstanding.

         "Owner" means a beneficial owner of a Trust Certificate, including Grantor and its successors and permitted assignees in such capacity.

         "Paying Agent" means any paying agent or co-paying agent appointed pursuant to Section 3.9.

         "Person" means any individual, corporation, limited partnership, general partnership, joint venture, association, company, trust, joint stock company, bank, trust company, land trust, vehicle trust, business trust, real estate investment trust, estate, limited liability company or other organization irrespective of whether it is a legal entity, and any Governmental Authority.

         "Record Date" means, with respect to any distribution date, the last day of the preceding month.

         "SEC" means the United States Securities and Exchange Commission.

         "Secretary of State" means the Secretary of State of the State of Connecticut.

         "Securities Act" means the Securities Act of 1933, 15 U.S.C.ss.77a et seq, as amended.

         "Treasury Regulation" means those regulations promulgated by the U.S. Department of the Treasury pursuant to authority of the Code or any revenue law of the United States of America.

         "Trust" means the trust established by this Agreement.

         "Trust Certificate" means a certificate evidencing the interest of a Holder in the Trust, substantially in the form attached hereto as Exhibit A.

         "Trust Estate" means all right, title and interest of the Trust in and to the Initial Contribution assigned to the Trust pursuant to Section 2.6, the Trust Account Property and any and all other property of the Trust from time to time, including: (i) any rights of the Trustees and the Trust pursuant to any Contractual Obligation; and (ii) any Additional Contributions made to the Trust pursuant to Section 2.14.

         "Trustees" has the meaning set forth in the opening paragraph of this Agreement.

1.2. Construction. Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular and vice versa;
(ii) references to any Person include such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (iii) references to one gender include all genders; (iv) "including" is not limiting; (v) "or" has the inclusive meaning represented by the phrase "and/or"; (vi) the words "hereof", "herein", "hereby", "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (vii) section, clause and Exhibit references are to this Agreement unless otherwise specified; (viii) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and (ix) specific or general references to any Applicable Law means such Applicable Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

2.       Organization.

2.1. Formation and Situs of the Trust. Grantor and the Trustees hereby form the Trust as a statutory trust pursuant to the provisions of the Business Trust Statute and this Agreement, to be effective upon the filing of the Certificate of Trust as provided in the Business Trust Statute. The situs of the Trust is established in the State of Missouri by the domicile of the Trustees, with its address and principal place of business at First Bank, 11901 Olive Blvd., St. Louis, Missouri 63141, with all Trust assets being held by Trustees in accounts located in said state. This Declaration of Trust is to be governed by and construed and interpreted in accordance with the laws of the State of Connecticut subject to Section 11.9 herein.

2.2. Name. The name of the Trust is "Star Lane Holdings Trust Statutory Trust", in which name the Trustees will conduct the business of the Trust, make and execute Contractual Obligations and other instruments on behalf of the Trust and sue and be sued.

2.3. Office for Service of Process. The office of the Trust for purpose of service of process will be in care of the Trustees at the Corporate Trust Office or the Agent of Service at the Agent of Service Office or at such other address as the Trustees may designate by written notice to the Holders.

2.4.     Purposes  and Power.  The   purposes  of the Trust are,  and  the Trust
shall  have the power and  authority,  to engage in the following activities:

2.4.1.   to issue the Trust Certificates pursuant to this Agreement;

2.4.2. to pay the organizational, start-up and transactional expenses of the Trust;

2.4.3. to receive the Initial Contribution and any Additional Contributions from Grantor and to hold the Trust Estate pursuant to the terms hereof;

2.4.4.   to manage the Trust Estate pursuant to the terms hereof;

2.4.5. to vary the investments and assets of the Trust Estate and to take advantage of market variations so as to improve such investments and assets pursuant to the terms hereof;

2.4.6. to distribute the Trust Estate, or portions thereof, to the Holders pursuant to the terms hereof;

2.4.7. to enter into and perform the Trust's obligations under the Contractual Obligations to which the Trust is a party; and

2.4.8.   to engage  in those  activities,  including  entering  into Contractual
Obligations,  that are necessary,  suitable   or  convenient  to accomplish  the
foregoing or are incidental thereto or connected therewith.

The Trust is hereby authorized to engage in the foregoing activities. The Trust may not engage in any activity other than in connection with the foregoing or other than as required or authorized by the terms of this Agreement.

2.5.     Appointment of Trustees.  Grantor   hereby  appoints  the  Trustees  as
trustees of the Trust effective as of the date hereof, to have all the rights, powers and duties set forth herein.

2.6. Capital Contribution of the Initial Trust Estate. Grantor hereby sells, assigns, transfers, conveys and sets over to the Trust, as of the date hereof, the Initial Contribution. The Trustees hereby acknowledge receipt in trust from Grantor, as of the date hereof, of the foregoing contribution, which contribution constitutes the initial Trust Estate.

2.7. Declaration of Trust. The Trustees hereby declare that they will hold the Trust Estate in trust upon and subject to the conditions set forth herein for the use and benefit of the Holders. It is the intention of the parties hereto that the Trust constitute a statutory trust under the Business Trust Statute and that this Agreement constitute the governing instrument of such statutory trust. Effective as of the date hereof, the Trustees have all rights, powers and duties set forth herein and in the Business Trust Statute with respect to accomplishing the purposes of the Trust.

2.8. Filing of the Certificate of Trust. The Trustees are to file the Certificate of Trust in accordance with the Business Trust Statute with the Secretary of State's office promptly upon the execution of this Agreement by Grantor and the Trustees. The Trustees will thereafter file any necessary amendments to, or restatements of, the Certificate of Trust and other filings and will do all things requisite to the maintenance of the Trust as a statutory trust under the Business Trust Statute.

2.9. Nature of the Owners' and the Trustees' Liabilities. Neither any Holder nor any Trustee is liable, jointly or severally, for any Debts or obligations of the Trust, under a judgment, decree or order of a court, or in any other manner, solely by reason of being a Holder or a Trustee or both. In addition, the Holders are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Connecticut. Nothing in this Section affects a Trustee's accountability under Section 7.1. The Grantor will pay the organizational expenses of the Trust as they may arise or shall, upon the request of the Trustees, promptly reimburse the Trustee for any such expense paid by the Trustees.

2.10.    Duration of the Trust.  The duration of the Trust is perpetual.

2.11. Treatment as a Corporation for Federal Income Tax Purposes. Grantor and the Trustees intend that the Trust is, and will continue to be, an entity taxable as a corporation for federal income tax purposes. The Trustees will do all things requisite to the maintenance of the Trust as an entity taxable as a corporation for federal income tax purposes. Nothing contained in this Section affects, or is intended to affect, the status of the Trust as a statutory trust under the Business Trust Statute or any other Applicable Law. The parties agree that, unless otherwise required by appropriate tax authorities, the Trustees on behalf of the Trust will file or cause to be filed annual or other necessary income tax returns, reports and other forms consistent with the characterization of the Trust as a corporation for such federal income tax purposes.

2.12. Title to Trust Property. Legal title to all the Trust Estate will be vested at all times in the Trust as a separate legal entity except where Applicable Law in any jurisdiction requires title to any part of the Trust Estate to be vested in a trustee or trustees, in which case title will be deemed to be vested in the Trustees, or any one or more of them, a co-trustee or a separate trustee, as the case may be. The Trust will be deemed to hold beneficial ownership of any income earned on securities of the Trust issued by any business entities formed, organized or existing under the laws of any jurisdiction. No creditor of a Holder or an Owner has any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to the property of the Trust.

2.13. Representations and Warranties of Grantor. Grantor hereby represents and warrants to the Trustees as follows.

     2.13.1. Organization. Grantor is duly organized and validly existing as a Missouri state bank in good standing under the laws of the state of Missouri, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

     2.13.2. Power and Authority; Due Authorization. Grantor has the power and authority to execute and deliver this Agreement and to carry out its terms. Grantor has full power and authority to assign the Initial Contribution to the Trust and Grantor has duly authorized such assignment to the Trust by all necessary action. The execution, delivery and performance of this Agreement has been duly authorized by Grantor by all necessary action.

     2.13.3. No Conflict. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof: (i) do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the Articles of Association or bylaws of Grantor or any indenture or other Contractual Obligation or instrument to which Grantor is a party or by which it is bound;
(ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture or other Contractual Obligation or instrument; or (iii) violate any law or, to Grantor's knowledge, any order, rule or regulation applicable to Grantor of any court or of any other Governmental Authority having jurisdiction over Grantor or its properties.

     2.13.4. No Proceedings. To Grantor's knowledge, there are no proceedings or investigations pending or threatened before any court or other Governmental Authority having jurisdiction over Grantor or its properties: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (iii) seeking any determination or ruling that might materially and adversely affect the performance by Grantor of its obligations under, or the validity or enforceability of, this Agreement.

     2.13.5. Securities Laws. With respect to the issuance of Trust Certificates to Grantor pursuant to Section 3.2.3, Grantor, in its capacity as a Holder of such Trust Certificates, represents, warrants and acknowledges as follows:

     2.13.5.1. Grantor qualifies as an "accredited investor, " or is an entity all of the equit owners of which fall within the definition of "accredited investor," as defined in Regulation D of the SEC, promulgated under the Securities Act, appearing at 17 C.F.R.ss. 230.501(a).

     2.13.5.2. Grantor, or its equity owners, has had extensive experience in reviewing and assessing the merits and risks and other considerations relating to investments of this kind and has had access to, and has actually reviewed, all information which it deems appropriate in making an investment decision with respect to the Trust Certificates.

     2.13.5.3. Grantor understands and acknowledges that the Trust Certificates are not being offered or sold pursuant to a registration statement filed with and declared effective by the SEC under the Securities Act and are being sold in reliance upon an exemption therefrom. Grantor will not sell, assign, transfer or otherwise dispose of all or any part of the Trust Certificates or any interest therein, except in compliance with all applicable state and federal securities laws. The Trust Certificates are and will be subject to the following legend condition:

THIS TRUST CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THIS TRUST CERTIFICATE HAS BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD,
TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF: (1) AN EFFECTIVE REGISTRATION STATEMENT AS TO THE TRUST CERTIFICATES UNDER THE SECURITIES ACT;
(2) AN OPINION OF COUNSEL SATISFACTORY TO STAR LANE HOLDINGS TRUST STATUTORY TRUST THAT SUCH REGISTRATION IS NOT REQUIRED; OR (3) A "NO ACTION" LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") TO THE EFFECT THAT THE STAFF OF THE COMMISSION WILL NOT RECOMMEND THAT ANY ACTION BE TAKEN UNDER THE SECURITIES ACT AGAINST STAR LANE HOLDINGS TRUST STATUTORY TRUST IF SUCH PROPOSED SALE IS CONSUMMATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT.

     2.13.5.4. Grantor is acquiring the Trust Certificates for its own account and not with a view to, or for sale in connection with, any distribution thereof, and has no present intention of dividing its interest in the Trust Certificates with others, or of reselling or otherwise disposing of all or any portion of the Trust Certificates, either currently or after a fixed or determinable period of time, or upon the occurrence or non-occurrence of any predetermined event or circumstances.

     2.13.5.5. Grantor has not offered the Trust Certificates for sale and is not obligated to transfer the Trust Certificates to anyone else, nor does Grantor have any arrangements or understanding to do so.

     2.13.5.6. Grantor has no present or contemplated undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the Trust Certificates except for transactions not subject to the registration requirements of the Securities Act.

2.14. Additional Contributions to the Trust. Grantor reserves the right, from time to time and at an time, to make additional assignments, transfers and conveyances of property to the Trust in addition to the Initial Contribution ("Additional Contributions"). Any and all Additional Contributions, upon such assignment, transfer or conveyance, become part of the Trust Estate to be held, administered and distributed in accordance with the terms hereof. Any Additional Contribution may only be made to the Trust by Grantor effective as of the beginning of a calendar month.

3.       Trust Certificates and Transfer of Interests.

3.1. Initial Ownership. Upon the formation of the Trust by the contribution by Grantor of the Initial Contribution pursuant to Section 2.6 and until the issuance of the Trust Certificates to persons other than the Grantor, Grantor is the sole Owner of the Trust.

3.2.     The Trust Certificates.

3.2.1. Issuance of Trust Certificates. The Trust Certificates are to be issued in minimum denominations of $500 and in integral multiples of $500 in excess thereof; provided however that the Trust Certificates issued to Grantor pursuant to Section 3.2.3 may be issued in such denomination as to include any residual amount. The Trust Certificates are to be executed on behalf of the Trust by manual or facsimile signature of a Trustee. Trust Certificates bearing the manual or facsimile signatures of individuals who were, at the time when such signatures were affixed, authorized to sign on behalf of the Trust, are valid and binding obligations of the Trust notwithstanding that such individuals or any of them have ceased to be so authorized prior to the authentication and delivery of such Trust Certificates or did not hold such offices at the date of authentication and delivery of such Trust Certificates.

3.2.2. Transferees of Trust Certificates. A transferee of a Trust Certificate becomes a Certificateholder, and is entitled to the rights and subject to the obligations of a Holder hereunder, upon such transferee's acceptance of a Trust Certificate duly registered in such transferee's name pursuant to Section 3.5.

3.2.3. Issuance of Trust Certificates to Grantor. Concurrently with the assignment of the Initial Contribution to the Trust by Grantor pursuant to this Agreement (or as soon thereafter as is practicable), the Trustees will cause

Trust Certificates an aggregate principal amount equal to the Initial Certificate Balance to be executed on behalf of the Trust, authenticated and delivered to or upon the written order of Grantor (which written order is to be signed by Grantor's chairman of the board, its president or any vice president) without further action by Grantor, in authorized denominations. In the event Grantor makes an Additional Contribution to the Trust in accordance with Section 2.14, the Trustees are to cause the Trust Estate and the Additional Contribution to be valued at its net fair market value as of the calendar month end immediately preceding such Additional Contribution. Concurrently with the assignment of any Additional Contributions to the Trust by Grantor pursuant to this Agreement (or as soon thereafter as is practicable), the Trustees will cause Trust Certificates to be executed on behalf of the Trust, authenticated and delivered to or upon the written order of Grantor (which written order is to be signed by Grantor's chairman of the board, its president or any vice president) without further action by Grantor, in authorized denominations. Such new Trust Certificates are to be issued in an aggregate principal amount so that, immediately after the issuance of such new Trust Certificates, the fair market value of the old Trust Certificates held by Holders immediately prior to such Additional Contribution equals the fair market value of such old Trust Certificates immediately after such Additional Contribution.

3.3.     Trust Certificate Transfer Restrictions.

     3.3.1. Securities Act Restrictions. A Trust Certificate may not be pledged, hypothecated, sold, transferred or otherwise disposed of in the absence of: (i) an effective registration statement as to the Trust Certificates under the Securities Act; (ii) an opinion of counsel satisfactory to the Trustees that such registration is not required; or (iii) a "no action" letter from the SEC to the effect that the staff of the SEC will not recommend that any action be taken under the Securities Act against the Trust if such proposed sale is consummated without registration under the Securities Act.

     3.3.2. No Other Transfer Restrictions. Subject to Section 3.3.1, a Holder may, without the consent of any Trustee, Grantor or any other Holder, transfer his Trust Certificates to any Person. Upon registration of such transfer, the transferee has the rights and obligations set forth in Section 3.2.2.

3.4. Authentication of Trust Certificates. No Trust Certificate entitles its Holder to any benefit under this Agreement, or is valid for any purpose, unless there appears on such Trust Certificate a certificate of authentication substantially in the form set forth in Exhibit A, executed by a Trustee (or an authenticating agent on behalf of the Trustees). Such authentication constitutes conclusive evidence that such Trust Certificate has been duly authenticated and delivered hereunder. All Trust Certificates are to be dated the date of their authentication.

3.5.     Registration of Transfers and Exchanges of Trust Certificates.

     3.5.1. Certificate Registrar and Certificate Register. The Certificate Registrar will keep or cause to be kept, at the office or agency maintained pursuant to Section 3.9, a Certificate Register in which, subject to such
reasonable  regulations  as   the   Trustees  may   prescribe,  the  Certificate
Registrar will provide for the registration of Trust Certificates and of transfers and exchanges of Trust Certificates as herein provided. First Bank is the initial Certificate Registrar.

     3.5.2. New Trust Certificates. Upon surrender for registration of transfer of any Trust Certificate at the office or agency maintained pursuant to Section 3.9, the Trustees will execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Trust Certificates in authorized denominations of a like aggregate amount, dated the date of authentication by the Trustees or any authenticating agent. At the option of a Holder, Trust Certificates may be exchanged for other Trust Certificates of authorized denominations of a like aggregate amount upon surrender of the Trust Certificates to be exchanged at the office or agency maintained pursuant to
Section 3.9.

     3.5.3. Written Instruments of Transfer. Every Trust Certificate presented or surrendered for registration of transfer or exchange must be accompanied by a written instrument of transfer in form satisfactory to the Trustees and the Certificate Registrar duly executed by the Holder or his attorney duly authorized in writing. Each Trust Certificate surrendered for registration of transfer or exchange will be canceled and subsequently disposed of by the Trustees in accordance with their customary practice.

     3.5.4. Service Charges. No service charge will be made for any registration of transfer or exchange of Trust Certificates, but the Trustees or the Certificate Registrar may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Trust Certificates.

     3.5.5. No Transfers Within 15 Days Prior to a Distribution to Certificateholders. The preceding provisions of this Section notwithstanding, the Trustees will not make and the Certificate Registrar will not register transfers or exchanges of Trust Certificates for a period of 15 days preceding the date of any distribution with respect to the Trust Certificates.

3.6. Mutilated, Destroyed, Lost or Stolen Trust Certificates. If (i) any mutilated Trust Certificate is surrendered to the Certificate Registrar, or if the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Trust Certificate and, (i) there is delivered to the Certificate Registrar and the Trustees such security or indemnity as may be required by them to save each of them harmless, then in the absence of notice that such Trust Certificate has been acquired by a bona fide purchaser, the Trustees on behalf of the Trust will execute and the Trustees will authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Trust Certificate, a new Trust Certificate of like tenor and denomination. In connection with the issuance of any new Trust Certificate under this Section, the Trustees or the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. Any duplicate Trust Certificate issued pursuant to this Section constitutes conclusive evidence of ownership in the Trust as if originally issued, whether or not the lost, stolen or destroyed Trust Certificate is found at any time.

3.7. Persons Deemed Owners. Prior to due presentation of a Trust Certificate for registration of transfer, the Trustees or the Certificate Registrar may treat the Person in whose name any Trust Certificate is registered in the Certificate Register as the owner of such Trust Certificate for the purpose of receiving distributions pursuant to Section 5.1 and for all other purposes whatsoever, and neither the Trustees nor the Certificate Registrar will be bound by any notice to the contrary.

3.8. Access to List of Certificateholders' Names and Addresses. If ten or more Certificateholders or one or more Holders of Trust Certificates evidencing not less than 25% of the Certificate Balance apply in writing to the Trustees, and such application states that the applicants desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Trust Certificates and such application is accompanied by a copy of the communication that such applicants propose to transmit, then the Trustees will, within five Business Days after the receipt of such application, afford such applicants access during normal business hours to the current list of Certificateholders. Each Holder, by receiving and holding a Trust Certificate, is deemed to have agreed not to hold any of Grantor, the Certificate Registrar or any of the Trustees accountable by reason of the disclosure of its name and address, regardless of the source from which such information was derived.

3.9. Maintenance of Office or Agency. The Trustees will maintain in the County of St. Louis, Missouri an office or offices or agency or agencies where Trust Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Trustees in respect of the Trust Certificates and this Agreement may be served. The Trustees initially designate First Bank, 11901 Olive Blvd., St. Louis, Missouri 63141 as their office for such purposes. The Trustees will give prompt written notice to the Certificateholders of any change in the location of the Certificate Register or any such office or agency.

4.       Management of the Trust.

4.1. Management Vested in the Trustees. Subject to the other provisions hereof, the business and affairs of the Trust, and the disposition of the Trust Estate, are to be exclusively managed by and under the direction of the Trustees. Any action, or withholding of action, required hereunder of the Trustees, and the exercise of any right or power of the Trustees hereunder, requires the consent of a majority (per capita) of the Trustees.

4.2. Prior Notice to Holders with Respect to Certain Matters. With respect to the election by the Trust to file an amendment to the Certificate of Trust (unless such amendment is pursuant to Section 11.1.1 or is required to be filed under the Business Trust Statute), the Trustees may not take such action unless at least 30 days before the taking of such action, the Trustees have notified the Certificateholders in writing of the proposed action and the Certificateholders have not notified the Trustees in writing prior to the 30th day after such notice is given that such Certificateholders have withheld consent or provided alternative direction.

5.       Application of Trust Funds; Certain Duties.

5.1.     Application of Trust Funds.

     5.1.1. Distributions. The Trustees will make distributions of the Trust Estate, or any portions thereof, at such times and in such amounts as the Trustees determine in their discretion. In addition, the Trustees will make distributions of the entire Trust Estate upon the termination of the Trust as set forth in Section 9.1. Any distributions made by the Trust to a Certificateholder are to be pro rata in proportion of the principal amount of such Certificateholder's Trust Certificate to the Certificate Balance.

     5.1.2. Withholding Taxes. In the event that any withholding tax is imposed on the Trust's payment to a Holder, such tax reduces the amount otherwise distributable to the Holder in accordance with this Section 5.1. The Trustees are hereby authorized and directed to retain from amounts otherwise distributable to the Holders sufficient funds for the payment of any tax that is legally owed by the Trust (but such authorization does not prevent the Trustees from contesting any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by Applicable Law, pending the outcome of such proceedings). The amount of any withholding tax imposed with respect to a Holder will be treated as cash distributed to such Holder at the time it is withheld by the Trust and remitted to the appropriate taxing authority. If there is a possibility that withholding tax is payable with respect to a distribution (such as a distribution to a non-U.S. Holder), the Trustees may in their sole discretion withhold such amounts in accordance with this Section. In the event that a Holder wishes to apply for a refund of any such withholding tax, the Trustees will reasonably cooperate with such Holder in making such claim so long as such Holder agrees to reimburse the Trustees for any out-of-pocket expenses incurred.

5.2. Method of Distributions. Distributions required to be made to Certificateholders will be made to each Certificateholder of record on the preceding Record Date. In the case of cash distributions, such distributions will either be: (i) by wire transfer, in immediately available funds, to the account of such Holder at a bank or other entity having appropriate facilities therefor, if such Certificateholder has provided to the Certificate Registrar appropriate written instructions at least five Business Days prior to such distribution date and such Holder's Trust Certificates in the aggregate evidence a denomination of not less than $1,000,000; or (ii) if not, by check mailed to such Certificateholder at the address of such Holder appearing in the Certificate Register. Distributions of property other than cash will be made on the basis of the fair market value of such property and will be effected in such manner as the Trustees determine.

5.3. No Segregation of Moneys; No Interest. Moneys received by the Trustees hereunder need not be segregated in any manner except to the extent required by Applicable Law and may be deposited under such general conditions as may be prescribed by Applicable Law, and the Trustees will not be liable for any interest thereon.

5.4. Accounting and Reports to the Holder, the Internal Revenue Service and Others. The Trustees will: (i) maintain (or cause to be maintained) the books of the Trust on a calendar year basis on the accrual method of accounting; (ii) file or cause to be filed such tax returns relating to the Trust (including a corporate income tax return, IRS Form 1120), and make such elections or cause such elections to be made as may from time to time be required or appropriate under any applicable federal income tax statute or rule or regulation thereunder so as to maintain the Trust's characterization as a corporation for federal income tax purposes; (iii) cause such tax returns to be signed in the manner required by Applicable Law; and (iv) collect or cause to be collected any withholding tax as described in and in accordance with Section 5.1.2 with respect to distributions to Holders.

6.       Authority and Duties of Trustees.

6.1. General Duties. It is the duty of the Trustees to discharge (or cause to be discharged) all of their responsibilities pursuant to the terms of this Agreement and to administer the Trust in the interest of the Holders, subject to and in accordance with the provisions of this Agreement. No Trustee will be required to take any action hereunder if such Trustee has reasonably determined, or has been advised by counsel, that such action is likely to result in liability on the part of such Trustee or is contrary to the terms hereof or is otherwise contrary to Applicable Law.

6.2.     Action Upon Instruction.

         6.2.1. Right of Owners to Give Instructions. The Holders may not direct the Trustees in the management of the Trust, except as set forth in Section 6.2.2, or as otherwise set forth herein, but in those events, any direction from the Holders is subject to Section 4.1, or the other provisions set forth herein. Such direction pursuant to the preceding sentence may be exercised at any time by written instruction of the Holders as set forth in this Section 6.2. Such power of direction (or the exercise thereof) will not cause a Holder to be a trustee of the trust created hereby.

        6.2.2. Investments Which Are Not Eligible Investments.In the event the Trustees invest the Trust Estate, or any portion thereof, in an investment which is not an Eligible Investment, any Holder which is a Missouri state bank may direct the Trustees to terminate such investment, in which case the Trustees must terminate such investment.

         6.2.3. Restrictions on Owners' Power. The Holders may not direct a Trustee to take or refrain from taking any action if such action or inaction would be contrary to any obligation of the Trust or the Trustees under this Agreement or would be contrary to Section 2.4, nor will a Trustee be obligated to follow any such direction if given.

         6.2.4. Majority Control. Except as expressly provided herein, any action that may be taken by the Holders under this Agreement may be taken by the Holders of Trust Certificates evidencing not less than a Majority. Except as expressly provided herein, any written notice of the Holders delivered pursuant to this Agreement will be effective if signed by Holders of Trust Certificates evidencing not less than a Majority at the time of the delivery of such notice.

6.3. No Duties Except as Specified in this Agreement or in Instructions. The Trustees will not have any duty or obligation to manage, make any payment with respect to, register, record, sell, dispose of or otherwise deal with the Trust Estate, or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which any of the Trustees is a party, except as expressly provided by the terms of this Agreement or in any document or written instruction received by the Trustees pursuant to Section 6.2; and no implied duties or obligations will be read into this Agreement against the Trustees. The Trustees have no responsibility to prepare or file any SEC filing for the Trust or to record this Agreement. The Trustees nevertheless agree that they will, at their own cost and expense, promptly take all action as may be necessary to discharge any Liens on any part of the Trust Estate that result from actions by, or claims against, the Trustees (or any of them) that are not related to the ownership or the administration of the Trust Estate.

6.4. No Action Except Under Specified Documents or Instructions. The Trustees may not manage, control, use, sell, dispose of or otherwise deal with any part of the Trust Estate except in accordance with the powers granted to and the authority conferred upon the Trustees pursuant to this Agreement.

6.5. Restrictions. No Trustee may take any action: (i) that is inconsistent with the purposes of the Trust set forth in Section 2.4; or (ii) that, to the actual knowledge of such Trustee, would result in the Trust no longer being taxable as a corporation for federal income tax purposes. The Holders may not direct the Trustees or any one or more of them to take action that would violate the provisions of this Section.

7.       Concerning the Trustees.

7.1. Acceptance of Trusts and Duties. Each Trustee accepts the trusts hereby created and agrees to perform its duties hereunder with respect to such trusts but only upon the terms of this Agreement. Each Trustee also agrees to disburse all moneys actually received by it constituting part of the Trust Estate upon the terms of this Agreement. No Trustee will be answerable or accountable hereunder under any circumstances, except: (i) for its own willful misconduct or gross negligence; or (ii) in the case of the inaccuracy of any representation or warranty contained in Section 7.2 expressly made by the Trustee. In particular, but not by way of limitation (and subject to the exceptions set forth in the preceding sentence):

         7.1.1. a Trustee will not be liable for any error of judgment made by the Trustee (or a responsible officer of the Trustee) or by another Trustee (or a responsible officer of another Trustee);

         7.1.2. a Trustee will not be liable with respect to any action taken or omitted to be taken by it in accordance with the instructions of any Holder (provided that such Holder is permitted to give such instructions hereunder);

         7.1.3. no provision of this Agreement will require a Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder;

         7.1.4. a Trustee will not be responsible for or in respect of the validity or sufficiency of this Agreement or for the due execution hereof by Grantor or any other Trustee or for the form, character, genuineness, sufficiency, value or validity of any of the Trust Estate or for or in respect of the validity or sufficiency of any document, other than the certificate of authentication on the Trust Certificates, and a Trustee will in no event assume or incur any liability, duty or obligation to any Holder other than as expressly provided for herein; and

         7.1.5. a Trustee is under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any litigation under this Agreement or otherwise or in relation to this Agreement, at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses (including attorney's fees and expenses) and liabilities that may be incurred by the Trustee therein or thereby. The right of the Trustees to perform any discretionary act enumerated in this Agreement may not be construed as a duty, and a Trustee will not be answerable for other than its gross negligence or willful misconduct in the performance of any such act.

7.2. Representations and Warranties. Each Trustee hereby represents and warrants to Grantor, for the benefit of the Owners, as follows:

         7.2.1. Organization. If the Trustee is a corporation, it is a corporation duly organized and validly existing in good standing under the laws of the state of its incorporation, and it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

         7.2.2. Authorization. If the Trustee is a corporation, it has taken all corporate action necessary to authorize the execution and delivery by it of this Agreement, and this Agreement will be executed and delivered by one of its officers who is duly authorized to execute and deliver this Agreement on its behalf.

         7.2.3. No Conflict. Neither the execution nor the delivery by it of this Agreement, nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the terms or provisions hereof will contravene any federal or applicable state law, governmental rule or regulation governing the banking or trust powers of the Trustee or any judgment or order binding on it, or constitute any default under its charter documents or by-laws or any indenture, Contractual Obligation or other instrument to which it is a party or by which any of its properties may be bound.

7.3.     Reliance, Advice of Counsel.

         7.3.1. Reliance. A Trustee will incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties. A Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the method of the determination of which is not specifically prescribed herein, a Trustee may for all purposes hereof rely on a certificate, signed by the president or any vice president or by the treasurer or other authorized officers of the relevant party, as to such fact or matter and such certificate constitutes full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

         7.3.2. Counsel, Etc. In the exercise or administration of the trusts hereunder and in the performance of its duties and obligations under this Agreement, a Trustee: (i) may act directly or through its agents or attorneys at the expense of the Trust pursuant to agreements entered into with any of them and the Trustee will not be liable for the conduct or misconduct of such agents or attorneys if such agents or attorneys have been selected by the Trustee with reasonable care; and (ii) may at the expense of the Trust consult with counsel, accountants and other skilled persons to be selected with reasonable care and employed by it. A Trustee will not be liable for anything done, suffered or omitted in good faith by it in accordance with the written opinion or advice of any such counsel, accountants or other such Persons and not contrary to this Agreement.

7.4. Not Acting in Individual Capacity. Except as provided in this Section 7, in accepting the trusts hereby created, each Trustee acts solely as Trustee hereunder and not in its individual capacity and all Persons having any claim against the Trustees by reason of the transactions contemplated by this Agreement may look only to the Trust Estate for payment or satisfaction thereof.

7.5. Trustees Not Liable for this Agreement or Trust Certificates. The recitals contained herein and in the Trust Certificates (other than the signature and countersignature of the Trustees on the Trust Certificates) will be taken as the statements of Grantor, and the Trustees assume no responsibility for the correctness thereof. The Trustees make no representations as to the validity or sufficiency of this Agreement or of the Trust Certificates (other than the signature and countersignature of the Trustees on the Trust Certificates). The Trustees will at no time have any responsibility or liability for or with respect to sufficiency of the Trust Estate or its ability to generate the payments to be distributed to Certificateholders under this Agreement.

7.6. Trustees May Own Trust Certificates. A Trustee in its individual or any other capacity may become the owner or pledges of Trust Certificates.

8.       Compensation of Trustees.

8.1. Trustees' Fees and Expenses. The Trustees will receive from the Trust as compensation for their services hereunder such fees as have been separately agreed upon before the date hereof between Grantor and the Trustees. A successor Trustee will receive from the Trust as compensation for its services hereunder-such fees as are separately agreed upon between Grantor and the Trustee prior to such successor being appointed a Trustee hereunder. Each Trustee will be entitled to be reimbursed by the Trust for its other reasonable expenses hereunder, including the reasonable compensation, expenses and disbursements of such agents, representatives, experts and counsel as the Trustee may employ in connection with the exercise and performance of its rights and duties hereunder. To the extent such fees and expenses or a portion thereof are not promptly paid out of the Trust Estate, Grantor will pay such fees and expenses or the remainder thereof due to the Trustees.

8.2. Indemnification. Grantor will be liable as primary obligor for, and will indemnify each Trustee (in his or her individual and Trust capacities) and its successors, assigns, agents and servants (collectively the "Indemnified Parties") from and against any and all liabilities, obligations, losses, damages, taxes, claims, actions and suits, and any and all reasonable costs, expenses and disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever (collectively "Expenses") which may at any time be imposed on, incurred by or asserted against the Trustee or any Indemnified Party in any way relating to or arising out of thin Agreement, the Trust Estate, the administration of the Trust Estate or the action or inaction of the Trustees hereunder, except only that Grantor will not be liable for or required to indemnify an Indemnified Party from and against Expenses arising or resulting from any of the matters described in the third sentence of Section 7.1. The indemnities contained in this Section survive the resignation or termination of any Trustee or the termination of this Agreement. In the event of any claim, action or proceeding for which indemnity will be sought pursuant to this Section, a Trustee's choice of legal counsel will be subject to the approval of Grantor, which approval may not be unreasonably withheld or delayed, and in the event that such approval is not granted by Grantor within such reasonable period of time and no reason exists of which the Trustee is aware for the failure of Grantor to grant such approval, the Trustee's choice of legal counsel will be deemed to be approved by Grantor.

         (a) To the fullest extent permitted by law, Expenses to be incurred by an Indemnified Party shall, from time to time, be advanced by, or on behalf of, the Grantor or the Trust prior to the final disposition of any matter upon receipt by the Grantor or the Trust of an undertaking by, or on behalf of, such Indemnified Party to repay such amount if it shall be determined that the Indemnified Party is not entitled to be indemnified under this Agreement.

         (b) If the indemnification provided for herein is invalid or unenforceable in accordance with its terms, then Grantor shall contribute to the amount paid or payable by an Indemnified Party as a result of such liability in such proportion as is appropriate to reflect the relative benefits received by Grantor on one hand and the Indemnified Parties on the other from the transactions contemplated by this Agreement. For this purpose, the benefits received by the Grantor shall be the aggregate value of the Trust assets, and the benefits received by the Indemnified Parties shall be its fees as Trustee less costs and unreimbursed expenses incurred by it as Trustee in relation to the Trust. If, however, the allocation provided by the immediately preceding two sentences is not permitted by applicable law, then Grantor shall contribute to such amount paid or payable by an Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of Grantor on the one hand and the Indemnified Party on the other in connection with the actions or omissions which resulted in such liability, as well as any other relevant equitable considerations.

8.3. Payments to the Trustees. Any amounts paid to the Trustees and pursuant to this Section 8 will be deemed not to be a part of the Trust Estate immediately after such payment.

9.       Termination of Agreement.

9.1. Termination. This Agreement (other than Section 8) and the Trust will dissolve, wind up and terminate and be of no further force or effect in accordance with Section 34-517 of the Business Trust Statute: (i) upon the final distribution by the Trustees of all moneys or other property or proceeds of the Trust Estate in accordance with the terms of this Agreement; or (ii) as set forth in Section 9.2. The bankruptcy, liquidation, dissolution, death or incapacity of any Holder will not operate to terminate this Agreement or the Trust, nor entitle such Holder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of all or any part of the Trust or Trust Estate, nor otherwise affect the rights, obligations and liabilities of the parties hereto.

9.2. Election to Terminate. If it should be deemed advisable in the judgment of the Trustees that the Trust should be dissolved and terminated, the Trustees will cause notice to be mailed to each Certificateholder of such intent to dissolve, wind up and terminate the Trust. If a Majority approve the dissolution and termination, then the Trust will be dissolved, wound up and terminated and the Trust Estate distributed in accordance with Section 5. Dissolution and termination of the Trust may also be authorized without action of the Trustees if all of the Certificateholders consent in writing to such dissolution and termination.

9.3. No Right to Terminate. Except as set forth in Section 9.2, neither Grantor nor any Holder is entitled to revoke or terminate the Trust.

9.4. Notice of Termination. Notice of any termination of the Trust under Section 9.1, specifying the date upon which the Certificateholders must surrender their Trust Certificates to the Paying Agent for payment of the final distribution and cancellation, will be given by the Trustees by letter to Certificateholders stating: (i) the date upon or with respect to which final payment of the Trust Certificates will be made upon presentation and surrender of the Trust
Certificates at the office of the Paying Agent therein designated; (ii) the amount of any such final payment; and (iii) that the Record Date otherwise applicable to date is not applicable, payments being made only upon presentation and surrender of the Trust Certificates at the office of the Paying Agent therein specified. The Trustees must give such notice to the Certificate
Registrar and the Paying Agent at the time such notice is given to Certificateholders. Upon presentation and surrender of the Trust Certificates, the Paying Agent will cause to be distributed to Certificateholders amounts distributable on such date pursuant to Section 5.1.

9.5. Unclaimed Property. In the event that all of the Certificateholders have not surrendered their Trust Certificates for cancellation within six months after the date specified in the above mentioned written notice, the Trustees will give a second written notice to the remaining Certificateholders to surrender their Trust Certificates for cancellation and receive the final distribution with respect thereto. If within one year after the second notice all the Trust Certificates have not been surrendered for cancellation, the Trustees may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Trust Certificates, and the cost thereof will be paid out of the funds and other assets that remain subject to this Agreement. After the exhaustion of such remedies, any funds remaining in the Trust will be distributed by the Trustees to Grantor.

9.6. Cancellation of Certificate of Trust. Upon the winding up of the Trust and its termination, the Trustees will cause the Certificate of Trust to be canceled by filing a certificate of cancellation with the Secretary of State in accordance with the provisions of Section 34-503 of the Business Trust Statute.

10.      Successor Trustees and Additional Trustees.

10.1.    Resignation or Removal of Trustees.

         10.1.1. Resignation. Each Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the remaining Trustees. Upon receiving such notice of resignation, the remaining Trustees will promptly appoint a successor Trustee by written instrument, in duplicate, one copy of which instrument will be delivered to the resigning Trustee and one copy to the successor Trustee. If no successor Trustee has been so appointed and accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

         10.1.2. Ineligible Trustees. If at any time a Trustee is legally unable to act, or is adjudged bankrupt or insolvent, or a receiver of a Trustee or of its property is appointed, or any public officer takes charge or control of a Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the other Trustees may remove such Trustee. If the other Trustees remove a Trustee under the authority of the immediately preceding sentence, the other Trustees must promptly appoint a successor Trustee by written instrument, in duplicate, one copy of which instrument will be delivered to the outgoing Trustee so removed and one copy to the successor Trustee.

         10.1.3. Removal. The Holders may at any time remove a Trustee as a trustee hereunder by giving written notice thereof to the Trustees. Upon giving such notice, the Holders will promptly appoint a successor Trustee by notice to the Trustees (including the removed Trustee and the successor Trustee). If no successor Trustee has been so appointed and accepted appointment within 30 days after the giving of such notice of removal, the remaining Trustees may appoint a successor Trustee.

         10.1.4. Effectiveness. Any resignation or removal of a Trustee and appointment of a successor Trustee pursuant to any of the provisions of this Section will not become effective until acceptance of appointment by the successor Trustee pursuant to Section 10.2 and payment of all fees and expenses owed to the outgoing Trustee to which it is entitled.

10.2.    Successor Trustees.

         10.2.1. Execution of Acceptance. Any successor Trustee appointed pursuant to Section 10.1 must execute, acknowledge and deliver to the other Trustees and to its predecessor Trustee an instrument accepting such appointment under this Agreement, and thereupon the resignation or removal of the predecessor Trustee becomes effective and such successor Trustee, without any further act, deed or conveyance, becomes fully vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with like effect as if originally named as Trustee. The predecessor Trustee will upon payment of the fees and expenses to which it is entitled deliver to the successor Trustee all documents and statements and monies held by it under this Agreement; and the other Trustees and the predecessor Trustee will execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor Trustee all such rights, powers, duties and obligations.

         10.2.2. Notice of Successor Trustee. Upon acceptance of appointment by a successor Trustee pursuant to this Section, the Trustees will mail notice of the successor Trustee to all Certificateholders.

10.3.    Appointment of Co-Trustee or Separate Trustee.

         10.3.1. Appointment. Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Estate may at the time be located, the Trustees have the power and will execute and deliver all instruments to appoint one or more Persons approved by the Trustees to act as co-trustee, jointly with the Trustees, or separate trustee or separate trustees, of all or any part of the Trust Estate, and to vest in such Person, in such capacity, such title to the Trust, or any part thereof, and, subject to the other provisions of this Section, such powers, duties, obligations, rights and trusts as the Trustees may consider necessary or desirable. No notice of the appointment of any co-trustee or separate trustee is required pursuant to Section 10.2.2.

         10.3.2. Rights and Duties of Separate and Co-Trustees. Each separate trustee and co-trustee will, to the extent permitted by Applicable Law, be appointed and act subject to the following provisions and conditions: (i) all rights, powers, duties and obligations conferred or imposed upon the Trustees will be conferred upon and exercised or performed by the Trustees and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustees joining in such act), except to the extent that under any Applicable Law of any jurisdiction in which any particular act or acts are to be performed, the

Trustees are incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust or any portion thereof in any such jurisdiction) will be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustees; (ii) no trustee under this Agreement will be personally liable by reason of any act or omission of any other trustee under this Agreement; and (iii) the Trustees may at any time accept the resignation of or remove any separate trustee or co-trustee.

         10.3.3. Notices; Instruments of Appointment. Any notice, request or other writing given to the Trustees will be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee must refer to this Agreement and the conditions of this Section 10. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, will be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustees or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustees. Each such instrument must be filed with the Trustees.

         10.3.4. Agent. Any separate trustee or co-trustee may at any time appoint the Trustees or any one or more of them as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by Applicable Law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee dies, becomes incapable of acting, resigns or is removed, all of its estates, properties, rights, remedies and trusts vest in and may be exercised by the Trustees, to the extent permitted by Applicable Law, without the appointment of a new or successor trustee.

11.      Miscellaneous.

         11.1. Amendments and Supplements.

         11.1.1. Amendments Without Consent of Certificateholders. This Agreement may be amended by Grantor and any of the Trustees, without the consent of any of the Certificateholders, to cure any ambiguity, to correct or supplement any provisions in this Agreement or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in this Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that such action does not, as evidenced by an opinion of counsel, adversely affect in any material respect the interests of any Certificateholder.

         11.1.2. Amendments With Consent of Certificateholders. This Agreement may also be amended from time to time by Grantor and the Trustees, with the consent of the Holders of Certificates evidencing not less than a Majority, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may: (i) increase or reduce in any manner the amount of, or accelerate or delay the timing of, distributions that are required to be made for the benefit of the Certificateholders; or (ii) reduce the aforesaid percentage of the Certificate Balance required to consent to any such amendment, in each case without the consent of the Holders of all the outstanding Trust Certificates.

         11.1.3. Notice. Promptly after the execution of any such amendment or consent, the Trustees must furnish written notification of the substance of such amendment or consent to each Certificateholder.

         11.1.4. Form of Amendment. It is not necessary for the consent of Certificateholders pursuant to this Section to approve the particular form of any proposed amendment or consent, but it is sufficient if such consent approves the substance thereof. The manner of obtaining such consents (and any other consents of Certificateholders provided for this Agreement) and of evidencing the authorization of the execution thereof by Certificateholders is subject to such reasonable requirements as the Trustees may prescribe.

         11.1.5. Amendment to Certificate of Trust. Promptly after the execution of any amendment to the Certificate of Trust, the Trustees will cause the filing of such amendment with the Secretary of State.

         11.1.6. Opinions of Counsel. Prior to the execution of any amendment to this Agreement or the Certificate of Trust, the Trustees are entitled to receive and rely upon an opinion of counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Trustees may, but are not obligated to, enter into any such amendment which affects the Trustees' own rights, duties or immunities under this Agreement or otherwise.

11.2. Captions. Captions contained in this Agreement and in the table of contents have been inserted herein only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

11.3. Counterpart Facsimile Execution. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party hereto, any facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party hereto may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section.

11.4. Counterparts. This Agreement may be executed by the parties hereto on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on all the parties hereto notwithstanding that all the parties are not signatories to the same counterpart.

11.5. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, letters of intent, understandings, negotiations and discussions of the parties hereto, whether oral or written.

11.6. Exhibits. All of the Exhibits attached to this Agreement are deemed incorporated herein by reference.

11.7. Failure or Delay. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or privilege hereunder operates as a waiver thereof; nor does any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. No notice to or demand on any party in any case entitles such party to any other or further notice or demand in similar or other circumstances.

11.8. Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

11.9. Governing Law. This Agreement and the rights and obligations of the parties hereunder are to be governed by and construed and interpreted in accordance with the laws of the State of Connecticut applicable to contracts made and to be performed wholly within Connecticut, without regard to choice or conflict of laws rules.

11.10. No Legal Title to Trust Estate in Holders. The Holders do not have legal title to any part of the Trust Estate. The Holders are entitled to receive distributions with respect to their undivided ownership interest therein only in accordance with Section 5. No transfer, by operation of law or otherwise, of any right, title or interest of the Holders to and in their ownership interest in the Trust Estate operates to terminate this Agreement or the trusts hereunder or entitles any transferee to an accounting or to the transfer to it of legal title to any part of the Trust Estate.

11.11 No Petition. The Trustees (not in their individual capacity but solely as Trustees), by entering into this Agreement, and each Certificateholder, by accepting a Trust Certificate, hereby covenant and agree that they will not at any time institute against the Trust, or join in any institution against the Trust of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceeding under any United States of America federal or state bankruptcy or similar law in connection with any obligations relating to the Trust Certificates or this Agreement.

11.12 No Recourse. Each Certificateholder by accepting a Trust Certificate acknowledges that such Holder's Trust Certificates represent beneficial interests in the Trust only and do not represent interests in or obligations of Grantor, the Trustees or any Affiliate thereof and no recourse may be had against such parties or their assets, except as may be expressly set forth or contemplated in this Agreement or the Trust Certificates.

11.13 Notices. All notices, consents, requests, demands and other communications hereunder are to be in writing, and are deemed to have been duly given or made:
(i) when delivered in person; (ii) three days after deposited in the United States mail, first class postage prepaid; (iii) in the case of telegraph or overnight courier services, one Business Day after delivery to the telegraph company or overnight courier service with payment provided for; or (iv) in the case of telex or telecopy or fax, when sent, verification received, in each case addressed to the parties hereto as set forth beneath their signature below, or to such other address as any party may designate by notice to the other parties in accordance with the terms of this Section, and to the Certificateholders as set forth in the Certificate Register.

If to Grantor or Trustees:

                           First Bank
                           11901 Olive Blvd.
                           St. Louis, Missouri 63141
                           Attention: Lisa K. Vansickle
                           Telephone Number: (314) 995-8700
                           Telecopier Number: (314) 995-8769

If to Agent of Service:

                           CT Corporation System
                           One Commercial Plaza
                           Hartford, Connecticut 06103
                           Telephone Number: (860) 724-9044
                           Telecopier Number: (860) 724-2001

11.14 Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction is, as to such jurisdiction, ineffective to the extent of any such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof, or affecting the validity, enforceability or legality of such provision in any other jurisdiction, unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

11.15 Successors and Assigns. All provisions of this Agreement are binding upon, inure to the benefit of, and are enforceable by or against, the parties hereto and their respective heirs, executors, administrators or other legal representatives and permitted successors and assigns. Any request, notice, direction, consent, waiver or other instrument or action by a Holder binds the successors and assigns of such Holder.

11.16 Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto, the Certificateholders and their respective successors and permitted assigns, and no other Person has any right, benefit, priority or interest under, or because of the existence of, this Agreement except as specifically set forth herein.

                           [Signature page to follow.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

         FIRST BANK, not in its individual capacity but solely as Grantor

                                 By: /s/Lisa K. Vansickle
                                     --------------------
                                        Lisa K. Vansickle, Vice President

                                 Notice Address:
                                 11901 Olive Blvd.
                                 St. Louis, Missouri 63141

                                     /s/Annette R. Carson
                                     --------------------
                                        Annette R. Carson, Trustee

                                 Notice Address:

                                    c/o      First Bank
                                             11901 Olive Blvd.
                                             St. Louis, Missouri 63141



                                      /s/Lisa K. Vansickle
                                      --------------------
                                         Lisa K. Vansickle, Trustee

                                 Notice Address:

                                    c/o      First Bank
                                             11901 Olive Blvd.
                                             St. Louis, Missouri 63141


                                       /s/Frank H. Sanfilippo
                                       ----------------------
                                          Frank H. Sanfilippo, Trustee

                                 Notice Address:

                                     c/o     First Bank
                                             11901 Olive Blvd.
                                             St. Louis, Missouri 63141

                                                                    EXHIBIT A(9)
                                    AGREEMENT

         This AGREEMENT dated January 21, 2000 (the "Agreement"), is by and between STAR LANE HOLDINGS TRUST STATUTORY TRUST, a Connecticut statutory trust ("Star Lane Holdings"), and STAR LANE TRUST, a New York trust (the "Trust").

RECITALS

         WHEREAS, Star Lane Holdings is the owner of such of the loans, participations, municipal securities and other securities, cash and cash equivalents (the "Securities") listed in Exhibit A attached hereto and incorporated herein by reference.

         WHEREAS, Star Lane Holdings desires to contribute the Securities to the Trust in exchange for units of the Trust representing 100% of the undivided fractional interests in the Trust (the "Units");

         NOW, THEREFORE, in consideration of the premises herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    AGREEMENT

         Section 1. Capitalized terms used in this Agreement and not otherwise defined have the same meanings assigned to such terms in the Trust Indenture and Agreement, dated January 21, 2000, by and among Star Lane Holdings, as Depositor, First Bank, a Missouri state bank, as Trustee, and First Bank, in its individual capacity.

         Section 2. Star Lane Holdings hereby conveys to the Trust fee title to the Securities, free and clear of all liens, encumbrances and any other interests.

         Section 3. The Trust hereby conveys to Star Lane Holdings fee title to the Units, free and clear of all liens, encumbrances and any other interests.

         Section 4. Star Lane Holdings represents that it is acquiring the Units for investment purposes.

         Section 5. This agreement shall be governed by, and be construed and interpreted in accordance with, the laws of the state of New York.

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.


STAR LANE HOLDINGS TRUST                      STAR LANE TRUST
STATUTORY TRUST                                By: FIRST BANK, as Trustee


By:/s/Annette R. Carson                 By /s/ Lisa K. Vansickle
   -----------------------------          -----------------------
      Annette R. Carson, Trustee               Lisa K. Vansickle, Vice President

                                    Exhibit A

                               List of Securities
                               ------------------